                                             File Pursuant to 424B3
                                             Registration No. 333-43125
                                      LOGO

                                                    December 29, 1997

          Dear Holder of Advantage Bancorp, Inc. Common Stock:

            You are cordially invited to attend a special meeting of the shareholders of Advantage Bancorp, Inc. to be held at the Gateway Technical College Conference Center, located at 3250 30th Avenue, Kenosha, Wisconsin, at 10:30 A.M., Central time, on Thursday, February 5, 1998.

            The purpose of the meeting is to vote on a proposal to approve the Agreement and Plan of Merger, dated as of November 3, 1997, by and between Advantage Bancorp, Inc. and Marshall & Ilsley Corporation, pursuant to which Advantage Bancorp, Inc. would be merged with and into Marshall & Ilsley Corporation. The Agreement and Plan of Merger provides generally for the conversion of each outstanding share of Advantage Bancorp, Inc. common stock into 1.2 shares of Marshall & Ilsley Corporation common stock, subject to adjustment in the event that the average closing price per share of common stock of Marshall & Ilsley Corporation (as determined pursuant to the Agreement and Plan of Merger) is below $46.67 or above $61.67 for a specified period prior to the effective time of the merger. The proposed merger requires regulatory approval and the approval of the Agreement and Plan of Merger by the holders of a majority of the outstanding shares of common stock of Advantage Bancorp, Inc.

            In reviewing the proposed merger, your Board of Directors considered current and future trends in the financial services industry, including the continuing consolidation trend. The Board of Directors believes that the merger will best position the combined company to compete effectively in the future and that it is in the best interests of Advantage Bancorp, Inc. and its shareholders. The Board of Directors has received an opinion from its financial advisor that the consideration to be received in the merger is fair, from a financial point of view, to Advantage Bancorp, Inc. shareholders. The enclosed Proxy Statement-Prospectus explains in detail the proposed merger. Please carefully review and consider all of this information.

            THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AGREEMENT AND PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY.

            It is especially important that your shares be represented and voted at the meeting. Although you may currently plan to attend the meeting, please complete, sign, date and promptly return the enclosed proxy card. If you attend the meeting, you may still vote in person even if you previously returned your proxy card.

                                         Sincerely yours,

                                         /s/ Paul P. Gergen
                                         Paul P. Gergen
                                         President and Chief Executive Officer

                            ADVANTAGE BANCORP, INC.
                              5395 SEVENTH AVENUE
                           KENOSHA, WISCONSIN 53140

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON FEBRUARY 5, 1998

                               ----------------

  NOTICE IS HEREBY GIVEN, that a Special Meeting of the Shareholders (the "Special Meeting") of Advantage Bancorp, Inc. ("Advantage") will be held on Thursday, February 5, 1998, at 10:30 A.M., Central time, at the Gateway Technical College Conference Center, located at 3250 30th Avenue, Kenosha, Wisconsin.

  The Special Meeting is being held for the purpose of considering and voting upon the following matters:

    1. A proposal to approve the Agreement and Plan of Merger, dated as of November 3, 1997, between Advantage and Marshall & Ilsley Corporation ("M&I"), a copy of which is attached as Appendix A to the accompanying Proxy Statement-Prospectus, providing for the merger of Advantage with and into M&I pursuant to which each outstanding share of common stock, par value $.01, of Advantage (other than as provided in the Merger Agreement) will be converted into 1.2 shares of common stock, par value $1.00, of M&I, subject to adjustment as provided in the Merger Agreement; and

    2. Such other matters as may properly come before the Special Meeting or any adjournment or postponement thereof.

  The Board of Directors has fixed December 23, 1997, as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement thereof. Only record holders of Advantage's common stock as of the close of business on that date will be entitled to vote at the Special Meeting or any adjournment or postponement thereof. In the event that at the time of the Special Meeting there are not sufficient votes to establish a quorum or to approve the Merger Agreement, the Special Meeting may be adjourned or postponed in order to permit further solicitation of proxies by Advantage.

  The Board of Directors of Advantage believes the proposed merger is in the best interests of Advantage and its shareholders and unanimously recommends that the shareholders vote FOR approval of the Merger Agreement.

                                          By Order of the Board of Directors,

                                          /s/ John Stampfl
                                          John Stampfl
                                          Secretary

  YOUR VOTE IS IMPORTANT NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE. TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, SIGN EXACTLY AS YOUR NAME APPEARS THEREON AND RETURN IT IMMEDIATELY IN THE SELF-ADDRESSED ENVELOPE ENCLOSED.

Kenosha, Wisconsin
December 29, 1997

                            ADVANTAGE BANCORP, INC.

                                PROXY STATEMENT

      FOR SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON FEBRUARY 5, 1998

                         MARSHALL & ILSLEY CORPORATION

                                  PROSPECTUS

  This Proxy Statement-Prospectus is being furnished to the shareholders of Advantage Bancorp, Inc. ("Advantage"), a Wisconsin corporation, in connection with the solicitation of proxies by the Board of Directors of Advantage (the "Advantage Board") for use at the Special Meeting of Shareholders (the "Special Meeting") of Advantage to be held on February 5, 1998, including any adjournment or postponement of such Special Meeting.

  At the Special Meeting, shareholders of Advantage will vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 3, 1997, by and between Marshall & Ilsley Corporation ("M&I") and Advantage (the "Merger Agreement"), which provides for the merger of Advantage with and into M&I (the "Merger").

  This Proxy Statement-Prospectus also constitutes the Prospectus of M&I with respect to up to 4,235,055 shares of M&I common stock, $1.00 per share par value (the "M&I Common Stock"), to be issued in connection with the Merger, subject to adjustment as set forth in the Merger Agreement. Upon consummation of the Merger and subject to the adjustment procedures provided for in the Merger Agreement, each then outstanding share of Advantage common stock, $.01 per share par value (the "Advantage Common Stock"), except for shares held by M&I or a subsidiary of M&I for its own account and shares held by certain trusts and unallocated to participants thereunder, will be converted into 1.2 shares of M&I Common Stock.

  This Proxy Statement-Prospectus is first being mailed to Advantage shareholders on or about December 29, 1997.

  M&I COMMON STOCK IS QUOTED UNDER THE SYMBOL "MRIS" ON THE NASDAQ NATIONAL MARKET.

                               ----------------

 THE  ABOVE  MATTERS  ARE  DISCUSSED  IN  DETAIL  IN  THIS  PROXY  STATEMENT-
  PROSPECTUS.  THE PROPOSED  MERGER IS  A COMPLEX TRANSACTION.  SHAREHOLDERS
   ARE STRONGLY URGED TO READ  AND CONSIDER CAREFULLY THIS PROXY STATEMENT-
     PROSPECTUS IN ITS ENTIRETY.

                               ----------------

SHARES  OF  M&I  COMMON  STOCK  OFFERED  HEREBY  HAVE  NOT  BEEN  APPROVED  OR
 DISAPPROVED  BY THE  SECURITIES  AND  EXCHANGE COMMISSION  OR  BY ANY  STATE
  SECURITIES COMMISSION  NOR HAS THE  SECURITIES AND EXCHANGE  COMMISSION OR
   ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
    A CRIMINAL OFFENSE.

                               ----------------

 THE SHARES  OF M&I  COMMON STOCK  OFFERED HEREBY  ARE NOT  DEPOSITS, SAVINGS
  ACCOUNTS OR  OTHER OBLIGATIONS OF  A BANK  OR SAVINGS ASSOCIATION  AND ARE
   NOT  INSURED BY THE FEDERAL  DEPOSIT INSURANCE CORPORATION OR ANY  OTHER
     GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                               ----------------

       The date of this Proxy Statement-Prospectus is December 29, 1997.

  NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY M&I OR ADVANTAGE. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF M&I OR ADVANTAGE SINCE THE DATE OF THIS PROXY STATEMENT-PROSPECTUS OR THAT THE INFORMATION HEREIN OR THE DOCUMENTS OR REPORTS INCORPORATED BY REFERENCE HEREIN ARE CORRECT AS OF ANY TIME SUBSEQUENT TO SUCH DATE. ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS RELATING TO M&I AND ITS SUBSIDIARIES HAS BEEN SUPPLIED BY M&I, AND ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS RELATING TO ADVANTAGE AND ITS SUBSIDIARIES HAS BEEN SUPPLIED BY ADVANTAGE.

                             AVAILABLE INFORMATION

  Both M&I and Advantage are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance with the Exchange Act, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices in New York, Seven World Trade Center, 13th Floor, New York, New York 10048, and in Chicago, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such information may also be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov).

  M&I has filed a Registration Statement with the Commission on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of M&I Common Stock to be issued in connection with the Merger. As permitted by the rules and regulations of the Commission, this Proxy Statement-Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information pertaining to the securities offered by this Proxy Statement-Prospectus, reference is made to the Registration Statement, including the exhibits filed as a part of it. Statements contained in this Proxy Statement-Prospectus or in any document incorporated by reference herein as to the contents of any contract or other document are not necessarily complete and, in each instance where such contract or document is an exhibit to the Registration Statement or an incorporated document, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement or such incorporated document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by M&I (File No. 0-1220) with the Commission pursuant to the Exchange Act are hereby incorporated by reference into this Proxy Statement-Prospectus:

    (1) M&I's Annual Report on Form 10-K for the year ended December 31,
  1996.

    (2) M&I's Amendment No. 1 to Annual Report on Form 10-K/A dated June 3, 1997, for the year ended December 31, 1996.

    (3) M&I's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1997.

    (4) M&I's Current Reports on Form 8-K dated March 14, March 17, April 13, October 1, and November 3, 1997.

    (5) The description of the M&I Common Stock contained in M&I's Registration Statement filed pursuant to Section 12(g) of the Exchange Act, any amendment or report filed for the purpose of updating such description, and as amended by the description of the M&I Common Stock contained herein. See "DESCRIPTION OF M&I CAPITAL STOCK."

  The following documents filed by Advantage (File No. 0-19794) with the Commission pursuant to the Exchange Act are hereby incorporated by reference into this Proxy Statement-Prospectus:

    (1) Advantage's Annual Report on Form 10-K for the year ended September 30, 1997.

    (2) Advantage's Current Report on Form 8-K dated November 3, 1997.

  All documents filed by M&I and Advantage pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Proxy Statement-Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement-Prospectus and to be a part hereof from the dates of filing of such documents. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference into this Proxy Statement-Prospectus, shall be deemed to be modified or superseded for purposes of this Proxy Statement-Prospectus to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference therein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus.

  THIS PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN THIS PROXY STATEMENT-PROSPECTUS OR DELIVERED WITH IT. THESE DOCUMENTS (EXCLUDING EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION INCORPORATED IN THIS PROXY STATEMENT-PROSPECTUS) ARE AVAILABLE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A PROXY STATEMENT-PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST FROM ANY SUCH PERSON. WITH RESPECT TO M&I'S DOCUMENTS, REQUESTS SHOULD BE DIRECTED TO SECRETARY, MARSHALL & ILSLEY CORPORATION, 770 NORTH WATER STREET, MILWAUKEE, WISCONSIN 53202 (TELEPHONE: (414) 765-7801). WITH RESPECT TO ADVANTAGE'S DOCUMENTS, REQUESTS SHOULD BE DIRECTED TO DORENE SANTARELLI, INVESTOR RELATIONS, ADVANTAGE BANCORP, INC., 5935 SEVENTH AVENUE, KENOSHA, WISCONSIN 53140 (TELEPHONE: (414) 658-5447). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE SPECIAL MEETING, ANY SUCH REQUEST SHOULD BE MADE BY JANUARY 22, 1998.

  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT-PROSPECTUS TO VOTE ON THE MERGER. NEITHER M&I NOR ADVANTAGE HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS. THIS PROXY STATEMENT-PROSPECTUS IS DATED DECEMBER 29, 1997. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT-PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF THE M&I COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

  ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS RELATING TO M&I HAS BEEN SUPPLIED BY M&I, AND ALL INFORMATION RELATING TO ADVANTAGE HAS BEEN SUPPLIED BY ADVANTAGE.

                          FORWARD-LOOKING STATEMENTS

  Cautionary Statement for Purposes of the Private Securities Litigation Reform Act of 1995.

  This Proxy Statement-Prospectus (including information incorporated by reference herein), information included in, or incorporated by reference from, future filings by M&I or Advantage with the Commission, and information contained in written material, press releases and oral statements issued or made by or on behalf of M&I or Advantage contain, or may contain, certain "forward-looking statements" including statements concerning plans, objectives and future events or performance, and other statements which are other than statements of historical fact. Forward-looking statements also include information concerning possible or assumed future results of operations of M&I and Advantage set forth under "THE MERGER--Reasons for the Merger; Advantage Board Recommendation" and "SUMMARY--Opinion of Financial Advisor to Advantage" and those preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. For those statements, M&I and Advantage claim the protection of the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. It should be understood that the following important factors, in addition to those discussed elsewhere in this document and in the documents incorporated by reference, could affect the future results of M&I and Advantage, and could cause those results to differ materially from those expressed in such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following: (i) failure to fully realize or to realize within the expected time frame expected cost savings from the Merger; (ii) lower than expected income or revenues following the Merger, or higher than expected operating costs; (iii) a significant increase in competitive pressure in the banking and financial services industry; (iv) business disruption related to the Merger (both before and after completion); (v) greater than expected costs or difficulties related to the integration of the management of M&I and Advantage; (vi) litigation costs and delays caused by litigation; (vii) higher than anticipated costs in completing the Merger; (viii) unanticipated regulatory delays or constraints or changes in the proposed transaction required by regulatory authorities;
(ix) reduction in interest margins due to changes in the interest rate environment; (x) poorer than expected general economic conditions, including acquisition and growth opportunities, either nationally or in the states in which the combined company will be doing business; (xi) legislation or regulatory changes which adversely affect the businesses in which the combined company would be engaged; and (xii) other unanticipated occurrences which may delay the consummation of the Merger, increase the costs related to the Merger or decrease the expected financial benefits of the Merger.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................  ii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................  ii
FORWARD-LOOKING STATEMENTS................................................  iv
SUMMARY...................................................................   1
  The Companies...........................................................   1
  The Special Meeting.....................................................   1
  The Merger..............................................................   2
  Reasons for the Merger; Advantage Board Recommendation..................   2
  Opinion of Financial Advisor to Advantage...............................   3
  Conditions; Termination; Amendment......................................   3
  Regulatory Approval.....................................................   4
  Accounting Treatment....................................................   4
  Certain Federal Income Tax Consequences of the Merger...................   4
  Interests of Certain Persons in the Merger..............................   4
  Stock Option Agreement..................................................   5
  No Appraisal or Dissenters' Rights......................................   5
  Recent Developments Concerning M&I......................................   5
  Comparative Stock Prices................................................   5
  Comparative Unaudited Per Share Data....................................   6
  Selected Historical and Pro Forma Financial Data........................   7
THE SPECIAL MEETING.......................................................  11
  General.................................................................  11
  Proposals to be Considered..............................................  11
  Record Date and Voting Rights...........................................  11
  Voting; Revocation of Proxies...........................................  11
  Solicitation of Proxies.................................................  12
THE MERGER................................................................  13
  General.................................................................  13
  Background of the Merger................................................  13
  Reasons for the Merger; Advantage Board Recommendation..................  15
  Opinion of Financial Advisor to Advantage...............................  17
  Merger Consideration....................................................  22
  Effective Time..........................................................  23
  Conversion of Shares; Procedures for Exchange of Certificates;
   Fractional Shares; Dividends...........................................  23
  Representations and Warranties..........................................  25
  Conditions to the Merger................................................  26
  Termination; Amendment and Waiver.......................................  27
  Conduct of Business Pending Merger......................................  28
  No Solicitation of Transactions.........................................  29
  Stock Option Agreement..................................................  29
  Dividend Policy after the Merger........................................  32
  Interests of Certain Persons in the Merger..............................  32
  Effect on Employee Benefits and Stock Options...........................  32
  Accounting Treatment....................................................  34

                          TABLE OF CONTENTS CONTINUED

                                                                            PAGE
                                                                            ----
  Certain Federal Income Tax Consequences of the Merger....................  34
  Resale of M&I Common Stock by Affiliates.................................  35
  No Appraisal or Dissenters' Rights.......................................  35
CERTAIN REGULATORY CONSIDERATIONS..........................................  35
DESCRIPTION OF M&I CAPITAL STOCK...........................................  36
  In General...............................................................  36
  M&I Common Stock.........................................................  36
  M&I Preferred Stock......................................................  36
  M&I Series A Preferred Stock.............................................  37
  Certain Provisions of the Wisconsin Business Corporation Law.............  37
COMPARISON OF SHAREHOLDER RIGHTS...........................................  38
  Authorized Capital Stock.................................................  38
  Required Vote............................................................  39
  Size of Board of Directors...............................................  39
  Removal of Directors for "Cause".........................................  39
  Advance Notice of Proposals to be Brought at the Annual Meeting..........  40
  Advance Notice of Nominations of Directors...............................  40
  Certain Business Combinations............................................  40
CERTAIN INFORMATION CONCERNING M&I AND ADVANTAGE...........................  41
EXPERTS....................................................................  41
LEGAL MATTERS..............................................................  42
SHAREHOLDER PROPOSALS......................................................  42
APPENDIX A  Agreement and Plan of Merger................................... A-1
APPENDIX B  Stock Option Agreement......................................... B-1
APPENDIX C  Fairness Opinion of Hovde Financial, Inc....................... C-1

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in the Proxy Statement-Prospectus. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement-Prospectus, the attached appendices and the documents incorporated by reference herein. Shareholders are urged to read carefully this Proxy Statement-Prospectus and the attached appendices in their entirety.

THE COMPANIES

  M&I. Marshall & Ilsley Corporation ("M&I"), is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"), headquartered in Milwaukee, Wisconsin. M&I's principal assets are the stock of its bank and nonbank subsidiaries and the assets of its Data Services Division ("M&I Data Services"). M&I's bank and savings association subsidiaries provide a full range of banking services to individuals, businesses and governments throughout Wisconsin and the Phoenix, Arizona metropolitan area. M&I's nonbank subsidiaries operate a variety of bank-related businesses, including investment management services, insurance services, trust services, equipment lease financing, commercial and residential mortgage banking, venture capital, brokerage services and financial advisory services. M&I Data Services is a major supplier of financial and data processing services and software to banking, financial and related organizations. As of October 31, 1997, M&I had consolidated total assets of approximately $19.1 billion, consolidated total deposits of approximately $13.7 billion and consolidated shareholders' equity of approximately $1.9 billion. M&I's principal executive offices are located at 770 North Water Street, Milwaukee, Wisconsin 53202, and its telephone number is
(414) 765-7801.

  Advantage. Advantage is a registered savings and loan holding company incorporated under the laws of the State of Wisconsin and is engaged in the savings and loan business through its wholly-owned subsidiary Advantage Bank, FSB (the "Bank"), a federally chartered stock savings institution. The Bank was founded in 1902 in Kenosha, Wisconsin. Advantage is the largest financial institution based in Kenosha County. Advantage operates seven full-service offices in Kenosha and one full-service office in each of the following communities: Paddock Lake, Lake Geneva and Racine, Wisconsin; and Gurnee, North Chicago, Zion, Tinley Park and Burbank, Illinois. Advantage also operates mortgage loan origination offices in Kenosha, Milwaukee and Racine, Wisconsin and Grayslake and Naperville, Illinois. The Bank provides retail banking services to approximately 36,000 households in southeastern Wisconsin and northeastern Illinois market areas with products including insured savings, checking and money market accounts, and mortgage, home equity and other consumer loans. Advantage also provides banking services to over 3,000 businesses including secured and unsecured commercial loans, checking accounts and other business banking services. As of September 30, 1997, Advantage had total assets of approximately $1.0 billion. The principal executive office of Advantage is located at 5935 Seventh Avenue, Kenosha, Wisconsin 53140, and its telephone number is (414) 658-4861.

THE SPECIAL MEETING

  The Special Meeting of the shareholders (the "Special Meeting") of Advantage will be held on Thursday, February 5, 1998, at 10:30 A.M., Central time, at the Gateway Technical College Conference Center, 3250 30th Avenue, Kenosha, Wisconsin. At the Special Meeting, holders of the common stock, $.01 per share par value, of Advantage ("Advantage Common Stock") will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of November 3, 1997, by and between Advantage Bancorp, Inc. and Marshall & Ilsley Corporation (the "Merger Agreement"), which provides for the merger of Advantage with and into M&I, with M&I being the surviving corporation (the "Merger"). Holders of Advantage Common Stock at the close of business on December 23, 1997 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting. Each share of Advantage Common Stock is entitled to one vote. As of the Record Date, there were 3,235,653 outstanding shares of Advantage Common Stock entitled to vote at the Special Meeting, of which 504,351 shares or approximately 15.59% were beneficially owned by Advantage directors, executive officers and their affiliates. The affirmative vote of the holders of a majority of outstanding shares of Advantage Common Stock as of the Record Date is required to approve the Merger Agreement. See "THE SPECIAL MEETING."

  An abstention with respect to the proposal to approve the Merger Agreement will have the effect of a vote cast against the proposal. Brokers who hold shares of Advantage Common Stock as nominees will not have discretionary authority to vote such shares on the proposal in the absence of instructions from the beneficial owners thereof. Any votes which are not cast by the nominee-broker will have the effect of votes cast against such proposal.

  A holder of Advantage Common Stock may revoke a proxy at any time before it is voted by the filing of an instrument revoking the proxy with, or by the delivery of a duly executed proxy bearing a later date to, the Secretary of Advantage prior to or at the Special Meeting, or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not by itself constitute revocation of a proxy.

  ADVANTAGE'S BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE IN THE BEST INTERESTS OF ADVANTAGE AND THE HOLDERS OF ADVANTAGE COMMON STOCK. ACCORDINGLY, ADVANTAGE'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF ADVANTAGE COMMON STOCK VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

THE MERGER

  General. M&I and Advantage have entered into the Merger Agreement which provides, after satisfaction or waiver of all conditions described therein, for the Merger. The Merger will become effective (the "Effective Time") upon the filing of Articles of Merger with the Wisconsin Department of Financial Institutions ("DFI"), which is expected to occur as promptly as practicable following shareholder and regulatory approvals and the satisfaction or waiver of other conditions contained in the Merger Agreement. The Merger Agreement is included as Appendix A to this Proxy Statement-Prospectus.

  Merger Consideration. The Merger Agreement provides that, at the Effective Time and subject to the adjustment procedures described below, each share of Advantage Common Stock issued and outstanding at the Effective Time (except for shares held by M&I or a subsidiary of M&I for its own account and shares held by the Advantage Bank, F.S.B. Bank Incentive Plan and Trust I and the Advantage Bank, F.S.B. Bank Incentive Plan and Trust II (collectively, the "Trusts") and unallocated to participants thereunder, all of which will automatically be canceled and retired and will cease to exist) will be converted into 1.2 (the "Exchange Ratio") shares of the common stock, $1.00 per share par value, of M&I ("M&I Common Stock"). If the average closing sale price of M&I Common Stock as reported on the Nasdaq National Market for the ten consecutive trading days immediately preceding the fifth business day prior to the Effective Time (the "Average Price") is below $46.67 per share, the Exchange Ratio will be adjusted to a number so that the product of the adjusted Exchange Ratio (taken to four decimal places) and the Average Price equals $56.00 (rounded to the nearest whole cent), unless M&I exercises its right under the Merger Agreement to inform Advantage prior to the Effective Time that such adjustment shall not occur, in which case such adjustment will not occur and Advantage will have the right to terminate the Merger Agreement (see "THE MERGER--Termination; Amendment and Waiver"). If the Average Price is above $61.67 per share, then M&I will have the option, but not the obligation, to adjust the Exchange Ratio to a number so that the product of the adjusted Exchange Ratio (taken to four decimal places) and the Average Price equals $74.00 (rounded to the nearest whole cent), subject to the right of Advantage under the Merger Agreement to terminate the Merger Agreement in the event of such an adjustment (see "THE MERGER--Termination; Amendment and Waiver"). See "THE MERGER--Merger Consideration."

  No fractional shares of M&I Common Stock will be issued to any holder of Advantage Common Stock upon surrender of certificates representing Advantage Common Stock in connection with the Merger. In lieu thereof, holders of Advantage Common Stock will be entitled to a cash payment for fractional shares.

REASONS FOR THE MERGER; ADVANTAGE BOARD RECOMMENDATION

  Advantage. THE BOARD OF DIRECTORS OF ADVANTAGE (THE "ADVANTAGE BOARD") UNANIMOUSLY RECOMMENDS THAT HOLDERS OF ADVANTAGE COMMON STOCK VOTE FOR APPROVAL OF THE MERGER AGREEMENT. The Advantage

Board, after consideration of the terms and conditions of the Merger Agreement and other factors deemed relevant by the Advantage Board, believes that the terms of the Merger Agreement are fair and that the Merger is in the best interests of Advantage and the holders of Advantage Common Stock. See "THE MERGER--Reasons for the Merger; Advantage Board Recommendation"; and "-- Background of the Merger."

  M&I. The Board of Directors of M&I (the "M&I Board") has determined that the terms of the Merger are fair to, and in the best interests of, M&I, its shareholders and other constituencies. See "THE MERGER--Reasons for the Merger; Advantage Board Recommendation."

  See "THE MERGER--Interests of Certain Persons in the Merger" for information regarding interests of certain officers and directors of Advantage in the Merger.

OPINION OF FINANCIAL ADVISOR TO ADVANTAGE


  Hovde Financial, Inc. ("Hovde") has delivered to the Advantage Board its written opinion, dated the date of this Proxy Statement-Prospectus, that, as of such date, and based upon the matters set forth in such opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of Advantage Common Stock. HOLDERS OF ADVANTAGE COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. For a description of the assumptions made and matters considered by Hovde, see "THE MERGER--Opinion of Financial Advisor to Advantage" and Appendix C to this Proxy Statement-Prospectus.

CONDITIONS; TERMINATION; AMENDMENT


  Consummation of the Merger is subject to various conditions, including (a) approval of the Merger Agreement by holders of Advantage Common Stock, (b) receipt of regulatory approval absent any conditions that are materially burdensome to M&I, (c) the absence of any material adverse change in the financial condition, results of operations or business of M&I or Advantage, (d) receipt of opinions of counsel with respect to certain U.S. federal income tax consequences of the Merger, and (e) receipt of opinions of the independent public accountants to M&I and Advantage regarding the applicability of "pooling-of-interests" accounting treatment to Advantage and to the Merger. See "THE MERGER--Conditions to the Merger."

  In addition, the Merger Agreement may be terminated notwithstanding shareholder approval, if certain specified events occur. For example, either M&I or Advantage may terminate the Merger Agreement if the Merger has not been consummated by April 30, 1998, unless the Merger has not been consummated as a result of certain governmental proceedings or litigation related to the Merger, in which case either M&I or Advantage may terminate the Merger Agreement if the Merger has not been consummated by November 30, 1998. In addition, Advantage may terminate the Merger Agreement prior to the Effective Time if (a) the Average Price is below $46.67 per share, and (b) M&I informs Advantage prior to the Effective Time that M&I will not adjust the Exchange Ratio so that the product of the adjusted Exchange Ratio (taken to four decimal places) and the Average Price shall equal $56.00 (rounded to the nearest whole cent). Advantage also may terminate the Merger Agreement prior to the Effective Time if (a) the Average Price is above $61.67 per share, and (b) M&I elects to adjust the Exchange Ratio so that the product of the adjusted Exchange Ratio (taken to four decimal places) and the Average Price shall equal $74.00 (rounded to the nearest whole cent). IN THE EVENT THAT ADVANTAGE DOES NOT EXERCISE ITS TERMINATION RIGHT IN THIS INSTANCE, THE EXCHANGE RATIO MAY BE LESS THAN 1.2 SHARES OF M&I COMMON STOCK. In addition, M&I may terminate the Merger Agreement at any time prior to the Special Meeting if the Advantage Board shall have withdrawn, modified or changed its recommendation in favor of the Merger pursuant to its fiduciary obligations as described in Section 6.1 of the Merger Agreement, and such withdrawal, modification or change is adverse in any respect to the interests of M&I. See "THE MERGER--Termination; Amendment and Waiver."

  The conditions to the Merger may be waived by the party entitled to assert the condition.

  The Merger Agreement may be amended by the mutual consent of M&I and Advantage at any time prior to the Effective Time provided that, after approval of the Merger Agreement by holders of Advantage Common Stock, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Advantage Common Stock would be converted. See "THE MERGER--Termination; Amendment and Waiver."

REGULATORY APPROVAL

  The Merger is subject to prior approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). M&I submitted an application seeking approval of the Merger to the Federal Reserve Board on December 1, 1997. There can be no assurances that the Federal Reserve Board will approve the Merger, or if approved, as to the date of such approval. There can also be no assurances that any such approval will not contain a condition or requirement which causes such approval to fail to satisfy the conditions to the consummation of the Merger. See "CERTAIN REGULATORY CONSIDERATIONS."

ACCOUNTING TREATMENT

  The Merger will be accounted for as a "pooling-of-interests" for accounting and financial reporting purposes. Consummation of the Merger is conditioned upon receipt by M&I and Advantage of (i) an opinion from Ernst & Young LLP to the effect that Advantage is an entity that qualifies for "pooling-of-interests" accounting treatment pursuant to generally accepted accounting principles ("GAAP") and applicable regulations of the Securities and Exchange Commission (the "Commission"), and (ii) an opinion from Arthur Andersen LLP, to the effect that the Merger qualifies for "pooling-of-interests" accounting treatment pursuant to GAAP and applicable regulations of the Commission. See "THE MERGER--Accounting Treatment."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  The Merger has been structured with the intent that it be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Consummation of the Merger is conditioned on M&I receiving an opinion from Godfrey & Kahn, S.C. and Advantage receiving an opinion from Foley & Lardner, each dated as of the Effective Time, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinions, which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that, with respect to the opinion of Foley & Lardner,
(a) no gain or loss will be recognized by Advantage as a result of the Merger,
(b) no gain or loss will be recognized by the holders of Advantage Common Stock as a result of the Merger (except with respect to cash received in lieu of a fractional share interest in M&I Common Stock), and (c) the aggregate tax basis of the M&I Common Stock received by holders of Advantage Common Stock as a result of the Merger will be the same as the aggregate tax basis of the Advantage Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received). In rendering their opinions, counsel will require and rely upon, and assume the accuracy of, representations of M&I, Advantage, certain holders of Advantage Common Stock and others. See "THE MERGER--Certain Federal Income Tax Consequences of the Merger." HOLDERS OF ADVANTAGE COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER UNDER FEDERAL, STATE, LOCAL OR OTHER APPLICABLE LAWS.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain executive officers of Advantage may receive economic benefits as a result of the Merger under various benefit plans and employment agreements.

  Pursuant to the terms of the Merger Agreement, Messrs. Paul P. Gergen, President and Chief Executive Officer of Advantage, and John W. Stampfl, Senior Vice President and Chief Financial Officer of Advantage, each entered into an agreement with M&I to amend the terms of their respective employment agreements with Advantage (the "Employment Agreements") in order to clarify certain terms contained therein. See "THE MERGER--Interests of Certain Persons in the Merger."

  The Merger Agreement established a bonus pool in the amount of $516,000 (the "Bonus Pool") which will be used by Advantage to provide an incentive to employees of Advantage and its subsidiaries to retain key customers and attain net income targets, as well as to retain key employees. See "THE MERGER-- Interests of Certain Persons in the Merger."

STOCK OPTION AGREEMENT

  As a condition for M&I to enter into the Merger Agreement, M&I and Advantage entered into a Stock Option Agreement (the "Stock Option Agreement") dated as of November 3, 1997, pursuant to which Advantage granted an option (the "Option") to M&I to purchase up to 643,930 shares of Advantage Common Stock (subject to adjustment for certain dilutive events, but in no event in excess of 19.9% of the issued and outstanding shares of Advantage Common Stock), at an exercise price of $56.00 per share (the closing price of Advantage Common Stock on the Nasdaq National Market on the last trading date preceding execution and delivery of the Merger Agreement and the Stock Option Agreement). A copy of the Stock Option Agreement is attached as Appendix B to this Proxy Statement-Prospectus. The Option is only exercisable upon the occurrence of certain triggering and exercise events generally relating to competing transactions for control of Advantage. None of such events has occurred as of the date of this Proxy Statement-Prospectus. In lieu of exercising the Option, M&I can require Advantage to make a cash payment in an amount equal to the product of (a) the excess of the per share value of the highest competing transaction, or, if greater, the highest closing price for Advantage Common Stock during the six month period preceding the cash election, over $56.00, and (b) the number of shares of Advantage Common Stock for which the Option may then be exercised. M&I can also require Advantage to repurchase shares of Advantage Common Stock issued to M&I pursuant to the Option by making a cash payment to M&I in an amount equal to the product of (a) the per share value of the highest competing transaction, or, if greater, the highest closing price for Advantage Common Stock during the six month period preceding the repurchase election, and (b) the number of shares of Advantage Common Stock designated by M&I for the repurchase. The Option also grants M&I certain registration rights with respect to, and grants Advantage a right of first refusal with respect to, any Advantage Common Stock acquired upon exercise of the Option. The Stock Option Agreement may discourage competing offers to the Merger and is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. See "THE MERGER--Stock Option Agreement."

NO APPRAISAL OR DISSENTERS' RIGHTS

  Under the Wisconsin Business Corporation Law (the "WBCL"), subject to certain exceptions inapplicable to the Merger, holders of shares of a Wisconsin corporation quoted on the Nasdaq National Market on the record date fixed to determine shareholders entitled to notice of a shareholders meeting at which shareholders are to vote on a merger are not entitled to appraisal or dissenters' rights. Since the Advantage Common Stock was quoted on the Nasdaq National Market as of the Record Date, holders of Advantage Common Stock have no appraisal or dissenters' rights with respect to the Merger. See "THE MERGER--No Appraisal or Dissenters' Rights."

RECENT DEVELOPMENTS CONCERNING M&I

  On October 1, 1997, Security Capital Corporation, a Wisconsin corporation ("Security"), merged with and into M&I (the "Security Merger"). The Security Merger was a tax-free reorganization under Section 368(a) of the Code and was accounted for as a purchase. See "SUMMARY--Selected Historical and Pro Forma Financial Data."

COMPARATIVE STOCK PRICES

  M&I Common Stock and Advantage Common Stock are quoted on the Nasdaq National Market under the symbols MRIS and AADV, respectively. The following table sets forth the closing sale price per share of M&I Common Stock and Advantage Common Stock on October 31, 1997, the last trading day preceding the public announcement of the execution of the Merger Agreement, and on December 29, 1997.

                                                                      ADVANTAGE
                                                       HISTORICAL     EQUIVALENT
                                                    -----------------     PER
                                                      M&I   ADVANTAGE  SHARE(1)
                                                    ------- --------- ----------
      October 31, 1997............................  $51.875  $56.00     $62.25
      December 29, 1997...........................  $58.625  $67.50     $70.35

--------
(1) Represents the closing price of M&I Common Stock on the date presented multiplied by the Exchange Ratio of 1.2.

  Shareholders are urged to obtain current market quotations for shares of M&I Common Stock and Advantage Common Stock. No assurance can be made or given as to the market price of M&I Common Stock at the Effective Time or afterward.

COMPARATIVE UNAUDITED PER SHARE DATA

  The following table sets forth (i) selected comparative per share data for each of M&I and Advantage on a historical basis and (ii) combined per share data on an unaudited pro forma basis after giving effect to the Merger as if the Merger was completed at the beginning of the respective periods for income per common share data and as if the Merger was completed on the indicated dates for book value per common share data.

  The unaudited pro forma combined income per common share for the nine months ended September 30, 1997 and twelve months ended December 31, 1996 and the pro forma combined book value per share at September 30, 1997 also give effect to the Security Merger as if the Merger and the Security Merger were completed at the beginning of the aforementioned periods for income per common share and as if both mergers were completed on September 30, 1997 for book value per common share. See "SUMMARY--Selected Historical and Pro Forma Financial Data".

  The unaudited pro forma combined per common share data are provided for illustrative purposes only and are not necessarily indicative of the combined financial position or combined results of operations that would have been reported had the transactions occurred on the dates indicated, nor do such data represent a forecast of the combined financial position or results of operations for any future period. No pro forma adjustments have been included herein which reflect potential effects of (a) the efficiencies which may be obtained by combining M&I, Advantage and Security operations, (b) the costs of restructuring, integrating or consolidating such operations, or (c) any changes required or which may be required by regulatory authorities, including divestitures.

  The comparative per share data presented herein are based on and derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of M&I and Advantage included in the documents described under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." All adjustments consisting of only normal recurring adjustments necessary for a fair statement of results of interim periods have been included.

                                         HISTORICAL    M&I PRO    ADVANTAGE PRO
                                      ----------------  FORMA         FORMA
                                       M&I   ADVANTAGE COMBINED   EQUIVALENT(3)
                                      ------ --------- --------   -------------
OPERATING INCOME(1)
  Nine Months ended September 30,
   1997.............................. $ 1.77  $ 2.39    $ 1.66(2)    $ 1.99
  Twelve Months ended December 31
   (September 30 for Advantage)
    1997.............................    n/a    3.09       n/a          n/a
    1996.............................   2.02    0.83      1.72(2)      2.06
    1995.............................   1.90    2.20      1.89         2.27
    1994.............................   0.93    1.96      0.96         1.15
CASH DIVIDENDS(4)
  Nine Months ended September 30,
   1997.............................. $0.585  $0.300    $0.585       $0.702
  Twelve Months ended December 31
   (September 30 for Advantage)
    1997.............................    n/a   0.380       n/a          n/a
    1996.............................  0.720   0.304     0.720        0.864
    1995.............................  0.645   0.192     0.645        0.774
    1994.............................  0.590     --      0.590        0.708
BOOK VALUE PER COMMON SHARE
  As of September 30, 1997........... $14.29  $30.60    $17.40(2)    $20.88
  As of December 31, 1996............  13.37   27.53     13.75        16.50

--------
(1) M&I historical and pro forma combined earnings per share are on a fully diluted basis. Operating income is income before extraordinary items.
(2) The pro forma combined information includes the effects of the Security Merger.
(3) The Advantage pro forma equivalent represents the M&I pro forma combined amount multiplied by the Exchange Ratio of 1.2.
(4) Pro forma combined dividends per share represent historical dividends per share paid by M&I.
n/a Not applicable

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

  The following tables present selected historical consolidated financial data for the periods and as of the dates indicated for M&I and Advantage and unaudited pro forma combined financial data of M&I, Advantage and Security. The unaudited pro forma combined data have been prepared as if the Merger with Advantage was completed at the beginning of the periods presented and accounted for as a "pooling-of interests."

  On October 1, 1997, M&I acquired Security pursuant to an Agreement and Plan of Merger dated as of March 14, 1997. Consideration for the outstanding shares of Security Common Stock consisted of approximately 12.3 million shares of M&I Common Stock and approximately $376.3 million in cash. The Security Merger was accounted for using the purchase method of accounting. Accordingly, M&I's financial statements will include the effect of Security only for the period subsequent to the October 1, 1997 acquisition date. Initial goodwill of approximately $247 million and core deposit intangible of $37.4 million were recorded in connection with the Security Merger. The goodwill is being amortized on a straight-line basis over 25 years and the core deposit intangible is being amortized on an accelerated basis.

  In addition to the Merger, the unaudited pro forma data assume the Security Merger was consummated on September 30, 1997 for purposes of the pro forma balance sheet data and further assume the Security Merger was consummated at the beginning of the period for pro forma income statement and per share data for the nine months ended September 30, 1997 and 1996, and the twelve months ended December 31, 1996.

  Data derived for Advantage and Security in preparation of the pro forma combined financial data have been restated to conform to M&I's fiscal year end.

  The unaudited pro forma financial data are provided for illustrative purposes only and are not necessarily indicative of the combined financial position or combined results of operations that would have been reported had the mergers occurred on the dates indicated, nor do such data represent a forecast of the combined financial position or results of operations for any future period. No pro forma adjustments have been included herein which reflect potential effects of (a) the efficiencies which may be obtained by combining M&I, Advantage and Security operations, (b) the costs of restructuring, integrating or consolidating such operations, or (c) any changes required or which may be required by regulatory authorities, including divestitures.

  The following information should be read in conjunction with the consolidated financial statements and the related notes thereto of M&I and Advantage included in the documents described under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." All adjustments consisting of only normal recurring adjustments necessary for a fair statement of results of interim periods have been included.

                         MARSHALL & ILSLEY CORPORATION

             SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION
                     ($ IN THOUSANDS EXCEPT PER SHARE DATA)

                            AS OF AND FOR THE NINE
                                 MONTHS ENDED
                          SEPTEMBER 30, (UNAUDITED)    AS OF AND FOR THE TWELVE MONTHS ENDED DECEMBER 31,
                          -------------------------- ------------------------------------------------------
                              1997          1996        1996       1995       1994       1993       1992
                          ------------- ------------ ---------- ---------- ---------- ---------- ----------
INCOME STATEMENT
 Interest Income........  $     799,786 $    716,081 $  971,436 $  924,660 $  817,306 $  793,477 $  851,039
 Net Interest Income....        398,400      372,821    505,719    491,477    491,227    480,279    472,551
 Provision for Loan
  Losses................         12,875       11,108     15,194     16,158     24,907     18,034     23,546
 Other Income...........        428,395      356,824    503,320    424,182    361,481    371,926    328,411
 Other Expense..........        553,443      501,856    680,704    599,622    659,998    569,587    545,624
 Income Before
  Extraordinary Items
  and Cumulative Effect
  of Changes in
  Accounting Principles.        173,285      141,561    203,430    193,299     94,398    171,394    156,401
PER SHARE
 Primary Income Before
  Extraordinary Items
  and Cumulative Effect
  of Changes in
  Accounting Principles.  $        1.78 $       1.43 $     2.07 $     1.96 $     0.95 $     1.67 $     1.55
 Fully Diluted Income
  Before Extraordinary
  Items and Cumulative
  Effect of Changes in
  Accounting Principles.           1.77         1.40       2.02       1.90       0.93       1.60       1.48
 Cash Dividends.........          0.585        0.535      0.720      0.645      0.590      0.540      0.470
BALANCE SHEET
 Loans--Net.............  $  10,082,620 $  9,156,681 $9,145,989 $8,707,472 $8,638,531 $8,483,772 $7,857,040
 Assets.................     15,715,116   14,444,337 14,763,313 13,343,097 12,612,949 12,485,937 12,214,471
 Deposits...............     11,280,082   10,567,388 10,952,358 10,280,777  9,499,080 10,171,809 10,043,755
 Total Borrowings.......      2,639,273    2,281,407  2,170,645  1,437,572  1,764,919    951,134    819,674
 Shareholders' Equity...      1,379,413    1,270,740  1,261,210  1,257,617  1,061,296  1,114,513  1,085,669

                            ADVANTAGE BANCORP, INC.

             SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION
                     ($ IN THOUSANDS EXCEPT PER SHARE DATA)

                               AS OF AND FOR THE TWELVE MONTHS ENDED SEPTEMBER
                                                     30,
                               ------------------------------------------------
                                  1997       1996      1995     1994     1993
                               ---------- ---------- -------- -------- --------
INCOME STATEMENT
  Interest Income............. $   76,667 $   73,590 $ 67,516 $ 47,862 $ 45,918
  Net Interest Income.........     30,953     29,825   28,140   22,908   21,669
  Provision for Loan Losses...        360        480      460      720      720
  Other Income................      8,320      8,015    4,122    3,275    3,648
  Assessment to Recapitalize
   Savings Association
    Insurance Fund............        --       4,435      --       --       --
  Writedown of Intangible
   Assets.....................        --       4,720      --       --       --
  Other Expense...............     22,272     23,708   19,133   13,834   13,078
  Net Income..................     10,688      3,033    8,151    7,340    7,165
PER SHARE
  Net Income.................. $     3.09 $     0.83 $   2.20 $   1.96 $   1.82
  Cash Dividends..............      0.380      0.304    0.192      --       --
BALANCE SHEET
  Loans--Net.................. $  565,259 $  562,782 $512,282 $425,569 $384,795
  Assets......................  1,037,462  1,016,386  973,234  741,307  653,286
  Deposits....................    670,775    680,851  681,925  507,338  412,500
  Total Borrowings............    248,475    224,265  175,120  135,810  145,160
  Stockholders' Equity........     99,004     88,866   93,078   82,935   80,816

                         PRO FORMA COMBINED--UNAUDITED

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     ($ IN THOUSANDS EXCEPT PER SHARE DATA)

                         AS OF AND FOR THE NINE
                              MONTHS ENDED       AS OF AND FOR THE TWELVE MONTHS ENDED
                              SEPTEMBER 30,                   DECEMBER 31,
                         ----------------------- --------------------------------------
                            1997        1996         1996         1995         1994
                         ----------- ----------- ------------ ------------ ------------
INCOME STATEMENT
  Interest Income....... $ 1,038,578 $   933,854 $  1,266,895 $    996,296 $    868,114
  Net Interest Income...     492,455     458,744      622,654      520,717      515,055
  Provision for Loan
   Losses...............      19,605      15,084       19,500       16,558       25,627
  Other Income..........     455,926     379,095      533,195      429,598      364,641
  Other Expense.........     645,834     618,297      824,996      620,819      674,308
  Income Before
   Extraordinary Items..     191,052     133,331      201,981      201,690      101,978
PER SHARE
  Primary Income Before
   Extraordinary Items.. $      1.67 $      1.15 $       1.75 $       1.95 $       0.98
  Fully Diluted Income
   Before Extraordinary
   Items................        1.66        1.13         1.72         1.89         0.96
  Cash Dividends........       0.585       0.535        0.720        0.645        0.590
BALANCE SHEET
  Loans--Net............ $12,918,958 $ 9,719,463  $ 9,717,665 $  9,223,513 $  9,117,941
  Assets................  20,200,380  15,460,723   15,794,534   14,316,402   13,506,893
  Deposits..............  14,237,916  11,248,239   11,642,857   10,965,711   10,145,576
  Total Borrowings......   3,475,615   2,505,672    2,405,073    1,611,115    1,914,129
  Shareholders' Equity..   1,956,239   1,359,606    1,351,370    1,354,453    1,143,455
WEIGHTED AVERAGE SHARES
  Primary...............     114,273     115,748      115,484      103,187      103,886
  Fully Diluted.........     115,276     118,550      118,249      107,421      108,536

                              THE SPECIAL MEETING

GENERAL

  This Proxy Statement-Prospectus is being furnished to holders of Advantage Common Stock in connection with the solicitation of proxies by the Advantage Board for use at the Special Meeting, including any adjournment or postponement thereof. The Special Meeting will be held on Thursday, February 5, 1998 at 10:30 A.M., Central time, at the Gateway Technical College Conference Center located at 3250 30th Avenue, Kenosha, Wisconsin.

PROPOSALS TO BE CONSIDERED

  The Special Meeting will be held (i) to consider and vote upon a proposal to approve the Merger Agreement, and (ii) to transact such other business as may properly come before the Special Meeting.

RECORD DATE AND VOTING RIGHTS

  Holders of Advantage Common Stock at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting. Each share of Advantage Common Stock is entitled to one vote on each proposal presented. As of the Record Date, there were 3,235,653 outstanding shares of Advantage Common Stock entitled to vote at the Special Meeting, of which 504,351 shares or approximately 15.59% were beneficially owned by Advantage directors, executive officers and their affiliates. Directors and executive officers of Advantage have indicated that they intend to vote their shares in favor of the Merger Agreement.

  Shares of Advantage Common Stock representing, as of the Record Date, one-third of the outstanding shares of Advantage Common Stock must be represented in person or by proxy at the Special Meeting for a quorum to be present. The affirmative vote of a majority of the outstanding shares of Advantage Common Stock as of the Record Date is required to approve the Merger Agreement. Abstentions and "broker non-votes" (i.e., shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be treated as present for purposes of determining the presence of a quorum, but have the same effect as a vote against the Merger Agreement.

VOTING; REVOCATION OF PROXIES

  Shares of Advantage Common Stock represented by a proxy properly signed and received at or prior to the Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions in such proxy. Shares held in the account of a participant in Advantage's Employee Stock Ownership Plan ("ESOP") and in the Advantage Bancorp, Inc. Employee's Profit Sharing and Savings Retirement Plan ("401(k)") will be included on the proxy for those shares registered in the name of the trustee of the ESOP and 401(k) and will be voted by the trustee indicated in such proxy. The trustee of the ESOP and 401(k) will solicit voting instructions from participants in both plans. Any proxy may be revoked by the person giving it at any time prior to the voting of the proxy by giving written notice to the Secretary of Advantage, by properly executing and submitting a later-dated proxy, or by attending the meeting and voting in person. If a proxy is signed and returned without indicating any voting instructions, such proxy will be voted FOR the proposal to approve the Merger Agreement. If a proxy is signed and returned with a vote against the Merger Proposal, the shares represented by such proxy may not be voted in favor of an adjournment or postponement of the Special Meeting. The trustee, in its discretion, shall vote or not vote all shares that are either (a) not allocated to a participant's account, or (b) allocated to a participant's account but are not voted by the participant because the participant has not directed (or not timely directed) the trustee as to the manner in which such shares are to be voted, in the same proportion as those shares for which the trustee has received instructions from participants, unless the trustee determines that such action would clearly not be in the best interests of participants.

  The Advantage Board is not aware of any business to be acted upon at the Special Meeting other than as described in this Proxy Statement-Prospectus. If, however, other matters are properly brought before the Special Meeting, the persons appointed as proxies will have discretion to vote thereon in accordance with their best judgment.

SOLICITATION OF PROXIES

  The enclosed proxy is being solicited by the Advantage Board for use in connection with the Special Meeting. Advantage will bear its own expenses in connection with the Special Meeting, except that M&I and Advantage each agreed to pay one half of the costs incurred in connection with the printing and filing of this Proxy Statement-Prospectus and all Commission and other regulatory filing and listing fees in connection with the Merger. In addition to solicitation of proxies by mail, directors, officers and employees of Advantage may make solicitation of proxies for the Special Meeting either personally or by telephone, telegram or other forms of communication. Such directors, officers and employees will receive no special compensation for any solicitation.

  HOLDERS OF ADVANTAGE COMMON STOCK SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                  THE MERGER

  The following section of this Proxy Statement-Prospectus describes certain aspects of the Merger. This section does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement and Stock Option Agreement, copies of which are attached as Appendices A and B, respectively, to this Proxy Statement-Prospectus and which are incorporated by reference herein.

GENERAL

  M&I and Advantage have entered into the Merger Agreement which provides, after satisfaction or waiver of all conditions described therein, for the Merger. The Merger will become effective at the Effective Time, which will occur as promptly as practicable following shareholder and regulatory approval and the satisfaction or waiver of other conditions contained in the Merger Agreement. At the Effective Time, subject to the adjustment procedures provided for in the Merger Agreement, each issued and outstanding share of Advantage Common Stock (except for shares held by M&I or a subsidiary of M&I for its own account and shares held by the Trusts and unallocated to participants thereunder, all of which will automatically be canceled and retired and will cease to exist) will be converted into 1.2 shares of M&I Common Stock. No fractional shares of M&I Common Stock will be issued to any holder of Advantage Common Stock. In lieu of fractional shares of M&I Common Stock, former holders of Advantage Common Stock will receive a cash payment upon surrender of their certificates representing Advantage Common Stock in connection with the Merger, based upon the product of the fractional share interest to which such holder would otherwise be entitled, multiplied by the Average Price.

BACKGROUND OF THE MERGER

  Over the last several years, the financial services industry has become increasingly competitive and has undergone industry-wide consolidation. Advantage has from time to time been contacted by other financial institutions to determine whether Advantage would consider entering into a business combination. On various occasions, the Advantage Board has discussed the consolidation trend in the financial services industry and considered strategic options for increasing shareholder value, including potential business combinations with other institutions.

  On April 25, 1997, the Advantage Board met to consider the then most recent inquiry received by management regarding whether Advantage would consider entering into a potential business combination. The Advantage Board discussed the unsolicited inquiry, as well as other strategic alternatives available to Advantage, including remaining an independent public company or pursuing a selected group of potential acquirors for the sale of Advantage. At the conclusion of the meeting, and based upon the discussions that occurred at this and prior meetings, the Advantage Board authorized management to retain a financial advisor to review and analyze the various strategic alternatives available to Advantage, including a possible sale of the company.

  On May 23, 1997, Hovde was retained by Advantage as its exclusive financial advisor to assist Advantage in analyzing, structuring, negotiating and effecting a possible sale of the company. Foley & Lardner was similarly retained to assist the Advantage Board in connection with the proposed transaction.

  Over the next several weeks, meetings were held between Hovde and management of Advantage regarding strategies, processes and potential partners in a business combination. Based on due diligence examinations of Advantage documents and records as well as interviews with management, Hovde assisted Advantage in preparing a confidential information package for distribution to potential acquirors. On August 13, 1997, the information package was sent to a selected group of potential acquirors, each of which had entered into a confidentiality agreement with Advantage. These financial institutions were selected by Advantage and Hovde based on considerations such as financial strength, trading volume, compatibility with the business philosophy and processes of Advantage, industry reputation and geographic location.

  Through late August and early September 1997, management of Advantage had several contacts with and responded to various questions from certain of the institutions receiving information packages, including M&I. On September 19, 1997, Advantage received preliminary bids from interested parties, including M&I. These bids were analyzed and compared by Hovde based on factors such as the value of the consideration offered, the market characteristics of the potential acquiror's stock, and community and employee considerations.

  Hovde presented its conclusions regarding the various bids to the Advantage Board at a meeting on September 26, 1997. The Advantage Board reviewed and considered the various bids and the Hovde presentation and, after further discussions with management, concluded that two bidders (including M&I) presented superior offers compared to the others under consideration, and it was decided that talks would continue exclusively with representatives of those two institutions.

  On October 1, 1997, discussions were held between members of management of Advantage and M&I. At this meeting, the parties discussed the M&I preliminary proposal, including the proposed exchange ratio, as well as the business philosophies and future business plans and strategies of the respective institutions. The management representatives also discussed the potential benefits of operating as a combined entity, including the strength and reputation of M&I, the potential for increased liquidity for holders of Advantage Common Stock, the relative strength and market share of Advantage in southeastern Wisconsin and northern Illinois and the potential cost savings associated with the consolidation of data processing operations, elimination of duplicate staffing positions and consolidation of administrative functions. It was determined at the meeting that any potential business combination would be structured as a stock-for-stock merger between Advantage and M&I, with M&I continuing as the surviving corporation. M&I indicated that the transaction would also need to be accounted for as a "pooling-of-interests."

  On October 6, 1997, discussions were held between members of management of Advantage and the remaining competing bidder. At this meeting, the parties discussed the competing bidder's preliminary proposal, including the proposed exchange ratio, as well as the business philosophies and future business plans and strategies of the respective institutions. The respective management representatives also discussed the potential benefits of operating as a combined entity, including many of the factors described above.

  Through the end of September and into early October 1997, Advantage provided additional due diligence material to both potential acquirors and conducted management interviews with the senior officers of each potential acquiror. Additionally, Hovde held numerous discussions with representatives of both potential acquirors regarding issues such as the proposed exchange ratio to be utilized in a stock-for-stock combination, the allocation of the risk of stock price fluctuation prior to consummation of a business combination and the potential acquiror's demand for a break-up fee or lock-up option. Based on these discussions, each bidder submitted enhanced indications of interest to Advantage.

  On October 9, 1997, a meeting of the Advantage Board was held to discuss the enhanced proposals received from the competing bidders. The Advantage Board, with the assistance of Hovde, considered and compared the two competing institutions by examining and analyzing, among other things, (i) operating characteristics and market data for each of the competing institutions as compared to each other and as compared to each institution's individual peer group of companies; (ii) historical stock performance of each entity as compared to the other and as compared to various market indices; (iii) historical daily trading volume, growth rates and dividend yields of the competing entities; (iv) consensus analyst ratings of the competing entities;
(v) ownership structure of each institution; and (vi) a direct comparison on key issues between the two competing bids. Based on the results of this analysis, the Advantage Board determined to negotiate with M&I and to proceed, if the negotiations were successful, toward the signing of a definitive agreement with M&I. Advantage advised Foley & Lardner to begin preparation of the definitive merger agreement relating to the proposed M&I transaction and a draft of such an agreement was thereafter delivered to M&I.

  Over the next two weeks, the parties made progress on the negotiations regarding the terms of the definitive merger agreement. The representatives and advisors for both parties met and spoke on numerous occasions throughout this period discussing the transaction and the related documentation and negotiating the terms of the definitive agreement, including the exchange ratio and the cap and floor provisions associated therewith, representations and warranties, conditions to closing, termination provisions, incentive bonus pool and the terms of a potential break-up fee or a potential lock-up option agreement.

  Following the decision of the Advantage Board to proceed with negotiations with M&I, the other prospective acquiror submitted a revised proposal. On the date that this revised proposal was presented, such proposal represented a lower per share value for Advantage Common Stock in absolute dollar terms than the M&I proposal. From time to time subsequent to such date, depending upon the closing prices of M&I Common Stock and the stock of the other prospective acquiror, this revised proposal represented a higher or lower value in absolute dollar terms than the M&I proposal. The Advantage Board, assisted by Hovde, examined this revised proposal and considered various factors including the trading volume of the potential acquiror's stock and the relative potential benefits to current customers and employees of Advantage offered by this revised proposal as compared to the M&I proposal. Considering these and other factors, the Advantage Board determined to continue negotiating exclusively with M&I.

  On October 24, 1997, the Advantage Board met to consider the status of the proposed transaction with M&I and the terms of a draft merger agreement that had been provided to the directors. At the request of the Advantage Board, Foley & Lardner outlined in detail the terms and conditions of the proposed definitive agreement and other transaction documents which had been distributed to the directors. Counsel reviewed such matters as the representations and warranties of the merger partners, the conditions to the consummation of the Merger and the termination provisions of the merger agreement (including the operation of the proposed lock-up option). Counsel also reviewed the handling of the various other issues relating to the transaction, such as the conversion of existing Advantage stock options and the termination of the ESOP, as well as other matters related to employee benefit plans and the treatment of Advantage employees following the Merger. Counsel also reviewed with the members of the Advantage Board their fiduciary duties and responsibilities in approving a transaction such as the Merger. Advantage management also made presentations regarding the Merger, including a review of synergies associated with the transaction, necessary regulatory approvals and related matters. At the meeting, Hovde made a presentation of the results of various financial analyses undertaken by Hovde and advised the Advantage Board that, as of such date and based upon and subject to the matters discussed, the proposed exchange ratio of 1.2 shares of M&I Common Stock per share of Advantage Common Stock was fair, from a financial point of view, to the holders of Advantage Common Stock. The members of the Advantage Board discussed the presentations they had received at this and other meetings of the Advantage Board and, upon conclusion, unanimously approved the Merger Agreement (subject to satisfactory resolution of the remaining issues) and authorized its execution. The Advantage Board also authorized execution of the Stock Option Agreement as well as the issuance of Advantage Common Stock pursuant thereto.

  On October 30, 1997, representatives and advisors of both parties met to finalize the remaining details of the Merger Agreement and the Stock Option Agreement.

  The results of the October 30, 1997 meeting were discussed at a meeting of the Advantage Board on Saturday, November 1, 1997. The Advantage Board found the October 30 resolution of the remaining issues to be satisfactory and consistent with the terms of the transaction as approved on October 24, 1997. In connection with this meeting, Hovde delivered its written opinion to the effect that the consideration to be received by holders of Advantage Common Stock in the merger was, as of such date, fair, from a financial point of view, to holders of Advantage Common Stock, and the Advantage Board reaffirmed its authorization of the Merger.

  The Merger Agreement and the Stock Option Agreement were executed on November 3, 1997, and the parties thereafter issued a press release announcing the transaction.

REASONS FOR THE MERGER; ADVANTAGE BOARD RECOMMENDATION

  Advantage. The Advantage Board has determined that the terms of the Merger are fair to, and in the best interests of, Advantage and the holders of Advantage Common Stock. Accordingly, the Advantage Board unanimously approved the Merger Agreement and recommends that the holders of Advantage Common Stock vote FOR approval of the Merger Agreement.

  In reaching its determination, the Advantage Board consulted with Foley & Lardner with respect to the legal and fiduciary duties of the Board of Directors, regulatory matters, tax matters and the Merger Agreement, Stock

Option Agreement and issues related thereto. The Advantage Board also consulted with Hovde with respect to the financial aspects and fairness of the financial terms of the transaction, and with Ernst & Young LLP, Advantage's independent accountants, with respect to whether Advantage is an entity that qualifies for "pooling-of-interests" accounting treatment pursuant to GAAP and applicable regulations of the Commission. The Advantage Board also consulted with senior management on all of the foregoing issues as well as more conceptual issues and advantages of the proposed Merger. The Advantage Board considered a number of factors, without assigning any specific or relative weight to such factors. The material factors considered were:

    (i) Information concerning the businesses, earnings, results of operations, financial structure, future business prospects, capital levels and asset quality of Advantage and M&I, both individually and as combined. In particular, the Advantage Board focused on the strategic fit and the overall compatibility of management, employees and business philosophies of the two entities as well as their historical market value, book value, dividends and earnings multiples;

    (ii) The advantages of a combination with another Wisconsin-based institution, including the building of market share, enhanced exposure to commercial and consumer banking markets (including immediate access to markets not previously served by Advantage), and opportunities for increased efficiencies and cost savings from a combination within the Wisconsin market resulting in increased potential for profitability of the combined entity over time;

    (iii) The current and prospective economic and competitive environments facing Advantage and other financial institutions characterized by consolidation and intensifying competition from both banks and nonbank financial services organizations;

    (iv) The belief that the combined company would be well positioned to grow through possible future acquisitions or expansion while at the same time not being so large as to reduce its attractiveness as a possible acquisition candidate;

    (v) The financial advice rendered by Hovde that the consideration to be paid in the Merger is fair to the holders of Advantage Common Stock from a financial point of view (see "THE MERGER--Opinion of Financial Advisor to Advantage");

    (vi) The premium over market value of Advantage Common Stock to be received by holders of Advantage Common Stock in the Merger;

    (vii) A comparison of the terms of the Merger Agreement, the Stock Option Agreement and the other documents relating to the Merger with the terms customarily seen in similar transactions, including the financial terms of recent comparable business combinations in the financial institution industry;

    (viii) The impact of the Merger on Advantage's employees in terms of working environment and career opportunities, on Advantage's depositors and customers in terms of the wider range of products and services that will be available from a strong and sound combined institution, and on the communities which Advantage serves in terms of the enhanced strength and accessibility of the combined Wisconsin franchise; and

    (ix) The Merger would result in holders of Advantage Common Stock receiving stock in a high quality combined company that should benefit such holders through enhanced liquidity for their shares, enhanced operating efficiencies and better penetration of commercial and consumer banking markets.

  The Advantage Board determined that the Merger is preferable to the other alternatives which might be available to Advantage, such as remaining independent and growing internally and through future acquisitions, or engaging in a transaction with another party. It made that determination because it believes that the Merger will unite two healthy institutions with complementary business strengths and operating philosophies, thereby creating a combined institution with greater size, flexibility, diversity of services, efficiencies, capital strength and profitability potential than either institution possesses on a stand-alone basis or than Advantage might be able to achieve through such other alternatives. The Advantage Board believes that the Merger will permit the combined institution to compete effectively in the rapidly changing marketplace for banking and financial services and to take advantage of opportunities for growth and diversification that would not be available to Advantage on its own.

  FOR THE REASONS SET FORTH ABOVE, THE ADVANTAGE BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF ADVANTAGE COMMON STOCK VOTE TO APPROVE THE MERGER AGREEMENT.

  M&I. The M&I Board has determined that the Merger is desirable since it enhances M&I's overall franchise value, attains for M&I the largest market position based on deposits in the Kenosha/Racine, Wisconsin market, allows M&I to enter the metro-Chicago, Illinois market, and provides M&I with a federal savings bank charter which provides flexibility for future expansion. M&I expects that the transaction will not be dilutive to M&I's earnings in 1998 before factoring in expense savings or revenue enhancements.

OPINION OF FINANCIAL ADVISOR TO ADVANTAGE

  Hovde has delivered to the Advantage Board its opinion, dated as of the date of this Proxy Statement- Prospectus, that, based upon and subject to the various considerations set forth in such opinion, the consideration to be received in the Merger by holders of Advantage Common Stock (the "Merger Consideration") is fair from a financial point of view to the holders of Advantage Common Stock. The full text of the opinion of Hovde which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix C. Holders of Advantage Common Stock are encouraged to read this opinion in its entirety.

  Hovde is a nationally recognized investment banking firm within the financial services industry and, as a part of its investment banking business, is continually engaged in the valuation of financial institutions in connection with mergers and acquisitions, private placements and valuations for other purposes. As specialists in securities of financial institutions, Hovde has experience in, and knowledge of, banks, thrifts and bank and thrift holding companies. Advantage selected Hovde as its financial advisor because of its reputation and because Hovde has substantial experience in transactions such as the Merger. No material relationship has existed between Hovde and Advantage within the two year period prior to the date of this Proxy Statement-Prospectus except for the retention of Hovde as financial advisor in connection with the Merger. In requesting Hovde's advice and opinion, Advantage imposed no limitations upon Hovde with respect to the investigations made or procedures followed by it in rendering its opinion.

  Hovde will receive a fee contingent upon the completion of the Merger of approximately 0.8% of the value of the Merger Consideration for services rendered in connection with advising Advantage regarding the Merger Agreement, including the fairness opinion and financial advisory services provided to Advantage, plus reimbursement of out-of-pocket expenses. Based on the closing sale price of M&I Common Stock on December 18, 1997, such fee would be approximately $2,019,000, and Hovde has received $20,000 of such fee.

  HOVDE'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE MERGER CONSIDERATION, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF ADVANTAGE COMMON STOCK AS TO HOW SUCH HOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF HOVDE SET FORTH IN THIS PROXY STATEMENT-PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  The following is a brief summary of the analyses performed by Hovde in connection with its fairness opinion:

  During the course of its engagement, and as a basis for arriving at its opinion, Hovde reviewed and analyzed material bearing upon the financial and operating condition of M&I and Advantage and material prepared in connection with the Merger, including, among other things, the following: (i) the Merger Agreement; (ii) certain historical publicly available information concerning Advantage and M&I, including the preliminary M&I pro-forma balance sheet and income statement adjusted for M&I's acquisition of Security which closed on October 1, 1997; (iii) the nature and terms of recent acquisition and merger transactions involving thrift institutions and thrift holding companies that Hovde considered reasonably similar to Advantage in size, financial character, operating character, historical performance and geographic market; and (iv) financial and other information provided to Hovde by the management of M&I and Advantage. Hovde conducted meetings with members of senior management of Advantage and M&I for purposes of reviewing the future prospects of Advantage and M&I. Hovde also took into account its experience in other transactions, as well as its knowledge of the commercial banking and thrift industries and its general experience in securities valuations.

  In rendering its opinion, Hovde assumed, without independent verification, the accuracy and completeness of the financial and other information and has relied upon the accuracy of the representations of the parties contained in the Merger Agreement. Hovde has not made any independent evaluation or appraisal of any properties, assets or liabilities of Advantage.

  In connection with its opinion, Hovde performed various analyses with respect to Advantage. The following is a brief summary of such analyses, certain of which were presented to the Advantage Board by Hovde on October 24, 1997.

  Analysis of the Merger Consideration. Hovde reviewed the value of the Merger Consideration to be received by each holder of Advantage Common Stock. Given M&I's trading price of $51.88 at the time of announcement, Hovde calculated that the Merger Consideration equated to approximately 233.66% of Advantage's fully diluted tangible book value at September 30, 1997, a multiple of approximately 20.8 times Advantage's earnings for the 12 months ended September 30, 1997, and a premium to core deposits of approximately 21.41% (excluding $75.6 million in brokered deposits).

  Summary of Proposals. Hovde summarized the sales process, the parties contacted and the level of interest expressed by each party, including the value of the aggregate consideration offered to the holders of Advantage Common Stock.

  Hovde also compared the significant terms of the M&I proposal to those of the other bidders submitting proposals, including but not limited to the value of the consideration offered, the market characteristics of the acquiror's stock and the community/employee considerations. Furthermore, Hovde examined the trading price and volume for M&I Common Stock and the relationship between the trading characteristics of the common stock of the other companies, as well as to a peer group of comparable companies.

  Analysis of Selected Mergers. As part of its analysis, Hovde reviewed three sets of mergers: (i) selected mergers involving thrifts headquartered anywhere in the United States announced between January 1, 1996 and October 15, 1997 in which the return on average assets of the seller was greater than 1.0% and the tangible equity/asset ratio of the seller was between 7.5% and 10.0% (the "High Performers"); (ii) selected mergers involving thrifts headquartered anywhere in the United States announced between January 1, 1996 and October 15, 1997 in which the total assets of the seller were between $750 million and $2 billion (the "Asset Size Mergers"); (iii) and all mergers involving thrifts headquartered in the Midwest announced between January 1, 1996 and October 15, 1997 in which the total assets of the seller were greater than $100 million (the "Midwest Mergers"). The High Performers consisted of 18 mergers; the Assets Size Mergers consisted of 19 mergers; and the Midwest Mergers consisted of 20 mergers. For each transaction, Hovde calculated the multiple of the offer value to the acquired company's: (i) earnings per share ("EPS") for the twelve months preceding ("LTM") the announcement date of the transaction (P/E ratios were adjusted for the one-time special assessment for the quarter ended September 30, 1996, to recapitalize the Savings Association Insurance Fund); (ii) book value per share; (iii) tangible book value per share; and (iv) the tangible book premium to core deposits. The High Performers, the Asset Size Mergers and the Midwest Mergers are listed in the table below:

               ACQUIRER                                TARGET

                                High Performers

            Star Banc Corporation                           Great Financial Corp
        Commercial Federal Corporation                    Mid Continent Bancshares
       North Fork Bancorporation, Inc.                     Branford Savings Bank
          Union Planters Corporation                       Sho-Me Financial Corp.
         Bay View Capital Corporation                     America First Financial
          Union Planters Corporation                        Magna Bancorp, Inc.
      Pinnacle Financial Services, Inc.                       CB Bancorp, Inc.
           Sovereign Bancorp, Inc.                             Bankers Corp.
              Dime Bancorp, Inc.                             BFS Bankorp, Inc.
           Compass Bancshares, Inc.                        Horizon Bancorp, Inc.
              Washington Mutual                           United Western Financial
                  UST Corp.                                 Walden Bancorp, Inc.
               BB&T Corporation                        Fidelity Financial Bankshares
       North Fork Bancorporation, Inc.                         North Side SB
             Cathay Bancorp, Inc.                      First Public Savings Bank, FSB
                 F&M Bancorp                              Home Federal Corporation
          Union Planters Corporation                    Leader Financial Corporation
              Washington Mutual                                   Utah FSB

                              Asset Size Mergers

           Sovereign Bancorp, Inc.                            ML Bancorp, Inc.
          Golden State Bancorp, Inc.                    CENFED Financial Corporation
             Barnett Banks, Inc.                            First of America-FL
         Bay View Capital Corporation                     America First Financial
          Union Planters Corporation                        Magna Bancorp, Inc.
               BB&T Corporation                           Virginia First Financial
          TCF Financial Corporation                       Standard Financial, Inc.
          CCB Financial Corporation                      American Federal Bank, FSB
           Sovereign Bancorp, Inc.                             Bankers Corp.
             Temple-Inland, Inc.                    California Financial Holding Company
       Vermont Financial Services Corp.                    Eastern Bancorp, Inc.
        Webster Financial Corporation                         DS Bancor, Inc.
                  UST Corp.                                 Walden Bancorp, Inc.
       North Fork Bancorporation, Inc.                         North Side SB
           Washington Federal, Inc.                         Metropolitan Bancorp
           First Union Corporation                          Home Financial Corp
    Peoples Heritage Financial Group, Inc.                     Family Bancorp
              Allied Irish Banks                           1st Washington Bancorp
             Norwest Corporation                             Primerit Bank FSB

                                Midwest Mergers

           North Central Bancshares                        Valley Financial Corp.
            Star Banc Corporation                          Great Financial Corp.
        Commercial Federal Corporation                    Mid Continent Bancshares
          Union Planters Corporation                       Sho-Me Financial Corp.
         Charter One Financial, Inc.                       Haverfield Corporation
          TCF Financial Corporation                       Standard Financial, Inc.
        Marshall & Ilsley Corporation                   Security Capital Corporation
             Fifth Third Bancorp                              Suburban Bancorp
      Pinnacle Financial Services, Inc.                       CB Bancorp, Inc.
       Mercantile Bancorporation, Inc.                Roosevelt Financial Group, Inc.
        ABN AMRO North American, Inc.              Standard Federal Bancorporation, Inc.
       Shoreline Financial Corporation                       SJS Bancorp, Inc.
             Mutual Savings Bank                First Federal Bancshares of Eau Claire, Inc.
        Commercial Federal Corporation                    Heritage Financial Ltd.
          Fidelity Financial of Ohio                    Circle Financial Corporation
             Pinnacle Banc Group                             Financial Security
             Security Banc Corp.                              Third Financial
             Old National Bancorp                           Workingmens Capital
             BancFirst Ohio Corp.                           County Savings Bank
       Roosevelt Financial Group, Inc.                 Sentinel Financial Corporation

  The calculations for the High Performers group yielded a range of multiples of offer value to LTM EPS of 8.5 times to 22.6 times, with an average of 15.2 times and a median of 15.5 times; a range of multiples of offer value to book value of 1.38 times to 2.47 times, with an average of 1.86 times and a median of 1.76 times; a range of multiples of offer value to tangible book value of
1.38 times to 2.55 times, with an average of 1.92 times and a median of 1.93 times; and a range of tangible book premium to core deposits of 4.16% to 24.81%, with an average of 13.69% and a median of 13.73%.

  The calculations for the Asset Size Mergers yielded a range of multiples of offer value to LTM EPS of 11.5 times to 26.9 times, with an average of 16.2 times and a median of 15.2 times; a range of multiples of offer value to book value of l.06 times to 3.06 times, with an average of l.69 times and a median of 1.65 times; a range of multiples of offer value to tangible book value of
1.06 times to 3.31 times, with an average of 1.81 times and a median of 1.68 times; and a range of multiples of tangible book premium to core deposits of 3.58% to 26.61%, with an average of 10.13% and a median of 8.12%.

  The calculations of the Midwest Mergers yielded a range of multiples of offer value to LTM EPS of 13.4 times to 25.9 times, with an average of 19.4 times and a median of 19.7 times; a range of multiples of offer value to book value of 1.10 times to 2.16 times, with an average of 1.61 times and a median of 1.51 times; a range of multiples of offer value to tangible book value of
1.10 times to 2.52 times, with an average of 1.66 times and a median of 1.52 times; and a range of tangible book premium to core deposits of 2.73% to 23.60%, with an average of 11.05% and a median of 10.42%.

  Hovde compared these multiples with the corresponding multiples for the Merger, valuing the shares of M&I Common Stock that would be received pursuant to the Merger Agreement at $62.25 per share of Advantage Common Stock. In calculating the multiples for the Merger, Hovde used Advantage's EPS for the 12 months ended September 30, 1997, book value per share and tangible book value per share as of September 30, 1997, and Hovde calculated that Advantage's LTM EPS, book value per share, tangible book value per share and tangible book premium to core deposits were 20.8 times, 2.24 times, 2.34 times, and 21.41%, respectively.

  No company or transaction used in the above analysis as a comparison is identical to Advantage, M&I or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared.

  Contribution Analysis. Hovde prepared a contribution analysis showing percentages of assets, deposits, common equity, and estimated 1997 and estimated 1998 net income contributed to the combined company on a pro forma basis by Advantage and M&I. This analysis showed, assuming M&I's stock price was at $51.88 per share, that Advantage, as of November 3, 1997, would contribute 5.13% of pro forma consolidated total assets, 4.21% of core deposits, 5.10% of common equity, 4.10% of estimated 1997 net income and 3.72% of estimated 1998 net income. The holders of Advantage Common Stock would own approximately 3.72% of the pro forma common shares outstanding of M&I, assuming M&I's stock price was at $51.88 per share.

  Financial Implications to Holders of Advantage Common Stock. Hovde prepared an analysis of the financial implications of the M&I offer to a holder of Advantage Common Stock. This analysis indicated that on a pro forma equivalent basis, at a $62.25 price per share of Advantage Common Stock with M&I trading at $51.88 per share, a holder of Advantage Common Stock would achieve approximately no accretion in fully diluted earnings per share, an increase in fully diluted dividends per share of approximately 125% and a decrease in fully diluted book value per share of approximately 27% in 1998 as a result of the consummation of the Merger. Assuming that the projected earnings per share and dividends per share do not change, the holders of Advantage Common Stock will experience an increase of approximately 9% in earnings per share, an increase of approximately 145% in dividends per share, and a decrease of approximately 23% in book value per share in 2002.

  Comparative Shareholder Returns. Hovde presented an analysis of comparative theoretical shareholder returns in several scenarios, including Advantage remaining independent, Advantage being acquired in 2002 and Advantage being acquired by M&I. This analysis, which was based on the net present value of projected dividend streams and projected 1998 common stock valuations (using the current price-to-earnings multiples), indicated total shareholder returns of 10.77% if Advantage remained independent, 16.42% for a merger in 2002 on the terms specified in the following paragraph, and 20.18% based on the acceptance of the offer from M&I at a fixed exchange ratio of 1.2 shares of M&I Common Stock per share of Advantage Common Stock.

  Discounted Cash Flow Analysis. Hovde performed a discounted cash flow analysis to determine a present value per share of Advantage Common Stock assuming Advantage continued to operate as a stand-alone entity and was acquired at a later date. This present value was determined by projecting Advantage's after-tax net income for the five years from September 30, 1998 through 2002. Projected net income was determined through consultation with Advantage's management and generally included growth in assets (ranging from a low of 3.0% in 1998 and increasing to 4.5% in 2002). "Terminal value" per share of Advantage Common Stock was determined by applying a price to earnings multiple of 19.6 times against Advantage's projected earnings at September 30, 2002. The present value of the terminal value was then determined using an annual discount rate of 12.5%. The above calculations resulted in a present value per fully diluted share of Advantage Common Stock of $53.17 per share.

  Although the summary set forth above does not purport to be a complete description of the analysis performed by Hovde, the material analysis performed by Hovde in rendering its opinion has been summarized above. However, the preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Hovde believes that its analysis and the summary set forth above must be considered as a whole and that selecting portions of its analysis, without considering all factors and analysis, would create an incomplete view of the process underlying the analysis by which Hovde reached its opinion. In addition, Hovde may have given various analyses more or less weight than other analyses, but no analysis was given materially more weight than any other analysis. Also, Hovde may have deemed various assumptions more or less probable than other assumptions so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Hovde's view of the actual value of Advantage or the combined company.

  In performing its analysis, Hovde made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Advantage and M&I. The analysis performed by Hovde is not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analysis. Such analysis was prepared solely as part of Hovde's analysis of the fairness of the Merger Consideration, from a financial point of view, to the holders of Advantage Common Stock. The analysis does not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Hovde used in its analysis various projections of future performance prepared by the management of Advantage. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those assumed in the projections and any related analysis. Hovde's opinion does not address the relative merits of the Merger as compared to any other business combination in which Advantage might engage. In addition, as described above, Hovde's opinion to the Advantage Board was one of many factors taken into consideration by the Advantage Board in making its determination to approve the Merger Agreement.

  Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Hovde determined that the Merger Consideration was fair from a financial point of view to the holders of Advantage Common Stock. Hovde's fairness opinion does not take into account any potential adjustments to the Merger Consideration that may be provided for in the Merger Agreement.

  THE SUMMARY OF THE PRESENTATION BY HOVDE TO THE ADVANTAGE BOARD AS SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF SUCH PRESENTATION. THE PREPARATION OF A FAIRNESS OPINION INVOLVES VARIOUS DETERMINATIONS AS TO THE MOST APPROPRIATE AND RELEVANT METHODS OF FINANCIAL ANALYSES AND THE APPLICATION OF THOSE METHODS TO THE PARTICULAR CIRCUMSTANCES, AND, THEREFORE, SUCH AN OPINION IS NOT READILY SUSCEPTIBLE TO SUMMARY DESCRIPTION. FURTHERMORE, IN ARRIVING AT ITS OPINION, HOVDE DID NOT ATTRIBUTE ANY PARTICULAR WEIGHT TO ANY ANALYSIS OR FACTOR CONSIDERED BY IT, BUT RATHER MADE QUALITATIVE JUDGMENTS AS TO THE SIGNIFICANCE AND RELEVANCE OF EACH ANALYSIS AND FACTOR. ACCORDINGLY, HOVDE BELIEVES THAT ITS ANALYSES AND THE SUMMARY SET FORTH ABOVE MUST BE CONSIDERED AS A WHOLE AND THAT SELECTING PORTIONS OF ITS ANALYSES, WITHOUT CONSIDERING ALL FACTORS AND ANALYSES, COULD CREATE AN INCOMPLETE VIEW OF THE PROCESS UNDERLYING THE OPINION. IN PERFORMING ITS ANALYSES, HOVDE MADE NUMEROUS ASSUMPTIONS WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS AND ECONOMIC CONDITIONS AND OTHER MATTERS, MANY OF WHICH ARE BEYOND THE CONTROL OF M&I OR ADVANTAGE. THE ANALYSES PERFORMED BY HOVDE ARE NOT NECESSARILY INDICATIVE OF ACTUAL VALUES OR ACTUAL FUTURE PERFORMANCE.

MERGER CONSIDERATION

  The Merger Agreement provides that, at the Effective Time and subject to adjustment procedures described below, each share of Advantage Common Stock issued and outstanding immediately prior to the Effective Time (except for shares held by M&I or a subsidiary of M&I for its own account and shares held by the Trusts and unallocated to participants thereunder) will cease to be outstanding and will be converted into, and become the right to receive, 1.2 shares of M&I Common Stock. Each share of Advantage Common Stock held as treasury stock, held by M&I or a subsidiary of M&I for its own account, or held by the Trusts and unallocated to participants thereunder, will be canceled and extinguished without conversion thereof into M&I Common Stock or payment therefor.

  If the Average Price is below $46.67 per share, the Exchange Ratio will be adjusted to a number so that the product of the adjusted Exchange Ratio (taken to four decimal places) and the Average Price equals $56.00 (rounded to the nearest whole cent) unless M&I exercises its right under the Merger Agreement to inform Advantage prior to the Effective Time that such adjustment shall not occur, in which case such adjustment will not occur and Advantage will have the right to terminate the Merger Agreement (see "THE MERGER--Termination; Amendment and Waiver"). If the Average Price is above $61.67 per share, then M&I will have the option, but not the obligation, to adjust the Exchange Ratio to a number so that the product of the adjusted Exchange Ratio (taken to four decimal places) and the Average Price equals $74.00 (rounded to the nearest whole cent), subject to the right of Advantage under the Merger Agreement to terminate the Merger Agreement in the event of such an adjustment (see "THE MERGER--Termination; Amendment and Waiver"). IN THE EVENT THAT ADVANTAGE DOES NOT EXERCISE ITS TERMINATION RIGHT, THE EXCHANGE RATIO MAY BE LESS THAN 1.2 SHARES OF M&I COMMON STOCK.

  Under the Merger Agreement, if between the date of the Merger Agreement and the Effective Time, either Advantage or M&I declares a stock dividend or distribution upon or subdivides, splits up, reclassifies or combines its common stock, or declares a dividend or makes a distribution on its common stock in any security convertible into its common stock, appropriate adjustment or adjustments will be made to the Exchange Ratio.

  The shares of M&I Common Stock outstanding at the Effective Time will remain outstanding shares of M&I Common Stock following the Effective Time.

  At the Effective Time, all rights with respect to Advantage Common Stock pursuant to stock options granted by Advantage under Advantage's stock option plans, whether or not then exercisable, will be converted into and will become rights with respect to M&I Common Stock, and M&I will assume each stock option in accordance with the terms of the applicable stock option plan under which it was issued (and, where applicable, as amended), as adjusted to reflect the Exchange Ratio. See "THE MERGER--Effect on Employee Benefits and Stock Options."

  No fractional shares of M&I Common Stock will be issued in the Merger. Instead, M&I will pay to each holder of Advantage Common Stock who would otherwise be entitled to a fractional share an amount of cash equal to the fraction of a share of M&I Common Stock to which the holder of Advantage Common Stock would otherwise be entitled multiplied by the Average Price.

  The terms of the Merger were determined by M&I and Advantage on the basis of arm's-length negotiations.

  For a description of the M&I Common Stock to be received in connection with the Merger, see "DESCRIPTION OF M&I CAPITAL STOCK," and for a description of certain differences in the rights of shareholders of M&I and Advantage, see "COMPARISON OF SHAREHOLDER RIGHTS."

EFFECTIVE TIME

  Advantage and M&I will cause the Merger to be consummated by filing Articles of Merger with DFI. The filing with respect to the Merger will occur as promptly as practicable after the satisfaction or, if permissible, waiver of the conditions to M&I's and Advantage's obligations to effect the Merger. The parties currently anticipate that the Merger will be completed on or about April 1, 1998, subject to receipt of shareholder and regulatory approvals.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES; DIVIDENDS

  Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of M&I, Advantage, or the holders of M&I Common Stock or Advantage Common Stock, each share of Advantage Common Stock issued and outstanding immediately prior to the Effective Time (except for shares held by M&I or a subsidiary of M&I for its own account and shares held by the Trusts and unallocated to participants thereunder, all of which will automatically be canceled and retired and will cease to exist) will be converted into the right to receive 1.2 shares of M&I Common Stock, subject to adjustment as described above. All such shares of Advantage Common Stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each certificate previously representing any such shares of Advantage Common Stock will thereafter represent the right to receive a certificate representing shares of M&I Common Stock into which such Advantage Common Stock is convertible plus cash in lieu of fractional shares. Certificates previously representing shares of Advantage Common Stock will be exchanged for certificates representing whole shares of M&I Common Stock upon the surrender of such certificates as provided below, without interest. No fractional share of M&I Common Stock will be issued, and, in lieu thereof, a cash payment will be made as provided below.

  Procedures for Exchange of Certificates. As of the Effective Time, M&I will deposit, or cause to be deposited, with a bank or trust company designated by M&I which is reasonably acceptable to Advantage (the "Exchange Agent"), certificates representing the shares of M&I Common Stock (such certificates for shares of M&I Common Stock (and any dividends or distributions with respect to such M&I Common Stock) being hereinafter referred to as the "Exchange Fund") issuable pursuant to the terms of the Merger Agreement to holders of Advantage Common Stock at the Effective Time. As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Advantage Common Stock (the "Certificates"), whose shares of Advantage Common Stock were converted into the right to receive shares of M&I Common Stock, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as M&I may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of M&I Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with a duly executed letter of transmittal, the holder of such Certificate will receive a certificate representing that number of whole shares of M&I Common Stock which such holder has the right to receive in respect of the Certificate surrendered (after taking into account all shares then held by such holder) and cash in lieu of any fractional shares, and the Certificate so surrendered will be canceled. In the event of a transfer of ownership of shares of Advantage Common Stock which is not registered in the transfer records of Advantage, a certificate representing the proper number of shares of M&I Common Stock may be issued to a transferee if the Certificate representing such shares of Advantage Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the payment by such person of a bond in such reasonable amount as M&I may direct as indemnity against any claim that may be made against it or the Exchange Agent with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, a certificate representing the proper number of shares of M&I Common Stock. Until surrendered, each Certificate will, after the Effective Time, represent only the right to receive upon such surrender a certificate representing shares of M&I Common Stock, dividends, and cash in lieu of any fractional share of M&I Common Stock as described below.

  HOLDERS OF ADVANTAGE COMMON STOCK SHOULD NOT FORWARD CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED A LETTER OF TRANSMITTAL AND INSTRUCTIONS. HOLDERS OF ADVANTAGE COMMON STOCK SHOULD NOT RETURN CERTIFICATES WITH THE ENCLOSED PROXY.

  All shares of M&I Common Stock issued upon conversion of shares of Advantage Common Stock (including any cash paid for fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Advantage Common Stock.

  No certificates or scrip representing fractional shares of M&I Common Stock will be issued upon the surrender for exchange of Certificates, and each fractional share interest will not entitle the owner thereof to vote or to claim any rights of a holder of M&I Common Stock. Each holder of a fractional share interest will be paid an amount in cash based upon the product of the fractional share interest to which such holder would otherwise be entitled, multiplied by the Average Price. As soon as practicable after the determination of the amount of cash to be paid to holders of fractional share interests, the Exchange Agent will notify M&I and M&I will make available such amounts to such holders of such fractional share interests subject to and in accordance with the terms of the Merger Agreement.

  Any portion of the Exchange Fund which remains undistributed to the former holders of Advantage Common Stock for six months after the Effective Time will be delivered to M&I, upon demand, and any former holders of Advantage Common Stock who have not complied with the procedure described above will thereafter look only to M&I for payment of their claim for M&I Common Stock, any cash in lieu of fractional shares of M&I Common Stock and any dividends or distributions with respect to M&I Common Stock.

  Neither M&I nor Advantage shall be liable to any former holder of shares of Advantage Common Stock for any such shares of former Advantage Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

  M&I is entitled to deduct and withhold from the Merger Consideration such amounts as M&I is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by M&I, such withheld amounts shall be treated for purposes of the Merger Agreement as having been paid to the former holder of such shares of Advantage Common Stock in respect of which such deduction and withholding was made by M&I.

  At the Effective Time, the stock transfer books of Advantage shall be closed and there shall be no further registration or transfers of shares of Advantage Common Stock thereafter on the records of Advantage. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Advantage Common Stock represented thereby except as otherwise provided in the Merger Agreement or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or M&I for any reason shall be converted into shares of M&I Common Stock in accordance with the terms of the Merger Agreement as described above.

  Dividends. No dividends or other distributions declared or made after the Effective Time with respect to M&I Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of M&I Common Stock represented thereby, and no cash payment in lieu of fractional shares will be paid to any such holder, until the holder of record of such Certificate surrenders the Certificate. Subject to the effect of applicable laws, following surrender of any Certificate, there will be paid to the holder of the certificates representing whole shares of M&I Common Stock issued in exchange, without interest, (i) promptly, the amount of any cash payable in lieu of a fractional share of M&I Common Stock and the amount of dividends or other distributions with record and payment dates after the Effective Time and before the date of such surrender with respect to whole shares of M&I Common Stock; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to the whole shares of M&I Common Stock. In no event shall the persons entitled to receive such dividends, distributions and cash in lieu of fractional shares be entitled to receive interest on the amounts payable.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains certain customary representations and warranties of each of M&I and Advantage (and in certain cases also relating to their respective subsidiaries) including, but not limited to: (a) organization, regulatory registrations or authorizations and similar corporate matters; (b) capital structures; (c) authorization, execution, delivery, performance and enforceability of the Merger Agreement and other related matters; (d) compliance with laws; (e) documents filed with the Commission and other applicable securities or banking authorities and the accuracy of information contained therein; (f) no material pending or threatened litigation or governmental investigations or agreements except as otherwise disclosed in filings with the Commission; (g) retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and, with respect to Advantage, certain matters relating to employment contracts, options and similar matters; (h) the accuracy of information supplied by each of M&I and Advantage in connection with the Registration Statement and this Proxy Statement-Prospectus; (i) good title to properties, free of liens; (j) with respect to Advantage only, the absence of certain environmental matters; (k) the absence of any burdensome contracts, agreements or restrictions; (l) certain tax matters; (m) with respect to Advantage only, certain insurance matters; (n) absence of certain material changes or events since June 30, 1997 (in the case of Advantage) and December 31, 1996 (in the case of M&I), including changes or events relating to the incurrence of a material adverse effect in the business, operations, properties (including intangible properties), condition (financial or otherwise), assets or liabilities (including contingent liabilities) of M&I and its subsidiaries, taken as a whole, or of Advantage and its subsidiaries, taken as a whole; (o) no action taken that would prevent using the "pooling-of-interests" method for accounting for the Merger or which would prevent the Merger from qualifying as a tax-free reorganization under the Code; (p) material contracts; (q) full disclosure with regard to all written information furnished pursuant to the Merger Agreement; (r) with respect to Advantage only, the opinion of its financial advisor; and (s) with respect to Advantage only, the shareholder vote required to approve the Merger Agreement.

  The Merger Agreement also contains additional representations and warranties by Advantage to M&I that the Advantage Board has taken all actions necessary to ensure that none of (a) the restrictions of Sections 180.1130-32, 180.1134, 180.1140-44 and 180.1150 of the WBCL (relating to business combinations with interested shareholders and other potential restrictions on M&I's ability to consummate the Merger, generally discussed under "DESCRIPTION OF M&I CAPITAL STOCK--Certain Provisions of the Wisconsin Business Corporation Law"), and (b) the provisions set forth in Article 4.C and Article 11 of the Restated Articles of Incorporation of Advantage (the "Advantage Articles"), apply to the Merger or, except in the case of Article 4.C., the Stock Option Agreement.

  Certain of the representations and warranties of M&I and Advantage contained in the Merger Agreement are qualified by materiality standards contained in the Merger Agreement and by the disclosure schedules of M&I and Advantage delivered pursuant to the Merger Agreement.

CONDITIONS TO THE MERGER

  The Merger Agreement contains certain conditions to the obligations of M&I and Advantage to consummate the Merger. In addition to other customary closing conditions, the following conditions are contained in the Merger Agreement:
(a) the Merger shall have been approved by the requisite vote of the holders of Advantage Common Stock; (b) the Registration Statement shall have been declared effective by the Commission under the Securities Act (and no stop order suspending the effectiveness of the Registration Statement shall have been issued) and M&I shall also have received all other federal and state securities permits and authorizations necessary to issue M&I Common Stock pursuant to the Merger Agreement; (c) the Merger shall have been approved by applicable regulatory authorities without the imposition of any condition that is materially burdensome to M&I and all conditions required to be satisfied prior to the Effective Time imposed by such approval shall have been satisfied and all waiting periods relating to such approval shall have expired; (d) there shall not be any injunction or restraining order or regulatory impediment preventing the consummation of the Merger; (e) there shall not be any pending material action, proceeding or investigation (i) challenging or seeking material damages in connection with the Merger or (ii) seeking to limit the exercise of ownership rights by M&I of the business or assets of Advantage which in either case is reasonably likely to have a Material Adverse Effect (as such term is defined in the Merger Agreement) on Advantage or M&I;
(f) M&I's and Advantage's representations and warranties contained in the Merger Agreement shall be true and correct unless the failure to be true and correct would not have a Material Adverse Effect on M&I or Advantage; (g) all agreements and covenants of each of M&I and Advantage required to be performed by it under the Merger Agreement shall have been performed by it in all material respects; (h) all consents, approvals, authorizations or orders required to be obtained in connection with the Merger by either M&I or Advantage shall have been obtained by it, unless the failure to obtain such consents, approvals, authorizations or orders would not have a Material Adverse Effect on M&I or Advantage; (i) the opinions of Godfrey & Kahn, S.C. and Foley & Lardner that the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code shall be rendered substantially as described in the Merger Agreement; (j) the opinions of Foley & Lardner and Godfrey & Kahn, S.C. as to certain matters in connection with the Merger shall be rendered substantially in the forms contemplated by the Merger Agreement; and (k) each party to the Merger Agreement shall have received from (i) Ernst & Young LLP an opinion to the effect that Advantage is an entity that qualifies for "pooling-of-interests" accounting treatment pursuant to GAAP and applicable regulations of the Commission, and (ii) Arthur Andersen LLP an opinion to the effect that the Merger qualifies for "pooling-of-interests" accounting treatment pursuant to GAAP and applicable regulations of the Commission.

  In addition to the mutual conditions discussed above, M&I's obligation to consummate the Merger is subject to the additional condition that M&I shall have received from Ernst & Young LLP a "comfort letter" with respect to Advantage's financial statements included or incorporated by reference in this Proxy Statement-Prospectus.

  The parties currently anticipate that the Merger will be completed on or about April 1, 1998, subject to receipt of shareholder and regulatory approvals.

TERMINATION; AMENDMENT AND WAIVER

  Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger Agreement by the holders of Advantage Common Stock at the Special Meeting: (a) by mutual consent of M&I and Advantage by a vote of a majority of the members of their respective Boards of Directors; (b) by either Advantage or M&I if any approval of holders of Advantage Common Stock required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such holders or at any adjournment or postponement thereof; (c) by either M&I or Advantage (i) if there has been a breach in any material respect (except when any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have been breached in any respect) of any representation, warranty, covenant or agreement set forth in the Merger Agreement on the part of M&I or Advantage, respectively, or (ii) if any representation or warranty of M&I or Advantage, respectively, shall be discovered to have become untrue in any material respect (except when any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have been breached in any respect), in either case which breach or other condition has not been cured within 30 business days following receipt by the nonterminating party of notice of such breach or other condition, or which breach by its nature, cannot be cured prior to closing of the Merger and would cause such party to fail to meet its conditions to the Merger (provided that the Merger Agreement may not be terminated by the breaching party or party making any representation or warranty which shall have become untrue in any material respect); (d) by either M&I or Advantage if any permanent injunction preventing the consummation of the Merger shall have become final and nonappealable; (e) by either M&I or Advantage if the Merger shall not have been consummated on or prior to April 30, 1998, for a reason other than the failure of the terminating party to comply with its obligations under the Merger Agreement; provided that if the Merger shall not have been consummated by April 30, 1998, as a result of proceedings of a governmental authority or litigation, then the date on which either M&I or Advantage may terminate the Merger Agreement shall be extended to the earlier of (i) the lapse of a reasonable period of time necessary to consummate the Merger following the final termination of proceedings of a governmental authority or litigation or
(ii) November 30, 1998; (f) by either M&I or Advantage if any regulatory authority has denied approval of the Merger, and neither M&I nor Advantage has, within 30 days after the entry of such order denying approval, filed a petition seeking review of such order as provided by applicable law; or (g) by M&I at any time prior to the Special Meeting if the Advantage Board shall have withdrawn, modified or changed its recommendation in favor of the Merger pursuant to its fiduciary obligations as described in Section 6.1 of the Merger Agreement, and such withdrawal, modification or change is adverse in any respect to the interests of M&I.

  The Merger Agreement may also be terminated by Advantage if both (a) the Average Price is below $46.67 per share, and (b) M&I has informed Advantage prior to the Effective Time that the Exchange Ratio shall not be adjusted to a number such that the product of the adjusted Exchange Ratio (taken to four decimal places) and the Average Price shall equal $56.00 (rounded the to the nearest whole cent). The Merger Agreement may also be terminated by Advantage if both (a) the Average Price is above $61.67 per share, and (b) M&I has elected prior to the Effective Time to adjust the Exchange Ratio to a number such that the product of the adjusted Exchange Ratio (taken to four decimal places) and the Average Price shall equal $74.00 (rounded to the nearest whole cent). IF ADVANTAGE DOES NOT EXERCISE ITS RIGHT TO TERMINATE IN THIS INSTANCE, THE EXCHANGE RATIO MAY BE LESS THAN 1.2 SHARES OF M&I COMMON STOCK.

  In the event of termination of the Merger Agreement by either M&I or Advantage, the Merger Agreement will become void and there will be no liability or obligation on the part of M&I or Advantage other than under certain specified provisions of the Merger Agreement dealing with confidential treatment of non-public information and expenses, and other than any liabilities incurred or suffered by a party as a result of a willful breach of the Merger Agreement. The Stock Option Agreement will be governed by its own terms with respect to termination. See "THE MERGER--Stock Option Agreement."

  Amendment and Waiver. Subject to applicable law, (i) the Merger Agreement may be amended at any time prior to the Effective Time by action taken or authorized by the respective Boards of Directors of M&I and Advantage (except that after the Merger Agreement is approved by the holders of Advantage Common Stock, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Advantage Common Stock will be converted pursuant to the terms of the Merger Agreement at the Effective Time) and (ii) at any time prior to the Effective Time, the parties may extend the time for performance of the obligations of the other parties to the Merger Agreement, and waive any inaccuracies in the representations and warranties contained in the Merger Agreement or any document delivered pursuant thereto or may waive compliance with any agreements or conditions for their respective benefit contained in the Merger Agreement.

CONDUCT OF BUSINESS PENDING MERGER

  The Merger Agreement contains certain affirmative and negative covenants of M&I and Advantage. Pursuant to the Merger Agreement, each party has agreed promptly to notify the other of any impending or threatened occurrence of an event or condition which would cause any of its representations or warranties contained in the Merger Agreement to be untrue or inaccurate or cause either party to fail to comply with or satisfy any covenant, condition or agreement to be complied with under the Merger Agreement. In addition, Advantage has agreed that prior to the Effective Time, Advantage and each of its subsidiaries will (a) operate its business only in the ordinary course consistent with past practices; (b) use reasonable efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees and maintain its relationships with customers; (c) use all reasonable efforts to maintain and keep its properties in good repair and condition ordinary wear and tear excepted; (d) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it; (e) use all reasonable efforts to perform in all material respects all obligations to be performed by it under all material contracts, leases and documents relating to or affecting its assets, properties and business; (f) take such reasonable actions as are requested by M&I to complete the Merger; and (g) use its reasonable best efforts to obtain (i) consent and waiver agreements from holders of options to purchase Advantage Common Stock, and (ii) amendments to certain employment agreements.

  Advantage has also agreed that prior to the Effective Time, neither Advantage nor any of its subsidiaries will (without the prior written consent of M&I), except as provided in the Merger Agreement: (a) (i) adopt, amend, renew or terminate any of the benefit plans, programs or arrangements or any of the material employment, termination or severance agreements with respect to which Advantage or any subsidiary of Advantage has any obligations (collectively the "Plans"), or (ii) except for normal increases in the ordinary course of business consistent with past practice, the specific provisions set forth in the Merger Agreement, and the requirements of applicable law, increase the base salary, bonus incentive compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement in effect as of the date of the Merger Agreement, (b) declare or pay any dividend other than (i) regular quarterly cash dividends on Advantage Common Stock not in excess of $0.10 per share (provided that in the quarter that the Effective Time occurs, holders of Advantage Common Stock will receive cash dividends only with respect to shares of Advantage Common Stock held or with respect to shares of M&I Common Stock received pursuant to the Merger Agreement, but not both) or (ii) dividends by a subsidiary of Advantage to Advantage; (c) redeem, purchase or otherwise acquire any shares of Advantage capital stock; (d) merge with or into any other corporation or bank or permit any other corporation or bank to merge into it or consolidate with any other corporation or bank, or effect any reorganization or recapitalization; (e) other than in the ordinary course of business and consistent with past practice, (i) purchase or otherwise acquire any substantial portion of the assets, or more than 5% of the stock, of any corporation, bank or other business or (ii) liquidate, sell or dispose of, or encumber any assets or acquire any assets; (f) split, combine, or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution of such capital stock; (g) issue any shares of Advantage's capital stock other than (i) pursuant to outstanding employee or director stock options or (ii) pursuant to the Plans; (h) propose or adopt any amendment to the Advantage Articles or its Bylaws in any way adverse to M&I; (i) change any of its methods of accounting, or methods of reporting income or deductions for federal income tax purposes, in effect at June 30, 1997; and (j) change any lending, investment, liability management or other material policies concerning the business or operations of Advantage or any of its subsidiaries.

  Pursuant to the Merger Agreement, M&I has agreed that prior to the Effective Time, M&I will (a) maintain its corporate existence in good standing and maintain all books and records in accordance with GAAP as utilized in M&I's financial statements applied on a consistent basis; and (b) conduct its business in a manner that does not violate any laws.

  M&I has also agreed that prior to the Effective Time, it will not declare or pay any extraordinary dividend (except for increases of the quarterly cash dividend on M&I Common Stock) on or make any other extraordinary or special distribution in respect of its capital stock unless appropriate adjustment is made to the Exchange Ratio. M&I has also agreed that prior to the Effective Time, M&I will not, and will not allow its subsidiaries to (a) take any action to cause any of its representations or warranties to become untrue in any material respect; (b) take any action which would disqualify the Merger as a reorganization under Section 368 of the Code or for "pooling-of-interests" treatment under GAAP; (c) amend the Restated Articles of Incorporation of M&I (the "M&I Articles") or its Bylaws in a manner which would adversely affect the terms of the M&I Common Stock or the ability of M&I to consummate the Merger; and (d) enter into any agreement providing for any transaction in which the surviving company of such transaction would be prohibited from consummating the Merger in accordance with the terms of the Merger Agreement. M&I has also agreed to use reasonable efforts to cause shares of M&I Common Stock to be issued in the Merger to be approved for listing on the Nasdaq National Market prior to the Effective Time.

NO SOLICITATION OF TRANSACTIONS

  The Merger Agreement provides that Advantage will not authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or (i) recommend or endorse any takeover proposal, (ii) participate in any discussions or negotiations with respect to a takeover proposal, or (iii) provide third parties with any nonpublic information relating to any such inquiry or proposal. Advantage may, and may authorize and permit its officers, directors, employees or agents to, provide third parties with nonpublic information, otherwise facilitate any effort or attempt by any third party to make or implement a takeover proposal, and participate in discussions and negotiations with any third party relating to any takeover proposal, if Advantage, after having consulted with and considered the advice of outside counsel, has determined in good faith that such actions are necessary for the discharge of the fiduciary duties of the Advantage Board.

  At the time the Merger Agreement was entered into, Advantage agreed to cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than M&I with respect to any of the foregoing. Advantage has agreed to notify M&I immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Advantage, and Advantage shall keep M&I informed, on a current basis, of the status of any such discussions and negotiations. The term "takeover proposal" means any tender or exchange offer, proposal for a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Advantage or any Seller Subsidiary (as defined in the Merger Agreement) or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Advantage or any Seller Subsidiary other than the transactions contemplated or permitted by the Merger Agreement.

STOCK OPTION AGREEMENT

  General. Pursuant to the Stock Option Agreement and as a condition for M&I to enter into the Merger Agreement, Advantage has granted to M&I the Option to purchase up to 643,930 shares of Advantage Common

Stock (subject to adjustment for certain dilutive events, but in no event in excess of 19.9% of the shares of Advantage Common Stock issued and outstanding at the time of exercise), at an exercise price of $56.00 per share (the closing price of Advantage Common Stock on October 31, 1997, which was the last trading date preceding execution and delivery of the Merger Agreement and Stock Option Agreement). The Option may only be exercised by M&I upon the occurrence of certain triggering and exercise events, discussed below, which generally relate to control of Advantage. No such events have occurred as of the date hereof.

  Exercise of Option. The Option may be exercised by M&I, in whole or in part, within three months after the occurrence of a "Subsequent Triggering Event" if
(i) both an "Initial Triggering Event" and a Subsequent Triggering Event have occurred prior to an "Exercise Termination Event," (ii) M&I is not in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement or the Stock Option Agreement (which, in the case of the Merger Agreement, would entitle Advantage to terminate the Merger Agreement), and (iii) Advantage has not terminated the Merger Agreement due to such a material breach or pursuant to its termination rights upon certain circumstances involving changes in the Average Price (see "THE MERGER-- Termination; Amendment and Waiver"). Any purchase of shares of Advantage Common Stock pursuant to the Option is subject to compliance with all applicable laws, including the Federal Reserve Board and Office of Thrift Supervision ("OTS").

  For purposes of the Option, an "Initial Triggering Event" is defined as any of the following events or transactions: (a) Advantage, or any subsidiary of Advantage, without prior written consent of M&I, enters into an agreement with any person other than M&I or any subsidiary of M&I ("person" as used in the Stock Option Agreement has the meaning defined in the Exchange Act and the rules and regulations thereunder) to engage in, or the Advantage Board shall have recommended that the holders of Advantage Common Stock approve or accept, (each an "Acquisition Transaction") (i) a merger (except for the Merger) or consolidation, or any similar transaction, involving Advantage or the Bank,
(ii) a purchase, lease or other disposition of 15% or more of the consolidated assets, net revenues or net income or Advantage or (iii) an issuance, sale or other disposition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Advantage or the Bank; (b) any person, other than M&I or any subsidiary of M&I, acquires beneficial ownership ("beneficial ownership" as used in the Stock Option Agreement has the meaning defined in the Exchange Act and the rules and regulations thereunder) or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) is formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of Advantage Common Stock (other than shares held in accounts related the Plans); (c)(i) the holders of Advantage Common Stock vote and fail to approve the Merger Agreement at the Special Meeting, (ii) the Special Meeting, in violation of the Merger Agreement, is not held, or (iii) the Special Meeting is canceled prior to the termination of the Merger Agreement, if, in any event, prior to the Special Meeting (or if such meeting was not held or was canceled, prior to the termination of the Merger Agreement), it is publicly announced that any person (other than M&I or a subsidiary of M&I) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction; (d) the Advantage Board withdraws or modifies its recommendation that the holders of Advantage Common Stock approve the transactions contemplated by the Merger Agreement, or Advantage or any subsidiary of Advantage authorizes an agreement to engage in an Acquisition Transaction with any person other than M&I or a subsidiary of M&I; (e) any person other than M&I or a subsidiary of M&I makes a publicly-announced proposal to Advantage or the holders of Advantage Common Stock to engage in an Acquisition Transaction; (f) any person other than M&I or any subsidiary of M&I commences (as such term is defined in Rule 14d-2 under the Exchange Act), or files with the Commission a registration statement under the Exchange Act or tender offer materials with respect to, a potential exchange offer or tender offer to purchase any shares of Advantage Common Stock such that, upon consummation of such offer, such person or a group of which such person is a member would acquire beneficial ownership of 20% or more of the then outstanding shares of Advantage Common Stock; (g) Advantage willfully breaches any covenant or obligation contained in the Merger Agreement in anticipation of and in order to facilitate engaging in an Acquisition Transaction, and following such breach M&I would be entitled to terminate the Merger Agreement; and (h) any person other than M&I or any subsidiary of M&I files an application or notice with the Federal Reserve Board, OTS or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

  For purposes of the Option, a "Subsequent Exercise Event" is defined as either of the following: (a) the acquisition by any person of beneficial ownership of 30% or more of the then outstanding Advantage Common Stock or (b) the occurrence of a Triggering Event (as such term is defined in the Stock Option Agreement) of the type specified in subsection (a) of the preceding paragraph, except that the percentage referred to in clause (iii) of subsection (a) is 30%.

  Expiration of the Option. The Option expires upon any of the following (each an "Exercise Termination Event"): (a) the Effective Time; (b) termination of the Merger Agreement if such termination occurs prior to the occurrence of an Initial Triggering Event except (i) a termination by M&I due to a material breach by Advantage of any of its representations, warranties, covenants or agreements contained in the Merger Agreement or a failure to make, withdrawal or modification of the recommendation of the Advantage Board that the holders of Advantage Common Stock approve the transactions contemplated by the Merger Agreement, (ii) a termination by Advantage or M&I of the Merger Agreement due to the failure of the holders of Advantage Common Stock to approve the consummation of the Merger if prior to, or within three months after, the Special Meeting it is announced that any person (other than M&I or a subsidiary of M&I) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction (each of (i) and (ii), above, is referred to as a "Listed Termination"), or (c) the passage of twelve months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a Listed Termination.

  Closing for the purchase of Advantage Common Stock pursuant to the exercise of the Option is subject to all required regulatory approvals. The periods for exercising certain exercise, registration and repurchase rights under the Stock Option Agreement shall be extended to the extent necessary to allow the parties to obtain all regulatory approvals for the exercise of such rights and the expiration of all applicable statutory waiting periods.

  Repurchase Right. At any time after the occurrence of a Repurchase Event (as defined below), at the request of M&I, delivered prior to an Exercise Termination Event, Advantage shall repurchase either (i) the Option from M&I at a price equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) $56.00, multiplied by the number of shares for which the Option may then be exercised, or (ii) a number (designated by M&I) of the shares of Advantage Common Stock acquired by M&I pursuant to the Stock Option Agreement ("Option Shares") at a price equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" used in the Stock Option Agreement means the highest of
(i) the price per share of Advantage Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Advantage Common Stock to be paid by any third party pursuant to an agreement with Advantage, (iii) the highest closing price for shares of Advantage Common Stock within the six-month period immediately preceding the date M&I gives notice of the required repurchase of the Option or Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Advantage's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Advantage as determined by a nationally recognized investment banking firm, divided by the number of shares of Advantage Common Stock outstanding at the time of such sale.

  Registration Rights. M&I has the right within twelve months of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event to require Advantage to prepare and file up to two registration statements under the Securities Act for the shares of Advantage Common Stock issued or issuable upon exercise of the Option and to use its best efforts to qualify the shares under any applicable state securities laws if necessary for M&I to be able to sell the shares (such rights being M&I's "Registration Rights").

  Right of First Refusal for Registered Sale. In the event M&I proposes to sell Option Shares pursuant to a registration statement under the Securities Act, Advantage has the right, at any time within three business days after Advantage receives notice from M&I of the exercise of M&I's Registration Rights (the "Registration

Notice") to purchase such Option Shares at a cash price equal to the product of (i) the number of shares to be so purchased by Advantage, and (ii) the Fair Market Value (as defined below) of such a share. The term "Fair Market Value" means the average of the daily closing sales price of a share of Advantage Common Stock on the Nasdaq National Market during the five trading days prior to the date on which the Registration Notice is received by Advantage.

  Anti-Takeover Effect of the Stock Option Agreement. Certain aspects of the Stock Option Agreement may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all of or a significant interest in Advantage from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for Advantage Common Stock than the price per share implicit in the Exchange Ratio. The Option granted to M&I under the Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Certain attempts to acquire Advantage or an interest in Advantage would cause the Option to become exercisable as described above, and would trigger M&I's right to receive any premium offered to holders of Advantage Common Stock. This right would significantly increase the cost of a proposed transaction to a potential acquiror as compared to the cost it would incur had the Stock Option Agreement not been entered into. Such increased cost might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire Advantage than it might otherwise propose to pay. In addition, the management of Advantage believes that exercise of the Option is likely to prohibit any reasonably foreseeable acquiror of Advantage (other than M&I) from accounting for any acquisition of Advantage using the "pooling-of-interests" accounting method. Finally, exercise of the Option would increase the ability of M&I to obtain the approval of the holders of Advantage Common Stock to consummate the Merger and adversely affect the ability of a third party to obtain the approval of such holders to consummate an alternative transaction.

DIVIDEND POLICY AFTER THE MERGER

  M&I has no present intention to change its existing dividend policy in connection with the Merger. Any M&I dividends are subject to declaration by the M&I Board and applicable governmental regulations and policies.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Pursuant to the terms of the Merger Agreement, Messrs. Gergen and Stampfl each entered into an agreement with M&I to amend the terms of their respective Employment Agreements with Advantage in order to clarify certain terms contained therein (the "Amendments"). The Amendments serve to clarify that the Merger, if consummated, will satisfy the conditions contained in Section 8 of the Employment Agreements for a lump sum cash payment to Messrs. Gergen and Stampfl, and that the maximum amount of any such payment shall be $1,094,802 and $455,802, respectively. Additionally, the Amendments provide that, with the exception of continuation of health insurance coverage through March 20, 2000, the terms of the Employment Agreements will not govern the terms and conditions of the employment of Messrs. Gergen and Stampfl with the Bank or any successor thereto after the Merger.

  The Merger Agreement established the Bonus Pool to provide an incentive to employees of Advantage and its subsidiaries to retain key customers and attain net income targets, as well as to retain key employees. The Bonus Pool will be administered by a committee of three persons including Messrs. Gergen and Stampfl and Mr. Dennis J. Kuester, the President of M&I. The committee will designate participants, set targets and do all other things necessary to administer the Bonus Pool. The initial allocation of the Bonus Pool will be determined by Mr. Gergen and may thereafter be changed only with his written consent. Neither Mr. Gergen nor Mr. Stampfl will receive payments from the Bonus Pool.

EFFECT ON EMPLOYEE BENEFITS AND STOCK OPTIONS

  Generally. Except as described below under the heading "Severance Plan" and above in the section entitled, "Interests of Certain Persons in the Merger," employees of Advantage who continue employment with

M&I after the Effective Time ("Affected Employees") will be integrated into the welfare and employee benefit plans of M&I as of the Effective Time or not later than January 1, 1999. Advantage's benefit plans will generally continue in force until such time. Affected Employees will have their years of service with Advantage and its subsidiaries recognized for purposes of eligibility and vesting under M&I's qualified and nonqualified retirement, profit sharing or vacation plans or arrangements, and for purposes of eligibility under M&I's welfare benefit plans. The cost of retiree medical insurance for eligible Affected Employees will be borne by such Affected Employees. M&I will, in general, waive all limitations as to preexisting conditions and waiting periods with respect to participation and coverage requirements applicable to Affected Employees under any welfare benefit plans in which they are eligible to participate.

  401(k) Plan. Accounts in Advantage's 401(k) of participants who are employed at the Effective Time by Advantage or its subsidiaries will be fully vested as of the Effective Time. M&I reserves the right thereafter to merge or freeze Advantage's 401(k).

  ESOP. As of the Effective Time, Advantage will amend the ESOP to appoint three persons who are not affiliated or associated with M&I to serve as the Administrator and Advisory Committee (as defined in the ESOP) of the ESOP (collectively, the "Administrator"), with all of the powers and duties previously vested under the ESOP in the Administrator, Advisory Committee and the Advantage Board. In the event any of these three individuals resign or otherwise vacates his or her appointment, the remaining person or persons constituting the Administrator will appoint the successor for the vacant position. Pursuant to the Merger Agreement, (a) a contribution for 1997 will be made by Advantage to the ESOP on the day prior to the Effective Time, which contribution will give rise to an allocation to eligible participants' accounts, (b) the ESOP will terminate and all account balances will become fully vested and nonforfeitable as of the Effective Time, and (c) the assets remaining in the ESOP, after payment by the ESOP of any remaining indebtedness to Advantage, will be allocated among ESOP participants, generally based on their relative account balances in the ESOP. The specific method of allocation (including the treatment of allocations in excess of Code limitations) may be adjusted if such adjustment is required in order to secure a favorable determination letter from the Internal Revenue Service (the "Service") regarding the tax-qualified status of the ESOP upon its termination. Distributions to ESOP participants will be made as soon as practicable after the later to occur of either (i) the Effective Time, or (ii) the receipt of said determination letter.

  Severance Plan. Severance payments to former employees of Advantage who are terminated by M&I will be made in accordance with M&I's normal severance schedule, pursuant to the M&I Severance Plan as in effect on the date of such employee's termination of employment. Notwithstanding the foregoing, all employees of Advantage, including Messrs. Gergen and Stampfl, who have written agreements in effect at the Effective Time pertaining to payments on termination of their employment with Advantage will not be entitled to any payments pursuant to the M&I Severance Plan upon termination of employment unless they waive all rights to compensation, severance and benefits under those other agreements.

  Bonuses. Pursuant to the Merger Agreement, bonuses for the employees of Advantage and its subsidiaries, other than those employees participating in Advantage's Officer Incentive Compensation Plan for fiscal 1998, will be paid pursuant to the terms of any bonus plans, or, in the absence of any plans, consistent with past practice of Advantage and its subsidiaries, except that any other bonus amounts which, in a manner consistent with past practice, have been accrued as of the end of fiscal 1997 may also be paid. All bonuses in respect of fiscal 1998 which, in a manner consistent with past practice, are accrued but unpaid as of the Effective Time will be paid promptly following the Effective Time. Participants in the Officer Incentive Compensation Plan will be paid a prorated bonus for fiscal year 1998 based on their bonus for fiscal year 1997. In addition, the Advantage Board established the Bonus Pool upon signing of the Merger Agreement of $516,000 for employees of Advantage. The Bonus Pool will be used to (a) incent employees of Advantage and subsidiaries to retain Advantage's customers, (b) incent employees of Advantage and subsidiaries to attain net income targets, and (c) retain key Advantage employees during the period prior to the Effective Time. The Bonus Pool will be administered by a committee of Messrs. Gergen and Stampfl of Advantage and Mr. Kuester of M&I.


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

  Executive Salary Continuation Agreements. The Executive Salary Continuation Agreements for Messrs. Gergen and Stampfl will be assumed in full by M&I in connection with the consummation of the Merger.

  Trusts. The Trusts will be assumed in full by M&I in connection with the consummation of the Merger.

  Stock Options. At the Effective Time, M&I will assume Advantage's 1991 Stock Option and Incentive Plan (the "1991 Plan"), the 1995 Equity Incentive Plan (the "1995 Plan") and the 1996 Non-Employee Director Stock Option Plan (collectively, the "Option Plans") and all of Advantage's obligations thereunder. At the Effective Time, each outstanding option issued pursuant to the Option Plans shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such option (as amended by the Option Agreements, defined below, and including, without limitation, the time periods allowed for exercise), a number of shares of M&I Common Stock equal to the product of the Exchange Ratio and the number of shares of Advantage Common Stock subject to such option at a price per share equal to the exercise price per share of the shares of Advantage Common Stock subject to such option divided by the Exchange Ratio. Prior to the Effective Time, Advantage will use its reasonable best efforts to obtain a consent and waiver of each person granted an option under the 1991 Plan and the 1995 Plan agreeing to certain amendments of the 1991 Plan, the 1995 Plan and associated option grant forms and waiving any rights he or she might have had under the former applicable sections of the 1991 Plan, the 1995 Plan and associated option grant forms (the "Option Agreements").

ACCOUNTING TREATMENT

  The Merger is intended to qualify as a "pooling-of-interests" for accounting and financial reporting purposes. Under the "pooling-of-interests" method of accounting, the historical basis of the assets and liabilities of M&I and Advantage will be retroactively combined for the entire fiscal period in which the Merger occurs and for all periods prior to the Merger at historically recorded amounts. Consummation of the Merger is conditioned upon receipt by M&I and Advantage of opinions from (i) Ernst & Young LLP to the effect that Advantage is an entity that qualifies for "pooling-of-interests" accounting treatment pursuant to GAAP and applicable regulations of the Commission, and
(ii) Arthur Andersen LLP to the effect that the Merger qualifies for "pooling-of-interests" accounting treatment pursuant to GAAP and applicable regulations of the Commission, if consummated in accordance with the terms of the Merger Agreement.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  The following is a discussion of the material U.S. federal income tax consequences of the Merger to a holder of Advantage Common Stock. The discussion set forth below does not address all aspects of federal taxation and may not apply to a holder subject to special treatment under the Code, such as a holder that is a bank, an insurance company, a dealer in securities or foreign currencies, a tax-exempt organization or that acquired its Advantage Common Stock pursuant to the exercise of an employee stock option or otherwise as compensation. In addition, this summary only applies to a holder of Advantage Common Stock holding its Advantage Common Stock as a capital asset and who is a U.S. person (as defined in Section 7701(a)(30) of the Code). This discussion is based upon the Code, administrative pronouncements, judicial decisions and Treasury Regulations in effect as of the date hereof, all of which are subject to change (possibly with retroactive effect). No ruling will be requested from the Service regarding the tax consequences of the Merger, and, accordingly, there can be no assurance that the Service will agree with the discussion of the tax consequences of the Merger set forth below. In addition, the discussion does not address the state, local or foreign tax consequences of the Merger.

  Consummation of the Merger is conditioned upon the receipt by M&I of an opinion from Godfrey & Kahn, S.C., to the effect that the Merger will be treated for federal income tax purposes as reorganization within the meaning of Section 368(a) of the Code and that, accordingly, Advantage will recognize no gain or loss as a result of the Merger, based on customary assumptions and representations. Consummation of the Merger is also conditioned upon the receipt by Advantage of an opinion from Foley & Lardner, based on customary assumptions and representations, that (a) the Merger will constitute a reorganization within the meaning of

Section 368(a) of the Code, (b) no gain or loss will recognized by Advantage as a result of the Merger, (c) no gain or loss will be recognized by holders of Advantage Common Stock as a result of the Merger, except as discussed below for cash received in lieu of fractional shares, and (d) the tax basis of the shares of M&I Common Stock received by holders of Advantage Common Stock will be the same as the tax basis of their converted Advantage Common Stock, reduced by any amount allocable to any fractional share interest for which cash is received.

  Any holder of Advantage Common Stock entitled to receive cash in lieu of a fractional share of M&I Common Stock in connection with the Merger will recognize gain (or loss) equal to the difference between such cash amount and the holder's basis in the fractional share. Any gain (or loss) recognized will be a capital gain (or loss) if the shares of Advantage Common Stock are held as a capital asset at the Effective Time.

RESALE OF M&I COMMON STOCK BY AFFILIATES

  The offer and sale of shares of M&I Common Stock to be issued to holders of Advantage Common Stock upon consummation of the Merger have been registered under the Securities Act. Such shares may be traded freely and without restriction by those holders not deemed to be "affiliates" (as such term is defined under the Securities Act) of Advantage. "Affiliates" are generally defined as persons who control, are controlled by, or are under common control with Advantage. Accordingly, "affiliates" include directors and executive officers of Advantage. Shares of M&I Common Stock received by those holders of Advantage Common Stock deemed to be "affiliates" may not be sold without registration, except as permitted by Rules 145 and 144 under the Securities Act, or as otherwise permitted under the Securities Act. This Proxy Statement-Prospectus does not cover resales of any M&I Common Stock received by "affiliates" of Advantage. Advantage has agreed to use reasonable efforts to cause each person identified as an "affiliate" of Advantage to enter into an agreement which provides that such affiliate will not transfer any M&I Common Stock received in the Merger except in compliance with the Securities Act.

NO APPRAISAL OR DISSENTERS' RIGHTS

  Under Section 180.1302(4) of the WBCL, subject to certain exceptions inapplicable to the Merger, holders of shares of a Wisconsin corporation quoted on the Nasdaq National Market on the record date fixed to determine shareholders entitled to notice of a shareholders meeting at which shareholders are to vote on a merger are not entitled to appraisal or dissenters' rights. Advantage Common Stock was quoted on the Nasdaq National Market as of the Record Date. Accordingly, holders of Advantage Common Stock have no appraisal or dissenters' rights with respect to the Merger.

                       CERTAIN REGULATORY CONSIDERATIONS

  The Merger is subject to the approval of the Federal Reserve Board under
Section 4 of the BHCA. M&I filed the necessary application with the Federal Reserve Board on December 1, 1997.

  Section 4 of the BHCA requires that the Federal Reserve Board take into consideration, among other factors, the financial and managerial resources and future prospects of the respective institutions and the convenience and needs of the communities to be served. The BHCA prohibits the Federal Reserve Board from approving the Merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Federal Reserve Board has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position. Furthermore, the Federal Reserve Board must also assess the records of the Bank and the depository subsidiaries of M&I under the Community Reinvestment Act of 1977, as amended (the "CRA"). The CRA requires that the Federal Reserve Board analyze, and take into account when evaluating an application, each depository institution's record meeting the credit needs of its local communities, including low- and moderate-income neighborhoods, consistent with safe and sound operation.

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

  Pursuant to the BHCA, the Merger may not be consummated until the 30th day or, in the event that the Federal Reserve Board receives no adverse competitive comments from the United States Department of Justice ("DOJ"), the 15th day following the date of Federal Reserve Board approval, during which time the DOJ may challenge the Merger on antitrust grounds. The commencement of such an antitrust action would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically orders otherwise.

  Acquisitions subject to Federal Reserve Board approval are generally exempt from the requirements of the Hart-Scott-Rodino Anti-trust Improvements Act of 1976 (the "HSR Act"). Under the HSR Act, the exemption of non-banking acquisitions under Section 4 of the BHCA is available if the acquiring company provides copies of its Federal Reserve Board application to the Federal Trade Commission ("FTC") and DOJ at least 30 days prior to consummation of the proposed transaction. On December 1, 1997, M&I forwarded copies of its Federal Reserve Board application to the FTC and DOJ.

                       DESCRIPTION OF M&I CAPITAL STOCK

IN GENERAL

  The authorized capital stock of M&I currently consists of 160,000,000 shares of M&I Common Stock, and 5,000,000 shares of Preferred Stock, $1.00 par value (the "M&I Preferred Stock"), of which 2,000,000 shares have been designated by the M&I Board as Series A Convertible Preferred Stock, $1.00 par value (the "M&I Series A Preferred Stock"). As of October 27, 1997, 101,364,755 shares of M&I Common Stock were outstanding and 685,314 shares of M&I Series A Preferred Stock were outstanding. The M&I Common Stock is quoted on the Nasdaq National Market. The M&I Series A Preferred Stock is not publicly traded.

M&I COMMON STOCK

  The following description of M&I Common Stock, which is to be issued to holders of Advantage Common Stock in connection with the Merger, does not purport to be a complete description of the applicable provisions of the M&I Articles and Bylaws, as amended, or of applicable statutory or other law, and is qualified, in its entirety by reference thereto.

  Voting. Each holder of M&I Common Stock is entitled at each shareholders' meeting of M&I, as to each matter to be voted upon, to cast one vote, in person or by proxy, for each share of M&I Common Stock registered in his or her name on the stock transfer books of M&I, except to the extent that the voting power of shares held by any person in excess of 20% of the voting power in the election of directors may be limited (in voting on any matter) to one-tenth of the full voting power of those shares under (S)180.1150 of the WBCL. Such voting rights are not cumulative.

  Dividends. The holders of M&I Common Stock are entitled to receive dividends, when and if declared by the M&I Board out of any funds legally available therefore after dividends have been paid to the holders of the M&I Preferred Stock.

  Liquidation. Upon liquidation of M&I, the holders of M&I Common Stock are entitled to receive the net assets of M&I after satisfaction in full of the prior rights of creditors of M&I and holders of the M&I Preferred Stock.

  Miscellaneous. M&I Common Stock is not convertible into shares of any other class of capital stock. Holders of M&I Common Stock are not and will not be entitled to any preemptive rights. The issued and outstanding shares of M&I Common Stock are fully paid and non-assessable (except as otherwise provided under (S)180.0622(2)(b) of the WBCL).

M&I PREFERRED STOCK

  The M&I Preferred Stock is issuable in one or more series and, with respect to any series, the M&I Board, subject to certain limitations, is authorized to: (a) fix the number of shares; (b) designate any series and the number of shares which shall constitute the series; (c) determine voting rights; (d) determine dividend rates, payment dates and whether dividends shall be cumulative; (e) determine the amount per share payable on the shares of each series in the event of the liquidation or dissolution or winding up of M&I; (f) determine any redemption provisions; (g) determine any sinking fund provisions; (h) determine any conversion provisions; and (i) determine any other terms, limitations and relative rights and preferences of the series as may lawfully be determined by the M&I Board and as shall not be inconsistent with the M&I Articles and the WBCL.

  Shares of M&I Preferred Stock that are redeemed, repurchased or otherwise acquired by M&I shall be returned and restored to the status of authorized, unissued shares, but may be reissued only as a part of the M&I Preferred Stock other than the series of which they were originally a part.

M&I SERIES A PREFERRED STOCK

  Voting. The holders of M&I Series A Preferred Stock only have voting rights as provided by the WBCL, which generally occurs only if a proposed amendment to the M&I Articles or a merger or share exchange would affect the M&I Series A Preferred Stock.

  The WBCL provides that whenever an amendment shall affect the holders of shares of one or more but not all the series of any preferred or special class, at the time outstanding, the holders of the outstanding shares of the series affected shall be deemed a separate class and entitled to vote as a class on such amendment.

  Dividends. The holders of M&I Series A Preferred Stock are entitled to receive cash dividends when and as cash dividends are declared and become payable with respect to the M&I Common Stock equal to the amount of the cash dividend that such holder would have received had such holder converted M&I Series A Preferred Stock into M&I Common Stock. Dividends on M&I Series A Preferred Stock are noncumulative. Holders of M&I Series A Preferred Stock are not entitled to any other earnings of M&I, except for the preference, if any, as may be payable in case of liquidation, dissolution or winding up.

  Liquidation. In the event of any liquidation, dissolution, or winding up of M&I, the holders of M&I Series A Preferred Stock shall be entitled to receive $100 per share plus an amount equal to all dividends, if any, which have accrued thereon as the result of the declaration of dividends on the M&I Common Stock but which remain unpaid to the date of distribution. If, upon any liquidation, dissolution or winding up of M&I, the assets of M&I to be paid or distributed to the holders of the shares of the M&I Preferred Stock shall be insufficient to pay in full the M&I Series A Preferred Stock liquidation preference and the liquidation preference of any other equally ranking series of M&I Preferred Stock, then such assets shall be shared ratably by the holders of M&I Series A Preferred Stock and such other series of M&I Preferred Stock.

  Conversions. The holders of M&I Series A Preferred Stock have the right to convert such shares into shares of M&I Common Stock at any time. Each share of M&I Series A Preferred Stock shall be valued at $100 for the purposes of such conversion. The price at which shares of M&I Common Stock shall be delivered upon conversion is at the same ratio that the M&I Common Stock was exchanged for M&I Series A Preferred Stock.

CERTAIN PROVISIONS OF THE WISCONSIN BUSINESS CORPORATION LAW

  The WBCL provides that shareholders of Wisconsin domestic corporations are personally liable, up to the par value of their shares ($1.00 per share in the case of the M&I Common Stock), for all debts owed by the corporation to employees for services performed but not exceeding six months' service in any one case. While the WBCL specifies that such liability is limited to the par value of the shares, par value has been interpreted by a Wisconsin court to mean the consideration paid to the corporation for its shares.

  The WBCL prohibits a "business combination" (defined to include a merger, share exchange or a disposition of 5% or more of the aggregate market value of all assets or stock of the corporation) between a "resident domestic corporation" and an "interested stockholder" (defined as the beneficial owner of at least 10% of the voting power of the outstanding stock) for three years following the stock acquisition date (i.e., the date the person became an interested stockholder), unless the board of directors approves the business combination or the purchase of stock by the interested stockholder before the stock acquisition date. Business combinations after the three-year period following the stock acquisition date are permitted only if (i) the board of directors approved the acquisition of the stock prior to the stock acquisition date; (ii) the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested stockholder; or (iii) the consideration to be received by shareholders meets certain requirements of the statute with respect to form and amount. M&I is a "resident domestic corporation" within the meaning of the WBCL.

  Under the WBCL, the voting power of shares, including shares issuable upon conversion of convertible securities or exercise of options or warrants, of a "resident domestic corporation" held by any person or persons acting as a group in excess of 20% of the voting power in the election of directors is limited (in voting on any matter) to 10% of the full voting power of those excess shares. This restriction does not apply to shares acquired (a) before April 22, 1986, or under an agreement entered into before April 22, 1986, (b) directly from the resident domestic corporation, (c) in a merger or share exchange to which the resident domestic corporation is a party, (d) in certain specified non-market transactions (i.e., gifts, distributions upon death and pledges), or (e) in a transaction incident to which the corporation's shareholders have approved restoration of the full voting power of the otherwise restricted shares.

  The WBCL provides that, in addition to the vote otherwise required by law or the articles of incorporation of a "resident domestic corporation," the approval by a majority vote of the holders of the corporation's shares entitled to vote is required before such corporation can take certain actions while a "takeover offer" (as defined in the WBCL) is being made or after a takeover offer has been publicly announced and before it is concluded. Under the WBCL, such shareholder approval is required for the corporation to (i) acquire more than 5% of the corporation's outstanding voting shares at a price above the market price from any individual or organization that owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares or (ii) sell or option assets of the corporation which amount to at least 10% of the market value of the corporation, unless the corporation has at least three independent directors and a majority of the independent directors vote not to have this provision apply to the corporation.

  The WBCL also provides for certain super-majority voting and fair price provisions in connection with certain business combinations substantially similar to provisions contained in M&I's Articles. See "COMPARISON OF SHAREHOLDER RIGHTS--Certain Business Combinations."

  Under the WBCL, in discharging his or her duties to the corporation and in determining what he or she believes to be in the best interests of the corporation, a director or officer may, in addition to considering the effects of any action on the corporation's shareholders, consider the effects of the action on the employees, suppliers, customers, the communities in which the corporation operates and any other factors that the director or officer considers pertinent.

                       COMPARISON OF SHAREHOLDER RIGHTS

  The following is a summary of the material differences between the rights of holders of M&I Common Stock and the rights of holders of Advantage Common Stock prior to the Merger. As both M&I and Advantage are organized under the laws of Wisconsin, rights of shareholders are substantially similar. Differences in the rights provided to shareholders of M&I and Advantage arise from the provisions of their respective Articles of Incorporation and Bylaws. This summary does not purport to be a complete discussion of and is qualified in its entirety by reference to the governing law and the Articles of Incorporation and Bylaws of the respective companies.

AUTHORIZED CAPITAL STOCK

  M&I. The M&I Articles authorize the issuance of up to 165,000,000 shares of capital stock, consisting of 160,000,000 shares of M&I Common Stock, of which 101,364,755 shares were issued and outstanding as of October 27, 1997, and up to 5,000,000 shares of M&I Preferred Stock. M&I Preferred Stock is issuable in series, each having such rights and preferences as the M&I Board may, by adoption of an amendment of the M&I Articles, fix and determine. As of October 27, 1997, 685,314 shares of M&I Series A Preferred were issued and outstanding. The availability of authorized shares for issuance could render more difficult or discourage a merger, tender offer, proxy contest or other attempt to obtain control of M&I. See "DESCRIPTION OF M&I CAPITAL STOCK."

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

  Advantage. The Advantage Articles authorize the issuance of up to 15,000,000 shares of capital stock, consisting of 10,000,000 shares of Advantage Common Stock, of which 3,235,830 shares were issued and outstanding as of November 3, 1997, and up to 5,000,000 shares of Advantage Preferred Stock, par value $.01 per share, no shares of which were outstanding as of November 3, 1997.

REQUIRED VOTE

  M&I. Pursuant to (S)180.1706(1) of the WBCL, except as otherwise provided in a corporation's articles of incorporation or by-laws, any amendment to the articles of incorporation, merger, or certain other events involving a corporation organized before January 1, 1973, which did not expressly elect before January 1, 1991 to be governed by a majority or greater voting requirement, must be approved by the affirmative vote of two-thirds of the shares entitled to vote at a meeting called for that purpose. The M&I Articles were amended prior to January 1, 1991 to reduce the vote required for a merger, consolidation or certain other extraordinary events to a majority vote of the M&I capital stock entitled to vote, provided that three-quarters of the M&I Board shall have approved the transaction. The M&I Articles were not amended prior to January 1, 1991 to reduce the vote required to amend the M&I Articles. Consequently, any amendment to the M&I Articles requires the affirmative vote of two-thirds of the outstanding shares of M&I capital stock entitled to vote at a meeting called for that purpose. The requirement that two-thirds of the outstanding shares of M&I capital stock entitled to vote at a meeting to approve any amendment to the M&I Articles could make it more difficult for any party seeking to take control of M&I through a merger, tender offer, proxy contest, or otherwise to amend the M&I Articles in furtherance of any such action, such as the repeal of provisions classifying the M&I Board or permitting the removal of directors other than for "cause."

  Advantage. Advantage was organized after January 1, 1973 and, thus, is not subject to the voting requirements stated in (S)180.1706 of the WBCL. However, the Advantage Articles require the affirmative vote of 80% of the shares of Advantage capital stock entitled to vote to amend or repeal Articles 4.C, 5, 6, 7, 9, 10, 11 or 12 of the Advantage Articles, which contain provisions, among others, classifying the Advantage Board and allowing the removal of directors only for "cause."

SIZE OF BOARD OF DIRECTORS

  M&I. The M&I Articles and Bylaws provide that the M&I Board will consist of not less than three directors (exclusive of directors, if any, elected by the holders of one or more classes or series of M&I Preferred Stock pursuant to the M&I Articles applicable thereto), the number of which may be established within such limits by resolution adopted by the affirmative vote of a majority of the entire Board of Directors then in office; provided, that, the Board of Directors may not decrease the number if the term of any incumbent director would thereby be effected.

  Advantage. The Advantage Articles and Bylaws provide that the Advantage Board will consist of one or more directors, the number of which may be established from time to time by resolution adopted by the affirmative vote of a majority of the entire Advantage Board; provided that the Advantage Board may not decrease the number if the term of any incumbent director would thereby be effected.

REMOVAL OF DIRECTORS FOR "CAUSE"

  M&I. Exclusive of directors, if any, elected by holders of one or more classes of M&I Preferred Stock, holders of M&I Common Stock may remove a director only for "cause" and then only by a vote of two-thirds of the outstanding shares of capital stock of M&I entitled to vote at a meeting of shareholders called for that purpose. "Cause" is defined solely as malfeasance arising from the performance of a director's duties which has a materially adverse effect on the business of M&I. This provision could deter or discourage a party seeking to obtain control of M&I by removing one or more directors from the M&I Board.

  Advantage. A director may be removed from his position as director only for "cause" and by the affirmative vote of not less than 80% of the issued and outstanding shares of capital stock of Advantage entitled to vote generally in an election of directors, voting together as a single class, at a duly constituted meeting of shareholders called for that purpose. "Cause" is not defined in either the Advantage Articles or Bylaws.

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

ADVANCE NOTICE OF PROPOSALS TO BE BROUGHT AT THE ANNUAL MEETING

  M&I. Pursuant to Section 2.5 of the M&I Bylaws, any shareholder who intends to bring business before an annual meeting of shareholders must provide M&I with notice of such intention, the nature of such proposal, the reasons for conducting such business at the annual meeting and certain information regarding the shareholder bringing the proposal not less than 90 days prior to the anniversary date of the annual meeting of shareholders in the immediately preceding year. This provision could render more difficult or discourage an attempt to obtain control of M&I through a proposal brought before an annual meeting of shareholders. M&I would have to be given advance notice of any such proposal in accordance with the M&I Bylaws which notice to M&I may discourage the making of such proposal.

  Advantage. Pursuant to Section 6(b) of the Advantage Bylaws, any shareholder who intends to bring any proposals for any business to be considered at any annual meeting of shareholders of Advantage must provide the Secretary of Advantage with notice of such intention, the nature of such proposal, the reasons for conducting such business at the meeting and certain information regarding the shareholder making the proposal not less than 60 days prior to the date of the annual meeting; provided, however, that if less than 40 days notice of the date of the meeting is made to shareholders, notice by the shareholder must be no later than the tenth day following the day on which notice of the meeting was mailed or otherwise publicly disclosed to shareholders.

ADVANCE NOTICE OF NOMINATIONS OF DIRECTORS

  M&I. Pursuant to Article VI of the M&I Articles and Section 2.6 of the M&I Bylaws, any shareholder who intends to nominate directors for election at a meeting called for that purpose must provide M&I with notice of such intention, a written consent of the nominee to serve as a director, certain information regarding the proposed nominee and certain information regarding the nominating shareholder not less than 90 days prior to the anniversary date of the annual meeting of shareholders in the immediately preceding year. This provision could deter or discourage a party seeking to obtain control of M&I by electing directors to the M&I Board. Any such party would be required to comply with the M&I Articles and M&I Bylaws in nominating directors to the M&I Board and such compliance could deter or discourage such party from nominating directors to the M&I Board.

  Advantage. Pursuant to Section 6(c) of the Advantage Bylaws, any shareholder who intends to nominate directors for election at a meeting called for that purpose must provide the Secretary of Advantage with written notice of such intention, certain information regarding the proposed nominee and certain information regarding the nominating shareholder not less than 30 days prior to the date of such meeting; provided that if less than 40 days notice of the date of the meeting is made to shareholders, notice by the shareholder must be no later than the tenth day following the day on which notice of the meeting was mailed to or otherwise publicly disclosed to shareholders.

CERTAIN BUSINESS COMBINATIONS

  M&I. Article XI of M&I's Articles provides that an affirmative vote of 80% of M&I's outstanding capital stock entitled to vote in the election of directors voting together as a single class, or two-thirds of the shares entitled to so vote excluding shares of M&I capital stock held by an "interested stockholder" (as hereinafter defined), is required to approve a merger or other business combination involving M&I, or any subsidiary, and any interested stockholder or an affiliate or associate of an interested stockholder (excluding M&I or any subsidiary thereof or employee benefit plan for the benefit of employees of M&I or its subsidiaries).

  An interested stockholder refers to (a) the beneficial owner of more than 10% of M&I's outstanding capital stock entitled to vote in the election of directors, (b) an affiliate or associate of M&I that at any time within the two-year period preceding the combination was a beneficial owner of 10% or more of the outstanding M&I capital stock entitled to vote in the election of directors or (c) an assignee of or successor to any M&I capital stock entitled to vote in the election of directors previously beneficially owned within the two year period preceding the combination by another interested stockholder, if such assignment or succession occurred involved a transaction not involving a public offering within the meaning of the Securities Act.

  These provisions of the M&I Articles do not apply if (a) the consideration offered in connection with such transaction ratifies certain "fair price" requirements or (b) a majority of the "disinterested directors" (defined as a director who is not affiliated with the interested stockholder and who either was (i) a member of the M&I Board prior to the date that the interested stockholder became such or (ii) elected or recommended for election by a majority of the disinterested directors in office at the time such director was nominated for election) approves the transaction. The supermajority voting provisions could deter or discourage an "interested stockholder" from proposing or pursuing a business combination with M&I.

  Advantage. Article 11 of Advantage's Articles provides that an affirmative vote of 80% of Advantage's outstanding capital stock entitled to vote in the election of directors, voting together as a single class, is required to approve a merger or other business combination involving Advantage, or any subsidiary, and any "interested stockholder" (which is defined substantially the same as "interested stockholder" is defined under the M&I Articles) or an affiliate or associate of an interested stockholder. The supermajority voting provisions contained in Article 11 of the Advantage Articles are inapplicable in comparable circumstances as those when the supermajority provisions contained in Article XI of the M&I Articles are inapplicable.

  Article 4.C of the Advantage Articles provides that any record owner who beneficially owns greater than 10% of the outstanding shares of Advantage Common Stock (the "Limit") as of any record date for the determination of shareholders entitled to vote on any matter shall not be entitled to vote with respect to those shares which exceed the Limit. The number of votes which may be cast by any record owner who beneficially owns shares in excess of the Limit is determined in accordance with a fractional formula. Article 4.C of the Advantage Articles would make it more difficult for a party seeking to take control of Advantage to exercise voting control over Advantage.
(S)180.1150 of the WBCL contains control share voting restrictions with respect to acquisitions of more than twenty percent (20%) of the voting power in the election of directors. As a Wisconsin corporation, M&I is also subject to (S)180.1150 of the WBCL.

               CERTAIN INFORMATION CONCERNING M&I AND ADVANTAGE

  Information regarding the names, ages, positions and business backgrounds of the executive officers and directors of M&I and Advantage, respectively, as well as additional information, including (i) executive compensation, (ii) ownership of Advantage Common Stock by certain beneficial owners and management, and (iii) certain relationships and related transactions, is incorporated herein by reference to (i) M&I's Annual Report on Form 10-K for the year ended December 31, 1996, which incorporates portions of its Proxy Statement for the 1997 Annual Meeting of Shareholders and (ii) Advantage's Annual Report on Form 10-K for the year ended September 30, 1997.

                                    EXPERTS

  The consolidated financial statements of M&I and its subsidiaries incorporated by reference in this Proxy Statement-Prospectus have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements of Advantage and its subsidiaries incorporated by reference in Advantage's Annual Report on Form 10-K for the year ended September 30, 1997, and incorporated by reference in this Proxy Statement-Prospectus, have been audited by Ernst & Young LLP, independent public accountants, as set forth in their report on such Form 10-K incorporated by reference in such Form 10-K and incorporated herein by reference, in reliance upon such report given upon the authority of Ernst & Young LLP, as experts in accounting and auditing.

  The consolidated statements of financial condition of Security and its subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of income, stockholder's equity and cash flows for each of the years in the three-year period ended June 30, 1997, in the Current Report on Form 8-K of M&I dated October 1, 1997, and incorporated by reference in this Proxy Statement-Prospectus, have been audited by KPMG Peat Marwick LLP, independent public accountants, as set forth in their report on Security's Annual Report on Form 10-K for the year ended June 30, 1997 and incorporated herein by reference, in reliance upon such report given upon the authority of KPMG Peat Marwick LLP as experts in accounting and auditing.

                                 LEGAL MATTERS

  The validity of the M&I Common Stock to be issued in connection with the Merger will be passed upon for M&I by Godfrey & Kahn, S.C., Milwaukee, Wisconsin.

                             SHAREHOLDER PROPOSALS

  The 1998 Annual Meeting of M&I's Shareholders is scheduled for April 28, 1998. In accordance with M&I's Bylaws, nominations, other than by or at the direction of the M&I Board, of candidates for election as directors at the 1998 Annual Meeting of Shareholders and any other shareholder proposed business to be brought before the 1998 Annual Meeting of Shareholders must be submitted to M&I not later than January 22, 1998. Shareholder proposed nominations and other shareholder proposed business must be made in accordance with M&I's Bylaws which provide, among other things, that shareholder proposed nominations must be accompanied by certain information concerning the nominee and the shareholder submitting the nomination, and that shareholder proposed business must be accompanied by certain information concerning the proposal and the shareholder submitting the proposal.

  Assuming consummation of the Merger, the Advantage Board does not expect to hold any future annual meeting of Advantage's shareholders.

                                                                      APPENDIX A



                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                            ADVANTAGE BANCORP, INC.

                                      AND

                         MARSHALL & ILSLEY CORPORATION

                                NOVEMBER 3, 1997

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
 ARTICLE I--THE MERGER....................................................  A-1
    SECTION 1.1  The Merger..............................................   A-1
    SECTION 1.2  Effective Time .........................................   A-1
    SECTION 1.3  Effect of the Merger....................................   A-1
    SECTION 1.4  Articles of Incorporation; By-Laws......................   A-2
    SECTION 1.5  Directors and Officers..................................   A-2
    SECTION 1.6  Conversion of Securities................................   A-2
    SECTION 1.7  Adjustments for Dilution and Other Matters..............   A-3
    SECTION 1.8  Exchange of Certificates................................   A-3
    SECTION 1.9  Stock Transfer Books....................................   A-4
    SECTION 1.10 Company Common Stock....................................   A-5
 ARTICLE II--REPRESENTATIONS AND WARRANTIES OF THE SELLER.................  A-5
    SECTION 2.1  Organization and Qualification; Subsidiaries............   A-5
    SECTION 2.2  Articles of Incorporation and By-Laws...................   A-6
    SECTION 2.3  Capitalization..........................................   A-6
    SECTION 2.4  Authority...............................................   A-6
    SECTION 2.5  No Conflict; Required Filings and Consents..............   A-7
    SECTION 2.6  Compliance; Permits.....................................   A-7
    SECTION 2.7  Securities and Banking Reports; Financial Statements....   A-7
    SECTION 2.8  Absence of Certain Changes or Events....................   A-8
    SECTION 2.9  Absence of Litigation...................................   A-9
    SECTION 2.10 Employee Benefit Plans..................................   A-9
    SECTION 2.11 Registration Statement; Proxy Statement/Prospectus......  A-11
    SECTION 2.12 Title to Property.......................................  A-11
    SECTION 2.13 Environmental Matters...................................  A-11
    SECTION 2.14 Absence of Agreements...................................  A-12
    SECTION 2.15 Taxes...................................................  A-12
    SECTION 2.16 Insurance...............................................  A-13
    SECTION 2.17 Brokers.................................................  A-13
    SECTION 2.18 Tax Matters and Pooling.................................  A-13
    SECTION 2.19 Material Adverse Effect.................................  A-13
    SECTION 2.20 Material Contracts......................................  A-13
    SECTION 2.21 Opinion of Financial Advisor............................  A-14
    SECTION 2.22 Vote Required...........................................  A-14
 ARTICLE III--REPRESENTATIONS AND WARRANTIES OF THE COMPANY............... A-14
    SECTION 3.1  Organization and Qualification; Subsidiaries............  A-14
    SECTION 3.2  Articles of Incorporation and By-Laws...................  A-14
    SECTION 3.3  Capitalization..........................................  A-15
    SECTION 3.4  Authority...............................................  A-15
    SECTION 3.5  No Conflict; Required Filings and Consents..............  A-15
    SECTION 3.6  Compliance; Permits.....................................  A-16
    SECTION 3.7  Securities and Banking Reports; Financial Statements....  A-16
    SECTION 3.8  Absence of Certain Changes or Events....................  A-17
    SECTION 3.9  Absence of Litigation...................................  A-17
    SECTION 3.10 Employee Benefit Plans..................................  A-17
    SECTION 3.11 Registration Statement; Proxy Statement/Prospectus......  A-18
    SECTION 3.12 Title to Property.......................................  A-18

                                                                          PAGE
                                                                          ----
    SECTION 3.13 Absence of Agreements..................................  A-19
    SECTION 3.14 Taxes..................................................  A-19
    SECTION 3.15 Brokers................................................  A-19
    SECTION 3.16 Tax Matters and Pooling................................  A-19
    SECTION 3.17 Material Adverse Effect................................  A-20
 ARTICLE IV--COVENANTS OF THE SELLER..................................... A-20
    SECTION 4.1  Affirmative Covenants..................................  A-20
    SECTION 4.2  Negative Covenants.....................................  A-20
    SECTION 4.3  Letter of the Seller's Accountants.....................  A-22
    SECTION 4.4  Access and Information.................................  A-23
    SECTION 4.5  Update and Disclosure; Breaches........................  A-23
    SECTION 4.6  Affiliates.............................................  A-24
    SECTION 4.7  Tax Treatment and Pooling..............................  A-24
    SECTION 4.8  Expenses...............................................  A-24
    SECTION 4.9  Delivery of Shareholder List...........................  A-24
 ARTICLE V--COVENANTS OF THE COMPANY..................................... A-24
    SECTION 5.1  Affirmative Covenants..................................  A-24
    SECTION 5.2  Negative Covenants.....................................  A-25
    SECTION 5.3  Access and Information.................................  A-25
    SECTION 5.4  Update and Disclosure; Breaches........................  A-25
    SECTION 5.5  Stock Exchange Listing.................................  A-26
    SECTION 5.6  Tax Treatment and Pooling..............................  A-26
    SECTION 5.7  Stock Options..........................................  A-26
 ARTICLE VI--ADDITIONAL AGREEMENTS....................................... A-26
    SECTION 6.1  Proxy Statement/Prospectus; Registration Statement.....  A-26
    SECTION 6.2  Meeting of Seller's Shareholders.......................  A-26
    SECTION 6.3  Appropriate Action; Consents; Filings..................  A-27
                       Employee Stock Options and Other Employee Benefit
    SECTION 6.4  Matters................................................  A-27
                            Directors' and Officers' Indemnification and
    SECTION 6.5  Insurance..............................................  A-27
    SECTION 6.6  Notification of Certain Matters........................  A-28
    SECTION 6.7  Public Announcements...................................  A-28
    SECTION 6.8  Customer Retention.....................................  A-29
    SECTION 6.9  Incentive Bonus Pool...................................  A-29
    SECTION 6.10 Recission of Repurchase Programs.......................  A-29
 ARTICLE VII--CONDITIONS OF MERGER....................................... A-29
                   Conditions to Obligations of Each Party to Effect the
    SECTION 7.1  Merger.................................................  A-29
    SECTION 7.2  Additional Conditions to Obligations of the Company....  A-30
    SECTION 7.3  Additional Conditions to Obligations of the Seller.....  A-31
 ARTICLE VIII--TERMINATION, AMENDMENT AND WAIVER......................... A-32
    SECTION 8.1  Termination............................................  A-32
    SECTION 8.2  Effect of Termination..................................  A-33
    SECTION 8.3  Amendment..............................................  A-33
    SECTION 8.4  Waiver.................................................  A-33

                                                                          PAGE
                                                                          ----
 ARTICLE IX--GENERAL PROVISIONS.......................................... A-33
                         Non-Survival of Representations, Warranties and
    SECTION 9.1  Agreements.............................................  A-33
    SECTION 9.2  Enforcement of Agreement...............................  A-33
    SECTION 9.3  Notices................................................  A-34
    SECTION 9.4  Certain Definitions....................................  A-34
    SECTION 9.5  Headings...............................................  A-35
    SECTION 9.6  Severability...........................................  A-35
    SECTION 9.7  Entire Agreement.......................................  A-35
    SECTION 9.8  Assignment.............................................  A-35
    SECTION 9.9  Parties in Interest....................................  A-35
    SECTION 9.10 Governing Law..........................................  A-35
    SECTION 9.11 Counterparts...........................................  A-35
    SECTION 9.12 Time is of the Essence.................................  A-35

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER, dated as of November 3, 1997 (the "Agreement") between ADVANTAGE BANCORP, INC., a Wisconsin corporation (the "Seller"), and MARSHALL & ILSLEY CORPORATION, a Wisconsin corporation (the "Company").

  WHEREAS, the Boards of Directors of the Company and the Seller have each determined that it is fair to and in the best interests of their respective shareholders for the Seller to merge with and into the Company (the "Merger") upon the terms and subject to the conditions set forth herein and in accordance with the Wisconsin Business Corporation Law (the "WBCL");

  WHEREAS, the respective Boards of Directors of the Company and the Seller have each approved the Merger of the Seller with and into the Company, upon the terms and subject to the conditions set forth herein, and adopted in this Agreement;

  WHEREAS, concurrently with this Agreement and as a condition to the willingness of the Company to enter into this Agreement, the Seller and the Company have entered into a stock option agreement granting the Company, under the conditions set forth therein, the option to purchase newly-issued shares of common stock of the Seller (the "Stock Option Agreement");

  WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

  WHEREAS, for financial accounting purposes it is intended that the Merger shall be accounted for as a pooling of interests; and

  WHEREAS, the Company and the Seller desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

  NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

                             ARTICLE I--THE MERGER

  Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the WBCL, at the Effective Time (as defined in Section 1.2) the Seller shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Seller shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

  Section 1.2 Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in
Article VII, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Department of Financial Institutions of the State of Wisconsin (the "DFI"), in such form as required by, and executed in accordance with the relevant provisions of, the WBCL (the date and time of such filing is referred to herein as the "Effective Time").

  Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the WBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and the Seller shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Seller shall become the debts, liabilities and duties of the Surviving Corporation.

  Section 1.4 Articles of Incorporation: By-Laws. At the Effective Time, the Articles of Incorporation, as amended, of the Company (the "Company Articles") and the By-Laws, as amended, of the Company ("Company By-Laws"), as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and the By-Laws of the Surviving Corporation.

  Section 1.5 Directors and Officers. At the Effective Time, the directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

  Section 1.6 Conversion of Securities. Subject to Section 1.8(e) regarding fractional shares, at the Effective Time, by virtue of the Merger and without any action on the part of the Company, the Seller or the holder of the following securities:

  (a) Each share of the common stock, par value $.01 per share of the Seller ("Seller Common Stock"), issued and outstanding immediately prior to the Effective Time (all such shares of Seller Common Stock issued and outstanding immediately prior to the Effective Time being referred to herein as the "Shares"), other than (i) Shares held by the Company for its own account or any Company Subsidiary (as defined in Section 3.1(a), below) for its own account and (ii) Shares held by the Advantage Bank, F.S.B. Bank Incentive Plan and Trust I and the Advantage Bank, F.S.B. Bank Incentive Plan and Trust II and unallocated to participants thereunder, shall cease to be outstanding and, subject to Section 1.6(e) below, shall be converted into and become the right to receive 1.2 shares (the exchange ratio, as adjusted pursuant to Section 1.6(e), is hereinafter referred to as the "Exchange Ratio") of common stock, $1.00 per share par value, of the Company ("Company Common Stock"). All such Shares shall no longer be outstanding and shall immediately be canceled and retired and shall cease to exist, and each certificate previously representing any such Shares shall thereafter represent the right to receive a certificate representing shares of Company Common Stock into which such Seller Common Stock shall have been converted. Certificates representing shares of Seller Common Stock shall be exchanged for certificates representing whole shares of Company Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of
      Section 1.8 hereof, without interest.

  (b) Each share of Seller Common Stock held as treasury stock shall be canceled and extinguished without conversion thereof into Company Common Stock or payment therefor.

  (c) Each share of Seller Common Stock held by the Company for its own account or any Company Subsidiary for its own account shall be canceled and extinguished without conversion thereof into Company Common Stock or payment therefor.

  (d) Each share of Seller Common Stock held by the Advantage Bank, F.S.B. Bank Incentive Plan and Trust I and the Advantage Bank, F.S.B. Bank Incentive Plan and Trust II and unallocated to participants thereunder shall be canceled and extinguished without conversion thereof into Company Common Stock or payment therefor.

  (e) If the average closing sale price of Company Common Stock as reported on the NASDAQ-NMS for the ten consecutive trading days immediately preceding the fifth business day prior to the Effective Time (the "Average Price") is

    (i) below $46.67 per share, then the Exchange Ratio shall be adjusted to a number such that the product of the Exchange Ratio (taken to four decimal places) and the Average Price shall equal $56.00 (rounded to the nearest whole cent) (provided, however, that if prior to the Effective Time the Company has, by written notice to the Seller, informed the Seller that such adjustment (if applicable) shall not occur, then such adjustment shall not occur and the Seller shall have the right to terminate this Agreement immediately with the effect as set forth in Section 8.2 hereof); or

    (ii) above $61.67 per share, then the Company shall have the option, but not the obligation, to adjust the Exchange Ratio to a number such that the product of the Exchange Ratio (taken to four decimal places) and the Average Price shall equal $74.00 (rounded to the nearest whole cent); if prior to the Effective Time the Company has, by written notice to the Seller, elected to adjust the Exchange Ratio as provided in this subsection (ii) (if applicable), then such adjustment shall occur and the Seller shall have the right to terminate this Agreement immediately with the effect as set forth in Section 8.2 hereof.

  Section 1.7 Adjustments for Dilution and Other Matters. If prior to the Effective Time, (i) the Seller shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the Seller Common Stock, or declare a dividend or make a distribution on Seller Common Stock in any security convertible into Seller Common Stock, or (ii) the Company shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the Company Common Stock or declare a dividend or make a distribution on Company Common Stock in any security convertible into Company Common Stock, appropriate adjustment or adjustments will be made to the Exchange Ratio and the methodology for calculating the Exchange Ratio as set forth in Section 1.6 hereof.

  Section 1.8 Exchange of Certificates.

  (a) Exchange Agent. As of the Effective Time, the Company shall deposit, or shall cause to be deposited with an exchange agent chosen by the Company and which is reasonably acceptable to the Seller (the "Exchange Agent"), for the benefit of the holders of Shares for exchange in accordance with this
Article I, through the Exchange Agent, certificates representing the shares of Company Common Stock and cash in lieu of fractional shares (such certificates for shares of Company Common Stock, together with the amount of cash payable in lieu of fractional shares and any dividends or distributions with respect to such Company Common Stock are referred to herein as the "Exchange Fund") payable and issuable pursuant to Section 1.6 in exchange for outstanding Shares; provided, however, that the Company need not deposit the cash for fractional shares into the Exchange Fund until such time as such funds are to be distributed by the Exchange Agent.

  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares which Shares were converted into the right to receive shares of Company Common Stock pursuant to Section 1.6 (a "Certificate" or "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Company Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Company Common Stock which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article I (after taking into account all Shares then held by such holder), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Seller, a certificate representing the proper number of shares of Company Common Stock may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as the Company may direct as indemnity against any claim that may be made against it or the Exchange Agent with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate a certificate representing the proper number of shares of Company Common Stock. Until surrendered as contemplated by this Section 1.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Company Common Stock, dividends, cash in lieu of any fractional shares of Company Common Stock as contemplated by
Section 1.8(e) and other distributions as contemplated by Section 1.8(c).

  (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Company Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.8(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Company Common Stock issued in exchange therefor, without interest,
(i) promptly, the amount of any cash payable with respect to a fractional share of Company Common Stock to which such holder is entitled pursuant to
Section 1.8(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distribution, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Company Common Stock.

  (d) No Further Rights in the Shares. All shares of Company Common Stock issued and cash paid upon conversion of the Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.8(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares.

  (e) No Fractional Shares. No certificates or scrip representing fractional shares of Company Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interest will not entitle the owner thereof to vote or to any rights of a shareholder of the Company. Each holder of a fractional share interest shall be paid an amount in cash equal to the product obtained by multiplying such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by the Average Price.

  (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former shareholders of the Seller for six months after the Effective Time shall be delivered to the Company, upon demand, and any former shareholders of the Seller who have not theretofore complied with this Article I shall thereafter look only to the Company to claim their shares of Company Common Stock, any cash in lieu of fractional shares of Company Common Stock and any dividends or distributions with respect to Company Common Stock, in each case without interest thereon, and subject to Section 1.8(g).

  (g) No Liability. Neither the Company nor the Seller shall be liable to any former holder of Shares for any such Shares (or dividends or distributions with respect thereto) or cash or other payment delivered to a public official pursuant to any abandoned property, escheat or similar laws.

  (h) Withholding Rights. The Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Shares such amounts as the Company is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Shares in respect of which such deduction and withholding was made by the Company.

  Section 1.9 Stock Transfer Books. At the Effective Time, the stock transfer books of the Seller shall be closed and there shall be no further registration of transfers of shares of the Seller Common Stock thereafter on the records of the Seller. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such Shares except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Company for any reason shall be converted into shares of Company Common Stock and cash in lieu of fractional shares in accordance with this Article I.

  Section 1.10 Company Common Stock. The shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and at the Effective Time, such shares shall remain issued and outstanding.

           ARTICLE II--REPRESENTATIONS AND WARRANTIES OF THE SELLER

  Except as set forth in the Disclosure Schedule delivered by the Seller to the Company prior to the execution of this Agreement (the "Seller Disclosure Schedule"), which will identify exceptions by specific Section references, the Seller hereby represents and warrants to the Company that:

  Section 2.1 Organization and Qualification; Subsidiaries

  (a) The Seller is a company duly organized, validly existing and in good standing under the laws of the State of Wisconsin, and is registered as a savings and loan holding company under the Home Owners' Loan Act ("HOLA"). Each subsidiary of the Seller ("Seller Subsidiary" or, collectively, "Seller Subsidiaries") is a federally-chartered savings bank or a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of the Seller and the Seller Subsidiaries has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Seller Approvals") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, including, without limitation, appropriate authorizations from the Federal Deposit Insurance Corporation (the "FDIC") and the Office of Thrift Supervision ("OTS"), and neither the Seller nor any Seller Subsidiary has received any notice of proceedings relating to the revocation or modification of any Seller Approvals, except in each case where the failure to be so organized, existing and in good standing or to have such power, authority, Seller Approvals and revocations or modifications would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) on the Seller and the Seller Subsidiaries, taken as a whole.

  (b) The Seller and each Seller Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where such failures to be so duly qualified or licensed and in good standing would not, either individually or in the aggregate, have a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole.

  (c) A true and complete list of all of the Seller Subsidiaries, together with (i) the Seller's percentage ownership of each Seller Subsidiary and (ii) laws under which the Seller Subsidiary is incorporated, is set forth on
Section 2.1(c) of the Seller Disclosure Schedule. Except as set forth on
Section 2.1(c) of the Seller Disclosure Schedule, the Seller and/or one or more of the Seller Subsidiaries owns beneficially and of record all of the outstanding shares of capital stock of each of the Seller Subsidiaries. Except for the subsidiaries set forth on Section 2.1(c) of the Seller Disclosure Schedule, the Seller does not directly or indirectly own any equity or similar interests in, or any interests convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity other than in the ordinary course of business, and in no event in excess of 5% of the outstanding equity securities of such entity.

  (d) As used in this Agreement, the term "Material Adverse Effect" means, with respect to the Company or the Seller, as the case may be, any effect that
(i) is material and adverse to the business, assets, liabilities, results of operations or financial condition of the Company and the Company Subsidiaries taken as whole or the Seller and the Seller Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of the Company or the Seller to consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) actions contemplated by this Agreement, (b) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries, (c) changes in generally accepted accounting principles that are generally applicable to the banking or savings industries, (d) reasonable expenses incurred in connection with the transactions contemplated hereby, and

(e) changes attributable to or resulting from changes in general economic conditions affecting banks, savings institutions or their holding companies generally, including changes in the prevailing level of interest rates.

  (e) The minute books of the Seller and each of the Seller Subsidiaries contain true, complete and accurate records in all material respects of all meetings and other corporate actions held or taken since September 30, 1994 of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors).

  Section 2.2 Articles of Incorporation and By-Laws. The Seller has heretofore furnished to the Company a complete and correct copy of the Articles of Incorporation and the By-Laws, as amended or restated, of the Seller ("Seller Articles" or "Seller By-Laws") and each Seller Subsidiary. Such Articles of Incorporation and By-Laws of the Seller and each Seller Subsidiary are in full force and effect. Neither the Seller nor any Seller Subsidiary is in violation of any of the provisions of its Articles of Incorporation or By-Laws.

  Section 2.3 Capitalization. The authorized capital stock of the Seller consists of 10,000,000 shares of Seller Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share ("Seller Preferred Stock"). As of the date of this Agreement, (i) 3,235,830 shares of Seller Common Stock are issued and outstanding (of which 31,635 are restricted shares under employee benefit plans which have not and will not be awarded), all of which are duly authorized, validly issued, fully paid and non-assessable, except as provided by Section 180.0622(2)(b) of the WBCL (such section, including judicial interpretations thereof and of Section 180.40(6), its predecessor statute, are referred to herein as "Section 180.0622(2)(b) of the WBCL"), and were not issued in violation of any preemptive right of any Seller shareholder, (ii) 888,950 shares of Seller Common Stock are held in the treasury of the Seller,
(iii) 325,354 shares of Seller Common Stock are reserved for future issuance pursuant to outstanding employee stock options issued pursuant to the Seller's stock option plans, and (iv) 643,930 shares of Seller Common Stock are reserved for future issuance under the Stock Option Agreement. As of the date of this Agreement, no shares of Seller Preferred Stock are issued and outstanding. Except as set forth in clauses (iii) and (iv), above, there are no options, warrants or other rights, agreements, arrangements or commitments of any character, including without limitation voting agreements or arrangements, relating to the issued or unissued capital stock of the Seller or any Seller Subsidiary or obligating the Seller or any Seller Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Seller or any Seller Subsidiary. All shares of Seller Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and non-assessable, except as otherwise provided by Section 180.0622(2)(b) of the WBCL. There are no obligations, contingent or otherwise, of the Seller or any Seller Subsidiary to repurchase, redeem or otherwise acquire any shares of Seller Common Stock or the capital stock of any Seller Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Seller Subsidiary or any other entity, except for loan commitments and other funding obligations entered into in the ordinary course of business. Each of the outstanding shares of capital stock of each Seller Subsidiary are duly authorized, validly issued, fully paid and non-assessable, except as provided by Section 180.0622(2)(b) of the WBCL, and were not issued in violation of any preemptive rights of any Seller Subsidiary shareholder, and such shares owned by the Seller or another Seller Subsidiary are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations of the Seller's voting rights, charges or other encumbrances of any nature whatsoever.

  Section 2.4 Authority. The Seller has the requisite corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the Seller's shareholders in accordance with the WBCL and the Seller Articles and Seller By-Laws). The execution and delivery of this Agreement and the Stock Option Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement or the Stock Option Agreement or to consummate the transactions so contemplated hereby and thereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the Seller's shareholders in accordance with the WBCL and the Seller Articles and Seller By-Laws). This Agreement and the Stock Option Agreement have been duly executed and delivered by, and constitute valid and binding obligations of the Seller and, assuming due authorization, execution and delivery by the Company, are enforceable against the Seller in accordance with their respective terms, except as enforcement may be limited by laws affecting insured depository institutions, general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

  Section 2.5 No Conflict; Required Filings and Consents.

  (a) The execution and delivery of this Agreement and the Stock Option Agreement by the Seller does not, and the performance of this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby by the Seller shall not, (i) conflict with or violate the Seller Articles or Seller By-Laws or the Articles of Incorporation or By-Laws of any Seller Subsidiary, (ii) conflict with or violate any domestic (federal, state or local) or foreign law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Seller or any Seller Subsidiary or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Seller or any Seller Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Seller or any Seller Subsidiary is a party or by which the Seller or any Seller Subsidiary or its or any of their respective properties is bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole. The Board of Directors of the Seller has taken all actions necessary including approving the transactions contemplated herein and in the Stock Option Agreement to ensure that none of (A) the restrictions set forth in Sections 180.1130-32, 180.1134, 180.1140-44 and 180.1150 of the
WBCL, and (B) the provisions set forth in Article 4.c. and Article 11 of the Seller Articles, do or will apply to the transactions contemplated herein or, except in the case of Article 4.c, in the Stock Option Agreement.

  (b) The execution and deliver of this Agreement and the Stock Option Agreement by the Seller do not, and the performance of this Agreement and the Stock Option Agreement by the Seller shall not, require any consent, approval, authorization or permit of, or filing with or notification to any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities or blue sky laws ("Blue Sky Laws"), the HOLA, and the filing of appropriate merger or other documents as required by the WBCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notification, would not prevent or delay consummation of the Merger or the issuance of Seller Common Stock pursuant to the Stock Option Agreement, or otherwise prevent the Seller from performing its obligations under this Agreement and the Stock Option Agreement and would not have a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole.

  Section 2.6 Compliance; Permits. Neither the Seller nor any Seller Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Seller or any Seller Subsidiary or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Seller or any Seller Subsidiary is a party or by which the Seller or any Seller Subsidiary or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Seller or the Seller Subsidiaries, taken as a whole.

  Section 2.7 Securities and Banking Reports; Financial Statements.

  (a) The Seller and each Seller Subsidiary have filed all forms, reports and documents required to be filed with (x) the Securities and Exchange Commission (the "SEC") since September 30, 1996, and as of the date of this Agreement has delivered to the Company (i) its Annual Reports on Form 10-K for the fiscal years ended September 30, 1994, 1995 and 1996, respectively,
(ii) its Quarterly Reports on Form 10-Q for the periods ended December 31, 1996, March 31, 1997 and June 30, 1997, (iii) all proxy statements relating to the Seller's meetings of shareholders (whether annual or special) held since September 30, 1994, (iv) all Current Reports on Form 8-K filed by the Seller with the SEC since September 30, 1994, (v) all other reports or registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above) filed by the Seller with the SEC since September 30, 1994 and (vi) all amendments and supplements to all such reports and registration statements filed by the Seller with the SEC since September 30, 1994 (collectively, the "Seller SEC Reports") and (y) the OTS, the FDIC and any other applicable federal or state securities or banking authorities (all such reports and statements are collectively referred to with the Seller SEC Reports as the "Seller Reports"). The Seller Reports, including all Seller Reports filed after the date of this Agreement, (i) were or will be prepared in all material respects in accordance with the requirements of applicable Law and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Seller SEC Reports, including any Seller SEC Reports filed since the date of this Agreement and prior to or on the Effective Time, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of the Seller and the Seller Subsidiaries as of the respective dates thereof and the consolidated results of its operations and changes in financial position for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

  (c) Except (i) for the liabilities that are fully reflected or reserved against on the consolidated statement of financial condition of the Seller included in the Seller's Form 10-Q for the quarter ended June 30, 1997, (ii) for the liabilities incurred in the ordinary course of business consistent with past practice since June 30, 1997, and (iii) as set forth in Section 2.7 of the Seller Disclosure Schedule, neither the Seller nor any Seller Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise due or to become due), that, either alone or when combined with all similar liabilities, has had, or would reasonably be expected to have, a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole.

  Section 2.8 Absence of Certain Changes or Events. Except as disclosed in the Seller SEC Reports filed prior to the date of this Agreement or set forth in
Section 2.8 of the Seller Disclosure Schedule and except for the transactions contemplated by this Agreement, since September 30, 1996 to the date of this Agreement, the Seller and the Seller Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since September 30, 1996, there has not been (i) any change in the financial condition, results of operations or business of the Seller and any of the Seller Subsidiaries having a Material Adverse Effect on the Seller or the Seller Subsidiaries, taken as a whole, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Seller or any of the Seller Subsidiaries having a Material Adverse Effect on Seller and the Seller Subsidiaries, taken as a whole, (iii) any change by the Seller in its accounting methods, principles or practices, (iv) any revaluation by the Seller of any of its assets in any material respect, (v) except for repurchases pursuant to the Seller's Common Stock Repurchase Program or for regular quarterly cash dividends on Seller Common Stock with usual record and payment dates, to the date of this Agreement, any declaration, setting aside or payment of any dividends or distributions in respect of shares of Seller Common Stock or any redemption, purchase or other acquisition of any of its securities or any of the securities of any Seller Subsidiary, (vi) any strike, work stoppage, slow-down or other labor disturbance suffered by the Seller or the Seller Subsidiaries, (vii) any collective bargaining agreement, contract or other agreement or understanding with a labor union or organization to which the Seller or the Seller Subsidiaries have been a party, (viii) any union organizing activities relating to employees of the Seller or the Seller Subsidiaries, or (ix) any increase in the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee or director, any grant of severance or termination pay, any contract entered into to make or grant any severance or termination pay, or any bonus paid other than year-end bonuses for fiscal 1997 as listed in Section 2.8 of the Seller Disclosure Schedule.

  Section 2.9 Absence of Litigation.

  (a) Except as set forth in Section 2.9 of the Seller Disclosure Schedule, neither the Seller nor any of the Seller Subsidiaries is a party to any, and there are no pending or, to the best of the Seller's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Seller or any of the Seller Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole.

  (b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon the Seller, any of the Seller Subsidiaries or the assets of the Seller or any of the Seller Subsidiaries which has had a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole.

  Section 2.10 Employee Benefit Plans.

  (a) Plans of the Seller. Section 2.10(a) of the Seller Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all material employment, termination, severance or other employment contracts or employment agreements, with respect to which the Seller or any Seller Subsidiary has any obligation (collectively, the "Plans"). The Seller has furnished or made available to the Company a complete and accurate copy of each Plan (or a description of the Plans, if the Plans are not in writing) and a complete and accurate copy of each material document prepared in connection with each such Plan, including, without limitation, and where applicable, a copy of (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three (3) most recently filed IRS Forms 5500 and related schedules, (iv) the most recently issued IRS determination letter for each such Plan and (v) the three (3) most recently prepared actuarial and financial statements in connection with each such Plan.

  (b) Absence of Certain Types of Plans. Except as disclosed in Section 2.10(b) of the Seller Disclosure Schedule, no member of the Seller's "controlled group," within the meaning of Section 4001(a)(14) of ERISA, maintains or contributes to, or within the five years preceding the date of this Agreement has maintained or contributed to, an employee pension benefit plan subject to Title IV of ERISA ("Title IV Plan"). No Title IV Plan is a "multiemployer pension plan" as defined in Section (3)37 of ERISA. Except as disclosed in Section 2.10(b) of the Seller Disclosure Schedule, none of the Plans obligates the Seller or any of the Seller Subsidiaries to pay material separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a "change in control," within the meaning of such term under Section 280G of the Code. Except as disclosed in Section 2.10(b) of the Seller Disclosure Schedule, or as required by COBRA, none of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director or life insurance benefits to any current or former employee, officer or director of the Seller or any of the Seller Subsidiaries. Each of the Plans is subject only to the laws of the United States or a political subdivision thereof.

  (c) Compliance with Applicable Law. Except as disclosed in Section 2.10(c) of the Seller Disclosure Schedule, each Plan has been operated in all respects in accordance with the requirements of all applicable Law and all persons who participate in the operation of such Plans and all Plan "fiduciaries" (within the meaning of Section 3(21) of ERISA) have acted in accordance with the provisions of all applicable Law, except where such violations of applicable Law would not, individually or in the aggregate, have a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole. The Seller and the Seller Subsidiaries have performed all obligations required to be performed by any of them under, are not in any respect in default under or in violation of, and the Seller and the Seller Subsidiaries have no knowledge of any default or violation by any party to, any Plan, except where such failures, defaults or violations would not, individually or in the aggregate, have a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole. No legal action, suit or claim is pending or, to the knowledge of the Seller or the Seller Subsidiaries, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, except as disclosed in
Section 2.10(c) of the Seller Disclosure Schedule, to the knowledge of the Seller or the Seller Subsidiaries, no fact or event exists that could give rise to any such action, suit or claim. Except as disclosed in Section 2.10(c) of the Seller Disclosure Schedule, neither the Seller nor any Seller Subsidiary has incurred any material liability to the Pension Benefit Guaranty Corporation (other than for premiums which have been paid when due) or any material liability under Section 302 of ERISA or Section 412 of the Code that has not been satisfied in full and no condition exists that presents a material risk of incurring any such liability.

  (d) Qualification of Certain Plans. Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code (including each trust established in connection with such a Plan that is intended to be exempt from Federal income taxation under Section 501(a) of the
Code) has received a favorable determination letter from the IRS (as defined herein) that it is so qualified, and, except as disclosed in Section 2.10(d) of the Seller Disclosure Schedule, the Seller is not aware of any fact or event that has occurred sine the date of such determination letter from the IRS to adversely affect the qualified status of any such Plan. Except as disclosed in Section 2.10(d) of the Seller Disclosure Schedule, no trust maintained or contributed by the Seller or any of the Seller Subsidiaries is intended to be qualified as a voluntary employees' beneficiary association or is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code.

  (e) Absence of Certain Liabilities and Events. Except for matters disclosed in Section 2.10(e) of the Seller Disclosure Schedule, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. The Seller and each of the Seller Subsidiaries has not incurred any liability for any excise tax arising under
Section 4972 or 4980B of the Code that would individually or in the aggregate have a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole, and, to the knowledge of the Seller or the Seller Subsidiaries, no fact or event exists that could give rise to any such liability.

  (f) Plan Contributions. All contributions, premiums or payments required to be made prior to the Effective Time with respect to any Plan have been made on or before the Effective Time.

  (g) Funded Status of Plans and Rights to Terminate. With respect to each Title IV Plan, the present value of all accrued benefits under each such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by each such Plan's actuary with respect to each such Plan did not exceed, as of the most recent valuation date, the then current value of assets of such Plan, allocable to each accrued benefit. No provision of any such Plan, nor any amendment thereto, would result in any limitation on the Seller or the Seller Subsidiaries rights to terminate each such Plan and to receive any residual amounts under Section 4044 of ERISA.

  (h) Stock Options. Section 2.10(h) of the Seller Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of the Seller or any Seller Subsidiary who holds any option to purchase Seller Common Stock as of the date of this Agreement, together with the number of shares of Seller Common Stock subject to such option, the date of grant of such option, the plan under which the options were granted, the option price of such option, the vesting schedule for such option, whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of such option. Section 2.10(h) of the Seller Disclosure Schedule also sets forth the total number of such ISOs and such non-qualified options.

  (i) Employment Contracts. Except for employment, severance, consulting or other similar contracts with any employees, consultants, officers or directors of the Seller or any of the Seller Subsidiaries disclosed in

Section 2.10(i) of the Seller Disclosure Schedule, neither the Seller nor any Seller Subsidiary is a party to any such contracts. Neither the Seller nor any Seller Subsidiary is a party to any collective bargaining agreements.

  (j) Effect of Agreement. Except as disclosed in Section 2.10(j) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in conjunction with another event, entitle any current or former employee of the Seller or any Seller Subsidiary to severance pay, unemployment compensation or any other payment, except as expressly provided herein, or accelerate the time of payment or vesting or increase the compensation due any such employee or former employee, in each case, except as expressly provided herein.

  Section 2.11 Registration Statement; Proxy Statement/Prospectus. The information supplied by the Seller for inclusion in the Registration Statement (as defined in Section 3.11) shall not at the time the Registration Statement is declared effective contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The information supplied by the Seller for inclusion in the proxy statement/prospectus to be sent to the shareholders of the Seller in connection with the meeting of the Seller's shareholders to consider the Merger (the "Seller Shareholders' Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement/Prospectus") shall not at the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to shareholders, at the time of the Seller Shareholders' Meeting and at the Effective Time, be false or misleading with respect to any material fact required to be stated herein, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to the Seller or any of its affiliates, officers or directors should be discovered by the Seller which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Seller shall promptly inform the Company. Notwithstanding the foregoing, the Seller makes no representation or warranty with respect to any information about, or supplied or omitted by, the Company which is contained in any of the foregoing documents.

  Section 2.12 Title to Property. The Seller and each of the Seller Subsidiaries has good and marketable title to all of their respective properties and assets, real and personal, free and clear of all mortgage liens, and free and clear of all other liens, charges and encumbrances except liens for taxes not yet due and payable, pledges to secure deposits and such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole; and all leases pursuant to which the Seller or any of the Seller Subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Seller or such Seller Subsidiary has not taken adequate steps to prevent such a default from occurring). Substantially all of the Seller's and each of the Seller Subsidiaries' buildings and equipment in regular use have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted.

  Section 2.13 Environmental Matters. Except as set forth in Section 2.13 of the Seller Disclosure Schedule, the Seller represents and warrants that to the best of the Seller's knowledge: (i) each of the Seller, the Seller Subsidiaries and properties owned and operated by the Seller or the Seller Subsidiaries, are in compliance with all applicable federal, state and local laws including common law, rules, guidance, regulations and ordinances and with all applicable decrees, orders, judgments, and contractual obligations relating to the environment or Hazardous Materials which are hereinafter defined as chemicals, pollutants, contaminants, wastes, toxic substances, compounds, products, solid, liquid, gas, petroleum or other regulated substances or materials which are hazardous, toxic or otherwise harmful to the environment ("Environmental Laws"), except for violations which, either individually or in the aggregate would not have a Material Adverse Effect on the Seller and the Seller Subsidiaries taken as a whole; (ii) there is no asbestos or any material amount of ureaformaldehyde materials in or on any property owned or operated by the Seller or Seller Subsidiaries and no electric transformers or capacitors, other than those owned by public utility companies, on any such properties contain any PCB's; (iii) there are no underground or aboveground storage tanks located on, in or under any properties currently or formerly owned or operated by the Seller or any of the Seller Subsidiaries; (iv) the Seller or the Seller Subsidiaries have not received any notice from any governmental agency or third party notifying the Seller or the Seller Subsidiaries of any Environmental Claim (as defined herein); (v) there are no circumstances with respect to any properties currently owned or operated by the Seller or any of the Seller Subsidiaries that to the best of the Seller's knowledge (a) will form the basis on an Environmental Claim against the Seller or the Seller Subsidiaries or any properties currently or formerly owned or operated by the Seller or any of the Seller Subsidiaries or (b) will cause any properties currently owned or operated by the Seller or any of the Seller Subsidiaries to be subject to any restrictions or ownership, occupancy, use or transferability under any applicable Environmental Law or require notification to or consent of any Governmental Authority (as defined herein) or third party pursuant to any Environmental Law; and (vi) neither the Seller nor any Seller Subsidiary has received any written communication from any federal or state agency naming the Seller or any Seller Subsidiary as a potentially responsible party for environmental contamination with respect to any property on which the Seller or any Seller Subsidiary holds a security interest.

  The following definitions apply for purposes of this Section 2.13:
(a) "Environmental Claims" shall mean any and all administrative, regulatory, judicial or private actions, suits, demands, demand letters, notices, claims, liens, notices of non-compliance or violation, investigations, allegations, injunctions or proceedings relating in any way to (i) any Environmental Law;
(ii) any Hazardous Material including without limitation any abatements, removal, remedial, corrective or other response action in connection with any Hazardous Material, Environmental Law or order of a Governmental Authority or
(iii) any actual or alleged damage, injury, threat or harm to the environment, which individually or in the aggregate would have a Material Adverse Effect on the Seller or the Seller Subsidiaries; (b) "Governmental Authority" shall mean any applicable federal, state, regional, county or local person or body having governmental authority.

  Section 2.14 Absence of Agreements. Neither the Seller nor any Seller Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter which restricts materially the conduct of its business (including any contract containing covenants which limit the ability of the Seller or of any Seller Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, the Seller or any Seller Subsidiary may carry on its business (other than as may be required by Law or applicable regulatory authorities)), or in any manner relates to its capital adequacy, its credit policies or its management, except for those the existence of which has been disclosed to the Company prior to the date of this Agreement, nor has the Seller been advised that any federal, state, or governmental agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed by the Seller in Section 2.14 of the Seller Disclosure Schedule.

  Section 2.15 Taxes. The Seller and the Seller Subsidiaries have timely filed all material Tax Returns (as defined below) required to be filed by them, and the Seller and the Seller Subsidiaries have timely paid and discharged all material Taxes (as defined below) due in connection with or with respect to the filing of such Tax Returns, except such as are being contested in good faith by appropriate proceedings and with respect to which the Seller is maintaining reserves adequate for their payment. To the best of the Seller's knowledge, the liability for Taxes set forth on each such Tax Return adequately reflects the Taxes required to be reflected on such Tax Return. For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any federal, state, local or foreign governmental entity or taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (ii) customs duties, imposts, charges, levies or other similar assessments of any kind, and
(iii) interest, penalties and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the United States Internal Revenue Service (the "IRS") or any other governmental entity or taxing authority or agency, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns. Except as otherwise disclosed in
Section 2.15 of the Seller's Disclosure Schedule, to the best of the Seller's knowledge, neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits, administrative proceedings or court proceedings, any deficiency or claim for additional Taxes. Except as otherwise disclosed in Section 2.15 of the Seller's Disclosure Schedule, neither the Seller nor any of the Seller Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. Except as otherwise disclosed in Section 2.15 of the Seller's Disclosure Schedule and except for statutory liens for current taxes not yet due, to the best of the Seller's knowledge there are no material tax liens on any assets of the Seller or any of the Seller Subsidiaries. Except as otherwise disclosed in Section 2.15 of the Seller's Disclosure Schedule neither the Seller nor any of the Seller Subsidiaries has received a ruling or entered into an agreement with the IRS or any other taxing authority that would have a Material Adverse Effect on the Seller or the Seller Subsidiaries, taken as a whole, after the Effective Time. Except as otherwise disclosed in Section 2.15 of the Seller's Disclosure Schedule, no agreements relating to allocating or sharing of Taxes exist among the Seller and the Seller Subsidiaries. Neither the Seller nor any of the Seller Subsidiaries has made an election under Section 341(f) of the Code.

  Section 2.16 Insurance. Section 2.16 of the Seller Disclosure Schedule lists all material policies of insurance of the Seller and the Seller Subsidiaries currently in effect. To the best of the Seller's knowledge, neither the Seller nor any of the Seller Subsidiaries has any liability for unpaid premiums or premium adjustments not properly reflected on the Seller's financial statements included in the Seller's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

  Section 2.17 Brokers. No broker, finder or investment banker (other than Hovde Financial, Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller. Prior to the date of this Agreement, the Seller has furnished to the Company a complete and correct copy of all agreements between the Seller and Hovde Financial, Inc. pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

  Section 2.18 Tax Matters and Pooling.

  (a) Neither the Seller nor, to the best of the Seller's knowledge, any of its affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as (i) a reorganization under Section 368(a)(1)(A) of the Code or (ii) for pooling-of-interests accounting treatment under generally accepted accounting principles ("GAAP").

  (b) To the Seller's knowledge, there is no plan or intention on the part of shareholders of the Seller who will receive Company Common Stock to sell or otherwise dispose of an amount of Company Common Stock to be received in the Merger which would reduce their ownership of Company Common Stock to a number of shares having in the aggregate a value at the time of the Merger of less than 50 percent of the total value of the Seller Common Stock outstanding immediately prior to the Merger.

  Section 2.19 Material Adverse Effect. Since June 30, 1997, there has been no Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole.

  Section 2.20 Material Contracts. Except as disclosed in Section 2.20 of the Seller Disclosure Schedule (which may reference other sections of such Schedule) and, except as included as exhibits in the Seller SEC Reports, neither the Seller nor any Seller Subsidiary is a party to or obligated under any contract, agreement or other instrument or understanding which is not terminable by the Seller or the Seller Subsidiary without additional payment or penalty within 60 days and obligates the Seller or any Seller Subsidiary for payments or other consideration with a value in excess of $100,000, or would require disclosure by the Seller pursuant to item 601(b)(10) of Regulation S-K under the Exchange Act.

  Section 2.21 Opinion of Financial Advisor. The Seller has received the opinion of Hovde Financial, Inc. on the date of this Agreement to the effect that, as of the date of this Agreement, the consideration to be received in the Merger by the Seller's shareholders is fair to the Seller's shareholders from a financial point of view, and Seller will promptly, after the date of this Agreement, deliver a copy of such opinion to the Company.

  Section 2.22 Vote Required. The affirmative vote of a majority of the votes that holders of the outstanding shares of Seller Common Stock are entitled to cast is the only vote of the holders of any class or series of the Seller capital stock necessary to approve the Merger.

          ARTICLE III--REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  Except as set forth in the Disclosure Schedule delivered by the Company to the Seller prior to the execution of this Agreement (the "Company Disclosure Schedule"), which shall identify exceptions by specific Section references, the Company hereby represents and warrants to the Seller that:

  Section 3.1 Organization and Qualification; Subsidiaries.

  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin. The Company is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). Each subsidiary of the Company (a "Company Subsidiary" or, collectively, "Company Subsidiaries") is a bank or a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation or the United States of America. Each of the Company and the Company Subsidiaries have the requisite corporate power and authority and are in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Company Approvals") necessary to own, lease and operate their respective properties and to carry on their respective business as now being conducted, including appropriate authorizations from the Federal Reserve Board, FDIC, the DFI or the Office of the Comptroller of the Currency (the "OCC") and neither the Company nor any Company Subsidiary has received any notice of proceedings relating to the revocation or modification of any Company Approvals, except in each case where the failure to be so organized, existing and in good standing or to have such power, authority, Company Approvals and revocations or modifications would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

  (b) The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

  (c) A true and complete list of all of the Company Subsidiaries is set forth in Exhibit 21 to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 ("Exhibit 21") previously delivered to the Seller. Except as set forth in Section 3.1(c) of the Company Disclosure Schedule, the Company and/or one or more of the Company Subsidiaries owns beneficially and of record substantially all of the outstanding shares of capital stock of each of the Company Subsidiaries. Except for the Company Subsidiaries, set forth on said
Exhibit 21, the Company does not directly or indirectly own any equity or similar interests in, or any interests convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business, other than in the ordinary course of business, and in no event in excess of 5% of the outstanding equity securities of such entity.

  Section 3.2 Articles of Incorporation and By-Laws. The Company has previously furnished to the Seller a complete and correct copy of the Company Articles and the Company By-Laws. The Company Articles and

Company By-Laws are in full force and effect. The Company is not in violation of any of the provisions of the Company Articles or the Company By-Laws.

  Section 3.3 Capitalization.

  (a) The authorized capital stock of the Company consists of (i) 160,000,000 shares of Company Common Stock of which, as of October 27, 1997, 101,364,755 shares were issued and outstanding, 7,937,835 shares were held in treasury, 6,416,320 shares were reserved for issuance pursuant to outstanding employee stock options; and (ii) 5,000,000 shares of Preferred Stock, $1.00 par value ("Company Preferred Stock"), of which 2,000,000 shares of Company Preferred Stock have been designated as Series A Convertible Preferred Stock ("Series A Preferred Stock") and 685,314 shares of which, as of the date of this Agreement, are outstanding. All of the outstanding shares of the Company's capital stock have been duly authorized and validity issued and are fully paid and non-assessable, except pursuant to Section 180.0622(2)(b) of the WBCL. Except as set forth in clauses (i) and (ii), above, as of the date of this Agreement there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary.

  (b) The shares of Company Common Stock to be issued pursuant to the Merger will, upon issuance in accordance with the provisions of this Agreement, be duly authorized, validly issued, fully paid and non-assessable, except as otherwise provided by Section 180.0622(2)(b) of the WBCL.

  Section 3.4 Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Stock Option Agreement or to consummate the transactions so contemplated hereby or thereby. This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by the Company and constitute valid and binding obligations of the Company and assuming the authorization, execution and delivery by the Seller, are enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by laws affecting insured depository institutions, general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

  Section 3.5 No Conflict; Required Filings and Consents.

  (a) The execution and delivery of this Agreement and the Stock Option Agreement by the Company do not, and the performance of this Agreement and the Stock Option Agreement by the Company shall not, (i) conflict with or violate the Company Articles or Company By-Laws or the Articles of Incorporation or By-Laws and Company Subsidiary, (ii) conflict with or violate any Laws applicable to the Company or any Company Subsidiary or by which any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or its or any of their respective properties is bound or affected, except in the case of clause (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

  (b) The execution and delivery of this Agreement and the Stock Option Agreement by the Company do not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the BHCA, the banking laws of the State of Wisconsin (the "WBL") and the filing of appropriate merger or other documents as required by Wisconsin Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger or issuance of Seller Common Stock pursuant to the Stock Option Agreement, or otherwise prevent the Company from performing its obligations under this Agreement, and would not have a Material Adverse Effect on the Company or the Company Subsidiaries, taken as a whole.

  Section 3.6 Compliance; Permits. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not, individually or in aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

  Section 3.7 Securities and Banking Reports; Financial Statements.

  (a) The Company and each Company Subsidiary have filed all forms, reports and documents required to be filed with (x) the SEC since December 31, 1996, and as of the date of this Agreement have delivered or made available to Seller, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1994, 1995, 1996, respectively, (ii) all proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since December 31, 1994, (iii) all Current Reports on Form 8-K filed by the Company with the SEC since December 31, 1994,
(iv) all other reports or registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above) filed by the Company with the SEC since December 31, 1994, and (v) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC since December 31, 1994 (collectively, the "Company SEC Reports") and (y) the Federal Reserve Board, the DFI and any other applicable Federal or state securities or banking authorities (all such reports and statements are collectively referred to with the Company SEC Reports as the "Company Reports"). The Company Reports, including all Company Reports filed after the date of this Agreement, (i) were or will be prepared in accordance with the requirements of applicable Law and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports, including any Company SEC Reports filed since the date of this Agreement and prior to or on the Effective Time, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of the Company and the Company Subsidiaries as of the respective dates thereof and the consolidated results of its operations and changes in financial position for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount.

  (c) Except (i) for the liabilities that are fully reflected or reserved against on the consolidated statement of financial condition of the Company included in the Company Form 10-K for the year ended December 31, 1996, (ii) for the liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1996, and (iii) as set forth in Section
3.7 of the Company Disclosure Schedule, neither the Company nor any

Company Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or would reasonably be expected to have, a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

  Section 3.8 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, since December 31, 1996 to the date of this Agreement, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 1996, there has not been (i) any change in the financial condition, results of operations or business of the Company or any of the Company Subsidiaries having a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Company or any of the Company Subsidiaries having a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole, (iii) any change by the Company or any Company Subsidiaries in its accounting methods, principles or practices, (iv) any revaluation by the Company or any Company Subsidiaries of any of its assets in any respect, (v) to the date of this Agreement, any entry by the Company or any of the Company Subsidiaries into any commitment or transactions material to the Company and the Company Subsidiaries taken as a whole or (vi) except for repurchases pursuant to the Company's Common Stock repurchase program or for regular quarterly cash dividends of Company Common Stock with usual record and payment dates, to the date of this Agreement, any declaration, setting aside or payment of any dividends or distributions in respect of shares of Company Common Stock or any redemption, purchase or other acquisition of any of its securities or any of the securities of any Company Subsidiary.

  Section 3.9 Absence of Litigation.

  (a) Except as set forth in Section 3.9 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to any, and there are no pending or, to the best of the Company's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of the Company Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on the Company and the Company's Subsidiaries, taken as a whole.

  (b) There is no injunction, order, judgement, decree or regulatory restriction imposed upon the Company, any of the Company Subsidiaries or the assets of the Company or any of the Company Subsidiaries which has had a Material Adverse Effect on the Company and the Company's Subsidiaries, taken as a whole.

  Section 3.10 Employee Benefit Plans.

  (a) Compliance with Applicable Laws. Each of the Company's "employee benefit plans" within the meaning of Section 3(3) of ERISA, for the benefit of employees of the Company and the Company Subsidiaries (the "Company Plans") has been operated in all respects in accordance with the requirements of all applicable Law and all persons who participate in the operation of such Company Plans and all Company Plan "fiduciaries" (within the meaning of
Section 3(21) of ERISA) have acted in accordance with the provisions of all applicable Law, except where such violations of applicable Law would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole. The Company and the Company Subsidiaries have performed all obligations required to be performed by any of them under, are not in any respect in default under or in violation of, and the Company and the Company Subsidiaries have no knowledge of any defaults or violation by any party to, any Company Plan, except where such failures, defaults or violations would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole. No legal action, suit or claim is pending or, to the knowledge of the Company or the Company Subsidiaries, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company or the Company Subsidiaries, no fact or event exists that could give rise to any such action, suit or claim.

  (b) Qualification of Certain Plans. Each Company Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code (including each trust, established in connection with such a Plan that is intended to be exempt from Federal income taxation under Section 501(a) of the
Code) has received a favorable determination letter from the IRS (as defined herein) that it is so qualified, and the Company is not aware of any fact or event that has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any Company Plan or the exempt status of any such trust. Except as disclosed in Section 3.10(b) of the Company Disclosure Schedule, no trust maintained or contributed to by the Company or any of the Company Subsidiaries is intended to be qualified as a voluntary employees' beneficiary association or is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code.

  (c) Absence of Certain Liabilities and Events. There have been no prohibited transactions (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan. The Company and each of the Company Subsidiaries has not incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code and, to the knowledge of the Company or the Company Subsidiaries, no fact or event exists that could give rise to any such liability.

  (d) Plan Contributions. All contributions, provisions or payments required to be made with respect to any Company Plan have been made on or before their due dates.

  Section 3.11 Registration Statement; Proxy Statement/Prospectus. The information supplied by the Company for inclusion in the registration statement of the Company (the "Registration Statement") pursuant to which the shares of Company Common Stock to be issued in the Merger will be registered with the SEC shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the Proxy Statement/Prospectus shall not, at the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to shareholders, at the time of the Seller Shareholders' Meeting and at the Effective Time, be false or misleading with respect to any material fact required to be stated therein, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company will promptly inform the Seller. The Registration Statement and the Proxy Statement/Prospectus shall comply in all material respects as to form with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information about, or supplied or omitted by, Seller which is contained in any of the foregoing documents.

  Section 3.12 Title to Property. The Company and each of the Company Subsidiaries has good and marketable title to all of their respective properties and assets, real and personal, free and clear of all mortgage liens, and free and clear of all other liens, charges and encumbrances except liens for taxes not yet due and payable, pledges to secure deposits and such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole; and all leases pursuant to which the Company or any of the Company Subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or such subsidiary has not taken adequate steps to prevent such a default from occurring). Substantially all of the Company's and each of the Company Subsidiaries' buildings and equipment in regular use have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted.

  Section 3.13 Absence of Agreements. Neither the Company nor any of the Company Subsidiaries is a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter which restricts materially the conduct of its business (including any contract containing covenants which limit the ability of the Company or Company Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, the Company or any Company Subsidiary may carry on its business (other than as may be required by Law or applicable regulatory authorities)), in any manner relates to its capital adequacy, its credit policies, or its management, except for those the existence of which has been disclosed to Seller prior to the date of this Agreement, nor has the Company been advised that any federal, state, or governmental agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed by the Company in Section 3.13 of the Company Disclosure Schedule.

  Section 3.14 Taxes. The Company and the Company Subsidiaries have timely filed all Material Tax Returns (as defined below) required to be filed by them, and the Company and the Company Subsidiaries have timely paid and discharged all Material Taxes (as defined below) due in connection with or with respect to the filing of such Tax Returns and have timely paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which Seller is maintaining reserves adequate for their payment. For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any federal, state, local or foreign governmental entity or taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (ii) customs duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other governmental entity or taxing authority or agency, domestic or foreign, including, without limitation, consolidated combined and unitary tax returns. Except as otherwise disclosed in Section 3.14 of the Company Disclosure Schedule, to the best knowledge of the Company, neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits, administrative proceedings or court proceedings, any deficiency or claim for additional Taxes. Except as otherwise disclosed in Section 3.14 of the Seller's Disclosure Schedule, neither Company nor any of the Company's Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. Except as otherwise disclosed in Section 3.14 of the Company Disclosure Schedule and except for statutory liens for current taxes not yet due, there are no material tax liens on any assets of the Company or any of the Company Subsidiaries. Except as otherwise disclosed in Section 3.14 of the Company Disclosure Schedule neither the Company nor any of the Company Subsidiaries has received a ruling or entered into an agreement with the IRS or any other taxing authority that would have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole, after the Effective Time.

  Except as otherwise disclosed in Section 3.14 of the Company Disclosure Schedule, no agreements relating to allocating or sharing of Taxes exist among the Company and the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries has made an election under Section 341(f) of the Code.

  Section 3.15 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

  Section 3.16 Tax Matters and Pooling. Neither the Company nor, to the Company's knowledge, any of its affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the

Merger from qualifying (i) as a reorganization under Section 368(a)(1)(A) of the Code or (ii) for pooling-of-interests accounting treatment under GAAP.

  Section 3.17 Material Adverse Effect. Since December 31, 1996 there has been no Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

                      ARTICLE IV--COVENANTS OF THE SELLER

  Section 4.1 Affirmative Covenants. The Seller hereby covenants and agrees with the Company that prior to the Effective Time, unless the prior written consent of the Company shall have been obtained and except as otherwise contemplated herein, it will and it will cause each Seller Subsidiary to:

  (a) operate its business only in the ordinary course consistent with past practices;

  (b) use all reasonable efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees and maintain its relationships with customers;

  (c) use all reasonable efforts to maintain and keep its properties in as good repair and condition as at present, ordinary wear and tear excepted;

  (d) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it;

  (e) use all reasonable efforts to perform in all material respects all obligations required to be performed by it under all material contracts, leases, and documents relating to or affecting its assets, properties, and business;

  (f) take such reasonable actions as are requested by the Company to complete the Merger; and

  (g) The Seller will use its reasonable best efforts to cause each holder of an option to purchase Seller Common Stock under the 1991 Stock Option and Incentive Plan and the 1995 Equity Incentive Plan to execute a consent and waiver agreement amending the terms of such option in the form of Exhibit 4.1 hereof (an "Option Agreement"), and to cause Messrs. Gergen and Stampfl to execute amendments to their Employment Agreements in the form of Exhibit 4.1 hereof to clarify their rights under said Employment Agreements.

  Section 4.2 Negative Covenants. Except as specifically contemplated by this Agreement, from the date of this Agreement until the Effective Time, the Seller shall not do, or permit any Seller Subsidiary to do, without the prior written consent of the Company, any of the following:

  (a)(i) except as required by applicable law or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between the Seller or any Seller Subsidiary and one or more of its current or former directors, officers or employees or (ii) except for normal increases in the ordinary course of business consistent with past practice, and subject to the specific provisions of Annex A, or, except as required by applicable law, increase in any manner the base salary, bonus incentive compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

  (b)(i) except as provided below declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock, except for (A) regular quarterly cash dividends on Seller Common Stock with usual record and payment dates for such dividends with each such dividend at a rate per share of Seller Common Stock not in excess of $.10 and (B) dividends by a Seller Subsidiary to the Seller;

   (ii) declare or pay any dividends or make any distributions in any amount on Seller Common Stock in or with respect to the quarter in which the Effective Time shall occur and in which the shareholders of Seller Common Stock are entitled to receive dividends on the shares of Company Common Stock into which the shares of Seller Common Stock have been converted; provided that, it is the intent of this clause
         (ii) to provide that the holders of Seller Common Stock will receive either the payment of cash dividends on their shares of Seller Common Stock or the payment of cash dividends as the holders of shares of Company Common Stock received in exchange for the shares of Seller Common Stock pursuant to this Agreement for the calendar quarter during which the Effective Time shall occur, but will not receive and will not become entitled to receive for the same calendar quarter both the payment of a cash dividend as shareholders of Seller Common Stock and the payment of a cash dividend as the holders of shares of Company Common Stock received in exchange for the shares of Seller Common Stock pursuant to this Agreement; and if the Seller does not declare and pay cash dividends in a particular calendar quarter because of the Seller's reasonable expectation that the Effective Time was to have occurred in such calendar quarter wherein the holders of Seller Common Stock would have become entitled to receive cash dividends for such calendar quarter on the shares of Company Common Stock to have been exchanged for the shares of Seller Common Stock pursuant to this Agreement, and the Effective Time does not in fact occur in such calendar quarter, then, as a result thereof, the Seller shall be entitled to declare and pay a cash dividend (within the limitations of this clause (ii)) on such shares of Seller Common Stock for such calendar quarter by the declaration and payment of such cash dividends as soon as reasonably practicable after the end of such calendar quarter;

  (c)(i) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants, conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) merge with or into any other corporation or bank, permit any other corporation or bank to merge into it or consolidate with any other corporation or bank, or effect any reorganization or recapitalization;
         (iii) purchase or otherwise acquire any substantial portion of the assets, or more than 5% of any class of stock, of any corporation, bank or other business other than in the ordinary course of business and consistent with past practice; (iv) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of its business consistent with past practice; or
         (v) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

  (d) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of any class of capital stock of the Seller or any Seller Subsidiary (including shares held in treasury) or any rights, warrants or options to acquire, any such shares, other than the issuance of Seller Common Stock issuable upon exercise of employee or director stock options outstanding as of the date of this Agreement or pursuant to Seller Plans, in effect as of the date of this Agreement;

  (e) authorize, permit or cause any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or (i) recommend, endorse or agree to any takeover proposal, (ii) participate in any discussions or negotiations with respect to a takeover proposal, or (iii) provide third parties with any nonpublic information relating to any such inquiry or proposal; provided, however, that the Seller may, and may authorize and permit its officers, directors, employees or agents to, provide third parties with nonpublic information, otherwise facilitate any effort or attempt by any third party to make or implement a takeover proposal and participate in discussions and negotiations with any third party relating to any takeover proposal, if the Seller, after having consulted with and considered the advice of outside counsel, has determined in good faith that such actions are necessary for the discharge of the fiduciary duties of the Seller's Board of Directors. The Seller will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than the Company with respect to any of the foregoing. The Seller will notify the Company immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Seller, and the Seller shall keep the Company informed, on a current basis, of the status of any such discussions and negotiations. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Seller or any Seller Subsidiary or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Seller or any Seller Subsidiary other than the transactions contemplated or permitted by this Agreement;

  (f) propose or adopt any amendments to its Articles of Incorporation or By-laws in any way adverse to the Company;

  (g) change any of its methods of accounting in effect at June 30, 1997, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1996, except as may be required by Law or GAAP;

  (h) change in any material respect any lending, investment, liability management or other material policies concerning the business or operations of the Seller or any of the Seller Subsidiaries, except as required by Law, including, without limitation: (i) acquire or sell any contracts for the purchase or sale of financial or other futures or any put or call options, or enter into any hedges or interest rate swaps relating to cash, securities, or any commodities whatsoever or enter into any other derivative transaction; (ii) except for transactions disclosed in Section 4.2(h) of the Seller Disclosure Schedule, sell, assign, transfer, pledge, mortgage or otherwise encumber, or permit any encumbrances to exist with respect to, any of its assets with a value in excess of $100,000 individually, except in the ordinary course of business consistent with past practice; (iii) make any investment with an interest maturity of five years or more except in the ordinary course of business consistent with past practice; (iv) incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money, whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice and in no event in excess of $100,000 individually except for borrowings from the FHLB or pursuant to repurchase agreements consistent with past practices; (v) enter into any agreement with respect to any acquisition of a material amount of assets or securities or any discharge, waiver, satisfaction, release or relinquishment of any material contract rights, liens, encumbrances, debt or claims, not in the ordinary course of business and consistent with past practices and in no event with a value in excess of $200,000 individually except for satisfaction of liens on loans receivable consistent with past practice; (vi) settle any claim, action, suit, litigation, proceeding, arbitration, investigation or controversy of any kind, for any amount in excess of $250,000, net of any insurance proceeds, or in any manner which would restrict in any material respect the operations or business of the Seller or any of the Seller Subsidiaries; (vii) make any capital expenditure, except in the ordinary course and consistent with past practice and in no event in excess of $100,000 individually; or
      (viii) take any action or fail to take any action which individually or in the aggregate can be expected to have a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole;

  (i) take or cause to be taken any action which would disqualify the Merger
      (i) as a tax-free reorganization under Section 368 of the Code or (ii) for pooling of interests accounting treatment under GAAP; and

  (j) agree in writing or otherwise to do any of the foregoing.

  Section 4.3 Letter of the Seller's Accountants. The Seller shall use its reasonable best efforts to cause to be delivered to the Company "comfort" letters of Ernst & Young LLP, the Seller's independent public accountants, dated the date on which the Registration Statement shall become effective and the Effective Time, respectively, and addressed to the Company, in a form reasonably satisfactory to the Company and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement.

  Section 4.4 Access and Information.

  (a) Until the Effective Time and upon reasonable notice, and subject to applicable laws relating to the exchange of information, the Seller shall, and shall cause each Seller Subsidiary to, afford to the Company's officers, employees, accountants, legal counsel and other representatives of the Company, access, during normal business hours, to all its properties, books, contracts, commitments and records. Prior to the Effective Time, the Seller shall (and shall cause each Seller Subsidiary to) furnish promptly (as soon as available or received by the Seller or any Seller Subsidiary) to the Company
(i) a copy of each Seller Report filed by it or received by it (to the extent not prohibited by Law and if so prohibited the Seller shall promptly so notify the Company) after the date of this Agreement and prior to the Effective Time pursuant to the requirements of federal or state securities laws, the HOLA or any other federal or state banking laws or any other applicable Laws promptly after such documents are available, (ii) the monthly financial statements of the Seller and the Seller Subsidiaries (as prepared by the Seller in accordance with its normal accounting procedures) promptly after such financial statements are available without further request by the Company,
(iii) a copy of any action, including all minutes, taken by the Board of Directors, or any committee thereof, of the Seller and the Seller Subsidiaries and any documents or other materials of any kind provided to such Boards or committees promptly after such action, minutes, materials or other documents become available without further request by the Company, (iv) a copy of each Tax Return filed by the Seller and each Seller Subsidiary for the three most recent years available, a copy of any correspondence received from the IRS or any other governmental entity or taxing authority or agency and any other correspondence relating to Taxes, and any other documents relating to Taxes as the Company may reasonably request, and (v) all other information concerning its business, properties and personnel as the Company may reasonably request, other than in each case reports or documents which the Seller is not permitted to disclose under applicable Law or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

  (b) Unless otherwise required by Law, the parties will hold any such information which is nonpublic in confidence until such time as such information becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party or destroy such documents and copies.

  Section 4.5 Update Disclosure; Breaches.

  (a) From and after the date of this Agreement until the Effective Time, the Seller shall update the Seller Disclosure Statement on a regular basis by written notice to the Company to reflect any matters which have occurred from and after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be described therein; provided that,
(i) to the extent that any information that would be required to be included in an update under this Section 4.5(a) would have in the past been contained in internal reports prepared by the Seller or any Seller Subsidiary in the ordinary course, such update may occur by delivery of such internal reports prepared in accordance with past practice, with appropriate steps taken by the Seller to identify relevant information contained therein, and (ii) to the extent that updating required under this Section is unduly burdensome to the Seller, the Seller and the Company will use their best efforts to develop alternate updating procedures utilizing, wherever possible, existing reporting systems.

  (b) The Seller shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a material breach had such event occurred or been known prior to the date of this Agreement) of any of its representations or agreements contained or referred to herein, given prompt written notice thereof to the Company and use its best efforts to prevent or promptly remedy the same.

  Section 4.6 Affiliates. Within thirty (30) days after the date of this Agreement, (a) the Seller shall deliver to the Company a letter identifying all persons who are then "affiliates" of the Seller, including, without limitation, all directors and executive officers of the Seller, for purposes of Rule 145 promulgated under the Securities Act and/or for the purposes of applicable SEC accounting releases with respect to pooling-of-interests accounting treatment (each a "Seller Affiliate") and (b) the Seller shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and regulations governing pooling-of-interests accounting treatment and shall use reasonable efforts to obtain from each person identified in such letter a written agreement, substantially in the form attached hereto as Exhibit 4.6. The Seller shall use its reasonable best efforts to obtain from any person who becomes an affiliate of the Seller after the Seller's delivery of the letter referred to above, and on or prior to the Effective Time, a written agreement substantially in such form as soon as practicable after attaining such status.

  Section 4.7 Tax Treatment and Pooling. The Seller will use its reasonable best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment and as a reorganization under Section 368(a)(1)(A) of the Code.

  Section 4.8 Expenses.

  (a) All Expenses (as defined below) incurred by the Company and the Seller shall be borne solely and entirely by the party which has incurred the same, except that the parties shall share equally in the out-of-pocket expenses relating to the printing of the Registration Statement and the Proxy Statement/Prospectus, and all SEC, NASDAQ, and other regulatory filing and listing fees incurred in connection herewith.

  (b) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement and the Stock Option Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby and by the Stock Option Agreement.

  Section 4.9 Delivery of Shareholder List. The Seller shall arrange to have its transfer agent deliver to the Company or its designee, from time to time prior to the Effective Time, a true and complete list setting forth the names and addresses of the Seller shareholders, their holdings of stock as of the latest practicable date, and such other shareholder information as the Company may reasonably request.

                      ARTICLE V--COVENANTS OF THE COMPANY

  Section 5.1 Affirmative Covenants. The Company hereby covenants and agrees with the Seller that prior to the Effective Time, unless the prior written consent of the Seller shall have been obtained and except as otherwise contemplated herein, it will and it will cause each Company Subsidiary to:

  (a) maintain its corporate existence in good standing and maintain all books and records in accordance with accounting principles and practices as utilized in the Company's or the Company Subsidiaries', as the case may be, financial statements applied on a consistent basis; and

  (b) conduct its business in the ordinary course of business consistent with past practices and in a manner that does not violate any Law, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

  Section 5.2 Negative Covenants. Except as otherwise contemplated by this Agreement, from the date of this Agreement until the Effective Time, the Company shall not do, or agree to commit to do, or permit any Company Subsidiaries to do, without the prior written consent of the Seller any of the following:

  (a) solely in the case of the Company, declare or pay any extraordinary or special dividends on or make any other extraordinary or special distributions in respect of any of its capital stock unless appropriate adjustment or adjustments are made to the Exchange Ratio as set forth in Section 1.6 hereof; provided, however, that nothing contained herein shall prohibit the Company from increasing the quarterly cash dividend on the Company Common Stock;

  (b) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement except, in every case, as may be required by applicable Law;

  (c) take or cause to be taken any action which would disqualify the Merger
      (i) as a tax free organization under Section 368 of the Code or (ii) for pooling-of-interests accounting treatment under GAAP;

  (d) amend its Articles of Incorporation or By-laws or other governing instrument in a manner which would adversely affect in any manner the terms of the Company Common Stock or the ability of the Company to consummate the transactions contemplated hereby;

  (e) enter into any agreement providing for, or otherwise participate in, any merger, consolidation or other transaction in which the Company or any surviving corporation would be required not to consummate the Merger or any of the other transactions contemplated hereby in accordance with the terms of this Agreement, as the case may be; or

  (f) agree to do any of the foregoing.

  Section 5.3 Access and Information.

  (a) Until the Effective Time and upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause each Company Subsidiary to, afford to the Seller's officers, employees, accountants, legal counsel and other representatives of the Seller, access, during normal business hours, to all its properties, books, contracts, commitments and records. Prior to the Effective Time, the Company shall (and shall cause each Company Subsidiary to) furnish promptly (as soon as available or received by the Company or any Company Subsidiary) to the Seller (i) a copy of each Company Report filed by it or received by it (to the extent not prohibited by Law and if so prohibited, the Company shall promptly so notify the Seller) after the date of this Agreement and prior to the Effective Time pursuant to the requirements of federal or state securities laws, the BHCA, any other federal or state banking laws or any other applicable Laws promptly after such documents are available and (ii) all other information concerning the business, properties and personnel of the Company or the Company Subsidiaries as the Seller may reasonably request, other than in each case reports or documents which the Company is not permitted to disclose under applicable law or binding agreement entered in to prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

  (b) Unless otherwise required by Law, the parties will hold any such information which is nonpublic in confidence until such time as such information becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party or destroy such documents or copies.

  Section 5.4 Update Disclosure; Breaches.

  (a) From and after the date of this Agreement until the Effective Time, the Company shall update the Company Disclosure Statement on a regular basis by written notice to the Seller to reflect any matters which have occurred from and after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be described therein; provided that, to the extent that updating required under this Section is unduly burdensome to the Company, the Company and the Seller will use their best efforts to develop alternate updating procedures utilizing, wherever possible, existing reporting systems.

  (b) The Company shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a material breach had such event occurred or been known prior to the date of this Agreement) of any of its representations of agreements contained or referred to herein, give prompt written notice thereof to the Seller and use its best efforts to prevent or promptly remedy the same.

  Section 5.5 Stock Exchange Listing. The Company shall use all reasonable efforts to cause the shares of Company Common Stock to be issued in the Merger to be approved for listing on the Nasdaq National Market prior to the Effective Time.

  Section 5.6 Tax Treatment and Pooling. The Company will use its reasonable best efforts to cause the Merger to qualify (i) as a reorganization under
Section 368(a)(1)(A) of the Code and (ii) for pooling-of-interests accounting treatment under GAAP.

  Section 5.7 Stock Options.

  (a) At the Effective Time, the Company will assume the Seller's 1991 Stock Option and Incentive Plan, the 1995 Equity Incentive Plan and the 1996 Non-Employee Director Stock Option Plan (the "Option Plans") and all of the Seller's obligations thereunder. At the Effective Time, each outstanding option issued pursuant to the Option Plans shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such option (as amended as contemplated in Section 4.1(g) and Annex A) (including, without limitation, the time periods allowed for exercise), a number of shares of Company Common Stock equal to the product of the Exchange Ratio and the number of shares of Seller Common Stock subject to such option (provided that any fractional shares of Company Common Stock resulting from such multiplication shall be rounded down to the nearest share), at a price per share (rounded up to the nearest cent) equal to the exercise price per share of the shares of Seller Common Stock subject to such option divided by the Exchange Ratio.

  (b) Within five days after the Effective Time, the Company shall file with the SEC a registration statement on an appropriate form under the Securities Act with respect to the shares of Company Common Stock subject to options to acquire Company Common Stock issued pursuant to Section 5.7(a) hereof, and shall use its best efforts to maintain the current status of the prospectus related thereto, as well as comply with applicable state securities or Blue Sky Laws, for so long as such options remain outstanding.

  The adjustment provided herein with respect to any options which are ISOs shall be and is intended to be effected in a manner which is consistent with
Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option, except that all references to the Seller shall be deemed to be references to the Company.

                       ARTICLE VI--ADDITIONAL AGREEMENTS

  Section 6.1 Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, the Seller and the Company shall prepare and file with the SEC the Proxy Statement/Prospectus and Registration Statement under the Securities Act and the Exchange Act relating to the approval of the Merger by the shareholders of the Seller and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. The Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of the Seller in favor of the Merger, unless the Board of Directors of the Seller shall have determined in good faith based on advice of counsel that such recommendation would violate its fiduciary duty to the Seller's shareholders.

  Section 6.2 Meeting of the Seller's Shareholders. The Seller shall promptly after the date of this Agreement take all action necessary in accordance with the WBCL and Seller Articles and the Seller By-Laws to convene the Seller Shareholders' Meeting. The Seller shall use its best efforts to solicit from shareholders of the Seller proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of shareholders required by the WBCL to approve the Merger, unless the Board of Directors of the Seller shall have determined in good faith based on advice of counsel that such actions would violate its fiduciary duty to the Seller's shareholders.

  Section 6.3 Appropriate Action; Consents; Filings. The Seller and the Company shall use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement and the Stock Option Agreement,
(ii) obtain all consents, licenses, permits, waivers, approvals, authorizations or orders required under Law (including, without limitation, all foreign and domestic (federal, state and local) governmental and regulatory rulings and approvals and parties to contracts) required in connection with the authorization, execution and delivery of this Agreement and the Stock Option Agreement and the consummation by them of the transactions contemplated hereby and thereby, including, without limitation, the Merger and the issuance of Seller Common Stock pursuant to the Stock Option Agreement, (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Stock Option Agreement and the Merger required under (A) the Securities Act and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities laws, (B) applicable federal or state banking laws and (C) any other applicable Law; provided that, the Company and the Seller shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Seller and the Company shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use all reasonable efforts to take all such necessary action.

  Section 6.4 Employee Stock Options and Other Employee Benefit Matters. Annex A hereto sets forth certain agreements with respect to the Seller's employee and director stock options and other employee benefit matters.

  Section 6.5 Directors' and Officers' Indemnification and Insurance.

  (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or investigative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of the Seller or any of the Seller Subsidiaries (including his/her role as a fiduciary of the employee benefit plans of the Seller or the Seller Subsidiaries, if applicable) (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Seller, any of the Seller Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions completed hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, the Company shall indemnify and hold harmless, to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel satisfactory to them after consultation with the Company;

provided, however, that the (1) Company shall have the right to assume the defense thereof and upon such assumption the Company shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if the Company elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between the Company and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them after consultation with the Company, and the Company shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Company shall in all cases be obligated pursuant to this Section 6.5(a) to pay for only one firm of counsel for all Indemnified Parties, (3) the Company shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) Company shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 6.5, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Company thereof, provided that the failure to so notify shall not effect the obligations of the Company under this Section 6.5 except to the extent such failure to notify materially prejudices the Company.

  (b) The Company shall purchase, and for a period of three (3) years after the Effective Time, the Company shall use its best efforts to maintain, directors and officers liability insurance "tail" or "runoff" coverage with respect to wrongful acts and/or omissions committed or allegedly committed prior to the Effective Time. Such coverage shall have an aggregate coverage limit under the Seller's existing directors and officers liability policy, and in all other respects shall be at least comparable to such existing policy; provided, however, that in no event shall the Company be required to expend on an annual basis more than 200% of the current amount expended by the Seller (the "Insurance Amount") to maintain or procure insurance coverage, and further provided that if the Company is unable to maintain or obtain the insurance called for by this Section 6.5 Company shall use all reasonable efforts to obtain as much comparable insurance as available for the Insurance Amount.

  (c) In the event the Company or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, assume the obligations set forth in this section.

  (d) In addition to the other indemnification obligations set forth in this
Section 6.5, the Company will fulfill the obligations to indemnify directors and officers of the Seller contained in the Seller Articles.

  (e) The provisions of this Section 6.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

  Section 6.6 Notification of Certain Matters. The Seller shall give prompt notice to the Company, and the Company shall give prompt notice to the Seller, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Seller or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 6.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

  Section 6.7 Public Announcements. The Company and the Seller shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with or rule of the National Association of Securities Dealers, Inc.

  Section 6.8 Customer Retention. To the extent permitted by law or applicable regulation, the Seller shall use all reasonable efforts to assist the Company in its efforts to retain the Seller's customers for the Surviving Corporation. Such efforts shall include making introductions of the Company's employees to such customers, assisting in the mailing of information prepared by the Company and reasonably acceptable to the Seller, to such customers and actively participating in any "transitional marketing programs" as the Company shall reasonably request.

  Section 6.9 Incentive Bonus Pool. Promptly following the execution and delivery of this Agreement, the Seller will establish a bonus pool equal to $516,000 for employees of the Seller and Seller Subsidiaries (the "Bonus Pool"). The Bonus Pool will be used to:

    (1) incent employees of the Seller and the Seller Subsidiaries to retain the Seller's customers;

    (2) incent employees of the Seller and the Seller Subsidiaries to attain net income targets; and

    (3) retain key employees of the Seller and the Seller Subsidiaries.

  The Bonus Pool will be administered by a committee of three persons: Paul P. Gergen, President and Chief Executive Officer of the Seller, Dennis J. Kuester, the President of the Company and John W. Stampfl, the Senior Vice President and Chief Financial Officer of the Seller. The committee will designate participants, set targets and do all other things necessary to administer the Bonus Pool. The initial allocation of the Bonus Pool will be determined by Paul P. Gergen and may thereafter be changed only with his written consent. The committee shall act by the decision of the majority of its members, except as stated in the previous sentence.

  Section 6.10 Recission of Repurchase Programs. Prior to the Effective Time, the Company and the Seller shall renounce and rescind their respective publicly announced share repurchase programs in order to meet the requirements for pooling of interests accounting treatment for the Merger under GAAP.

                       ARTICLE VII--CONDITIONS OF MERGER

  Section 7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

  (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall, on or prior to the Effective Time, have been initiated or, to the knowledge of the Company or the Seller, threatened by the SEC.

  (b) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of the Seller.

  (c) Regulatory Approvals. (i) The Merger shall have been approved by the applicable regulatory authorities, including, without limitation, the OTS and the Federal Reserve Board, which approvals shall not contain any materially burdensome conditions that would significantly adversely affect the Company; (ii) all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approval shall have been satisfied; and (iii) all waiting periods relating to such approval shall have expired.

  (d) No Order. No federal or state governmental or regulatory authority or other agency or commission, or federal or state court of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect restricting, preventing or prohibiting consummation of the transactions contemplated by this Agreement.

  (e) Pooling of Interests. The Seller and the Company shall have received a letter of the Seller's independent public accountants, dated as of the Closing Date, in form and substance reasonably satisfactory to the Seller and the Company, stating that the Seller is an entity that qualifies for pooling of interests accounting treatment pursuant to GAAP and applicable SEC regulations. The Seller and the Company shall also have received a letter of the Company's independent accountants, dated the Closing Date, in form and substance reasonably satisfactory to the Seller and the Company, stating that the transactions effected pursuant to this Agreement will qualify as a pooling of interests pursuant to GAAP and applicable SEC regulations.

  Section 7.2 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the following conditions:

  (a) Representations and Warranties. Each of the representations and warranties of the Seller contained in this Agreement, without giving effect to any update to the Seller Disclosure Schedule or notice to the Company under Section 4.5 or 6.6, shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time as though made on and as of the Effective Time; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided, further, however, that, for purposes of this clause, such representation and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole. Company shall have received a certificate signed on behalf of the Seller by the Chief Executive Officer and the Chief Financial Officer of the Seller to the foregoing effect.

  (b) Agreements and Covenants. The Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

  (c) Consents Obtained. All Seller Approvals and all filings required to be made by the Seller for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Seller, except those for which failure to obtain such Seller Approvals or make such filings would not individually or in the aggregate, have a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole.

  (d) No Challenge. There shall not be pending any action, proceeding or investigation before any court or administrative agency or by a government agency (i) challenging or seeking material damages in connection with, the Merger or the conversion of Seller Common Stock into Company Common Stock pursuant to the Merger or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by the Company or the Company Subsidiaries of all or any portion of the business or assets of the Seller, which in either case is reasonably likely to have a Material Adverse Effect on either the Seller and the Seller Subsidiaries, taken as a whole, or the Company and the Company Subsidiaries, taken as a whole.

  (e) Tax Opinion. An opinion of Godfrey & Kahn, S.C., independent counsel to the Company, dated as of the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and accordingly that no gain or loss will be recognized by Seller as a result of the Merger. In rendering such opinion, Godfrey & Kahn, S.C. may require and rely upon representations and covenants contained in certificates of officers of the Company, the Seller and others.

  (f) Comfort Letters. The Company shall have received from Ernst & Young, LLP the "comfort" letters referred to in Section 4.3.

  (g) No Material Adverse Changes. Since the date of the Agreement, there has not been any change in the financial condition, results of operations or business of the Seller and the Seller Subsidiaries, taken as a whole, that either individually or in the aggregate would have a Material Adverse Effect on the Seller and the Seller Subsidiaries taken as a whole. The Company shall have received a certificate of the President and the Chief Financial Officer of the Seller to that effect.

  (h) Opinion of Counsel. The Company shall have received from Foley & Lardner an opinion dated the Effective Time, in form and substance reasonably satisfactory to the Company, covering the matters set forth in Annex B hereto, which opinion shall be based on such assumptions and containing such qualifications and limitations as are appropriate and reasonably satisfactory to the Company.

  Section 7.3 Additional Conditions to Obligations of the Seller. The obligation of the Seller to effect the Merger is also subject to the following conditions:

  (a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement, without giving effect to any notice to the Seller under Section 5.4 or 6.6, shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representation and warranties speak as of an earlier date) as of the Effective Time, as though made on and as of the Effective Time; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided, further, however, that, for purposes of this clause, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole. The Seller shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

  (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

  (c) Consents Under Agreements. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made by the company for the authorizations, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except where failure to obtain any consents, waivers, approvals, authorizations or orders required to be obtained or any filings required to be made would not have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

  (d) Federal Tax Opinion. The Seller shall have received an opinion of Foley & Lardner ("Seller's Counsel"), in form and substance reasonably satisfactory to the Seller, dated as of the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and that, accordingly, for federal income tax purposes:

    (i)No gain or loss will be recognized by the Seller as a result of the Merger;

    (ii) No gain or loss will be recognized by the shareholders of the Seller (except with respect to cash received in lieu of a fractional share interest in Company Common Stock); and

    (ii) The aggregate tax base of the Company Common Stock received by shareholders of Seller pursuant to the Merger will be the same as the aggregate tax basis of the Seller Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

    In rendering such opinion, the Seller's Counsel may require and rely upon representations and covenants contained in certificates of officers of Company, the Seller and others.

  (e) No Challenge. There shall not be pending any action, proceeding or investigation before any court or administrative agency or by a government agency (i) challenging or seeking material damages in connection with, the Merger or the conversion of Seller Common Stock into Company Common Stock pursuant to the Merger or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by the Company or the Company Subsidiaries of all or any portion of the business or assets of Seller, which in either case is reasonably likely to have a Material Adverse Effect on either the Seller and the Seller Subsidiaries, taken as a whole, or the Company and the Company Subsidiaries, taken as a whole.

  (f) No Material Adverse Changes. Since the date of the Agreement, there has not been any change in the financial condition, results of operations or business of the Company and the Company Subsidiaries, taken as a whole, that either individually or in the aggregate would have a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole. The Seller shall have received a certificate of the President and the Chief Financial Officer of the Company to that effect.

  (g) Opinion of Counsel. The Seller shall have received from Godfrey & Kahn, S.C. an opinion dated the Effective Time, in form and substance reasonably satisfactory to the Seller, covering the matters set forth in Annex C hereto, which opinion shall be based on such assumptions and contain such qualifications and limitations as are appropriate and reasonably satisfactory to the Seller.

                ARTICLE VIII--TERMINATION, AMENDMENT AND WAIVER

  Section 8.1 Termination.

  (a)This Agreement may be terminated at any time prior to the Effective Time:

    (i) by mutual consent of the Company and the Seller by a vote of a majority of the members of the entire Boards of Directors of the Company and Seller;

    (ii) by either the Company or the Seller if any approval of the shareholders of the Seller required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof;

    (iii) by the Seller or the Company (A) if there has been a breach in any material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have been breached in any respect) of any representation, warranty, covenant or agreement on the part of Seller, on the one hand, or the Company, on the other hand, set forth in this Agreement, or (B) if any representation or warranty of Seller, on the one hand, or the Company, on the other hand, shall be discovered to have become untrue in any material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have become untrue in any respect), in either case which breach or other condition has not been cured within 30 business days following receipt by the nonterminating party of notice of such breach or other condition, or which breach by its nature, cannot be cured prior to Closing; provided, however, neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(a)(iii) unless the breach of any representation or warranty (but not breaches of covenants or agreements), together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the transactions contemplated hereby under Section 7.2(a) (in the case of a breach of a representation or warranty by the Seller) or Section 7.3(a) (in the case of a breach of a representation or warranty by the Company); and, provided further this Agreement may not be terminated pursuant to this clause (iii) by the breaching party or party making any representation or warranty which shall have become untrue in any material respect;

    (iv) by either the Company or the Seller if any permanent injunction preventing the consummation of the Merger shall have become final and nonappealable;

    (v) by either the Company or the Seller if the Merger shall not have been consummated by April 30, 1998, for a reason other than the failure of the party seeking termination to comply with its obligations under this Agreement; provided that if the Merger shall not have been consummated on or prior to April 30, 1998 as a result of proceedings of a governmental authority or litigation, then the date on which either the Company or the Seller may terminate this agreement under this Section 8.1 (a)(v) shall be extended to the earlier of (A) the elapse of a reasonable period of time necessary to consummate the Merger following the final termination of proceedings of a governmental authority or litigation or (B) November 30, 1998;

    (vi) by either the Company or the Seller if any regulatory authority has denied approval of the Merger, and neither the Company nor the Seller has, within 30 days after the entry of such order denying approval, filed a petition seeking review of such order as provided by applicable law;

    (vii) by the Seller pursuant to Section 1.6(e) hereof; or

    (viii) by the Company at any time prior to the Seller Shareholders' Meeting if the Seller's Board of Directors shall have failed to make its recommendation referred to in Section 6.1, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of the Company.

  Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and all rights and obligations of any party hereto shall cease except: (i) as set forth in Section 9.1 of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement or shall restrict either party's rights in the case thereof.

  Section 8.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Seller, no amendment may be made, without further approval of such shareholders which would reduce the amount or change the type of consideration into which each share of Seller Common Stock shall be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

  Section 8.4 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                        ARTICLE IX--GENERAL PROVISIONS

  Section 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to
Article VIII, except that the agreements set forth in Article I and Sections 5.7, 6.4 (including Annex A), 6.5 and 6.9 shall survive the Effective Time and those set forth in Sections 4.4(b), 4.8, 5.3(b) and Article IX hereof shall survive termination indefinitely.

  Section 9.2 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in each of Sections 4.4(b), 5.3(b), 5.7, 6.4 (including Annex A), 6.5 and 6.9 of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of

Sections 4.4(b), 5.3(b), 5.7, 6.4 (including Annex A), 6.5 and 6.9 of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  Section 9.3 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be effective upon receipt:

  (a) If to the company:

      Marshall & Ilsley Corporation
      770 North Water Street
      Milwaukee, Wisconsin 53202
      Telecopier: (414) 764-7788
      Attention: Michael A. Hatfield

    With a copy to:

      Godfrey & Kahn, S.C.
      780 North Water Street
      Milwaukee, Wisconsin 53202
      Telecopier: (414) 273-5198
      Attention: Kenneth C. Hunt
                  Randall J. Erickson

  (b) If to the Seller:

      Advantage Bancorp, Inc.
      5935 Seventh Avenue
      Kenosha, Wisconsin 53140
      Telecopier: (414) 658-2320
      Attention: Paul P. Gergen

    With a copy to:

      Foley & Lardner
      777 East Wisconsin Avenue
      Milwaukee, Wisconsin 53202
      Telecopier: (414) 297-4900
      Attention: Michael D. Regenfuss
                  Jay O. Rothman

  Section 9.4 Certain Definitions. For purposes of this Agreement, the term:

  (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which any person (either alone, or though or together with any other subsidiary) has, directly or indirectly, an interest of 5% or more;

  (b) "business day" means any day other than a day on which banks in Wisconsin are required or authorized to be closed;

  (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

  (d) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act); and

  (e) "subsidiary" or "subsidiaries" of Seller, the Company, the Surviving Corporation, or any other person, means any corporation, partnership, joint venture or other legal entity of which the Seller, the Company, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

  Section 9.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  Section 9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

  Section 9.7 Entire Agreement. This Agreement, the Stock Option Agreement, and the written confidentiality agreement in effect between the parties constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

  Section 9.8 Assignment. This Agreement and the Stock Option Agreement shall not be assigned by operation of law or otherwise, except that the Company may assign all or any of its rights hereunder and thereunder to any affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder.

  Section 9.9 Parties in Interest. This Agreement (including Annex A hereto) shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (i) Section 6.5 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties) and (ii) Section 5.7, Section 6.4 (including Annex A hereto) and Section 6.9 (which are intended to be for the benefit of the directors, officers and employees of the Seller and the Seller Subsidiaries and may be enforced by such persons).

  Section 9.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

  Section 9.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

  Section 9.12 Time Is of the Essence. Time is of the essence of this Agreement and the Stock Option Agreement.

IN WITNESS WHEREOF, the Company and the Seller have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                       ADVANTAGE BANCORP, INC.

                                       By:      /s/ Paul P. Gergen
                                          -------------------------------------
                                       Paul P. Gergen
                                       Chairman of the Board,
                                       President and Chief Executive Officer

                                       MARSHALL & ILSLEY CORPORATION

                                       By:     /s/ James B. Wigdale
                                          -------------------------------------
                                       James B. Wigdale
                                       Chairman of the Board and
                                       Chief Executive Officer

                                    ANNEX A

                           EMPLOYEE BENEFIT MATTERS

  1. Conduct of Business Between Date of Signing the Agreement and the Effective Time. Between the date of signing of the Agreement and the Effective Time (i) there will be no increases in base salary for Messrs. Gergen and Stampfl; (ii) other employees may receive increases in base salary and bonuses in the ordinary course of business consistent with past practice, subject to Paragraphs 10 and 11 hereof; (iii) no new programs, plans or agreements providing compensation for employees or directors will be adopted or implemented, existing programs, plans or agreements will not be amended or modified except as provided herein or in agreements executed by employees and/or directors in connection herewith, and no further grants or awards will be made under existing programs or agreements except as explicitly provided herein; (iv) no new employment agreements will be granted and the existing employment agreements will not be amended except as provide herein or in the agreements executed by employees contemporaneously herewith; (v) Seller shall not make any contributions, other than employee elective deferrals, to its 401(k) plan but shall make contributions to Seller's ESOP (as defined in Paragraph 9) at levels consistent with prior Seller contributions and as further permitted under Paragraph 9; and (vi) Seller or Seller Subsidiaries will only pay severance to those employees who are terminated by their employer and then only in amounts and for a period consistent with past practice of the employer.

  2. General

  (a) Those individuals who are employed by the Seller or the Seller Subsidiaries as of the Effective Time and who remain, at the Company's discretion, employees of the Company or its subsidiaries following the Effective Time shall be referred to hereinafter as "Affected Employees".

  (b) The Company will give Affected Employees full credit for their prior service with the Seller or the Seller Subsidiaries (or any service credited as such in connection with a previous acquisition by Seller or any Seller Subsidiary) (i) for purposes of eligibility (including initial participation and eligibility for retirement benefits) and vesting under any qualified or nonqualified retirement or profit sharing plans maintained by the Company in which employees of Seller and Seller Subsidiaries may be eligible to participate and (ii) for all purposes under any welfare benefit plans (including severance) and vacation plans and arrangements maintained by the Company. Further, the Company shall treat compensation received from the Seller or Seller Subsidiaries (or any compensation credited as such in connection with a previous acquisition by Seller or any Seller Subsidiary) as compensation received from the Company for all purposes under any welfare benefit plans (including severance) and vacation plans and arrangements maintained by the Company. Notwithstanding the preceding sentences of this
Section 2(b) or anything else contained in this Annex or the Merger Agreement to the contrary, for purposes of the Company's retiree health plan, Affected Employees will be given access to the retiree health plan if they meet the eligibility criteria for the plan with no credit for prior service with Seller or Seller Subsidiaries (or any service credited as such in connection with a previous acquisition by Seller or any Seller Subsidiary), but the cost of health insurance under the plan will be borne 100% by the Affected Employees with no subsidy by the Company.

  (c) The Company will, or will cause the Seller or the Seller Subsidiaries to, waive all limitations as to preexisting conditions and waiting periods with respect to participant and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in on or after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time.

  3. 401(k) Plan. Accounts in Seller's 401(k) plan of participants who are employed at the Effective Time by the Seller or Seller Subsidiaries will be fully vested as of the Effective Time. The Company reserves the right thereafter to merge or freeze Seller's 401(k) plan.

  4. Employment Agreements. The Employment Agreements for Messrs. Gergen and Stampfl are being contemporaneously amended by execution of agreements between the executive, Seller, Seller's bank subsidiary and the Company in the form attached to the Merger Agreement as Exhibit 4.1 setting the maximum amount to be paid under Sections 8(a)(i) and (ii) of the Employment Agreements consistent with prior information provided to the Company, and making payment of compensation under each Employment Agreement subject to a complete and permanent release of all claims arising out of the applicable executive's employment, including age discrimination (but not including any vested accrued benefits under the Seller's or Seller's bank subsidiary's qualified or nonqualified retirement or profit sharing plans), which release is not revoked during the statutory period allowed for revocation.

  5. Employee Welfare Benefits. Affected Employees will be integrated into the employee welfare benefit plans of the Company, including health, dental, group term life insurance, tuition reimbursement, long-term disability and other employee benefit plans available to similarly situated employees, as of the later of (i) the Effective Time; or (ii) at the discretion of the Company, such later date as is administratively practicable but no later than January 1, 1999, provided, however, that Seller's employee welfare benefit plans shall continue in force until the applicable Company employee welfare benefit plan applies to the Affected Employees. Company reserves the right, at anytime and from time to time, to modify or amend, in whole or in part, any or all provisions of such plans of the Company, except to the extent otherwise provided in this Annex.

  6. Severance Plan. Severance payments to former employees of Seller or Seller Subsidiaries who are terminated by Company or its subsidiaries will be made in accordance with the Company's normal severance schedule, as attached hereto, pursuant to the M&I Severance Plan as in effect on the date of such employee's termination of employment. Notwithstanding the foregoing, all employees of Seller or Seller Subsidiaries, including Messrs. Gergen and Stampfl, who have written agreements in effect at the Effective Time pertaining to payments on termination of their employment with Seller or Seller Subsidiaries will not be entitled to any payments pursuant to the M&I Severance Plan upon termination of employment unless they waive all rights to compensation, severance and benefits under those other agreements.

  7. Executive Salary Continuation Agreement. The Executive Salary Continuation Agreements for Messrs. Gergen and Stampfl shall be assumed in full by the Company.

  8. Bank Incentive Plans and Trusts I and II. The Bank Incentive Plans and Trusts I and II will be assumed in full by the Company.

  9. ESOP.

  (a) As of the Effective Time, Seller shall amend its Employee Stock Ownership Plan (the "ESOP") as necessitated by the remaining provisions of this Section 9 and to provide that effective as of the Effective Time, Seller shall appoint three (3) independent persons who shall serve as the Administrator and Advisory Committee (as defined in the ESOP) of the ESOP (collectively, the "Administrator"), with all of the powers and duties previously vested under the ESOP in the Administrator, Advisory Committee and Seller's Board of Directors, including but not limited to, complete authority to administer, amend and terminate the ESOP in accordance with the terms and intent of this Agreement. Notwithstanding the foregoing, such amendment shall also provide that in the event any of these three individuals resigns or otherwise vacates his appointment, the remaining person or persons constituting the Administrator shall appoint the successor for the vacant position.

  (b) As of the day (the "Contribution Date") immediately prior to the Effective Time, the Seller shall make a contribution to the Seller's ESOP, which, together with any dividends on Seller's stock held in the ESOP, will equal the amount the Seller would have contributed to the ESOP pursuant to
Section 3.03(b)(ii) of the ESOP to pay the currently maturing obligation under the Exempt Loan (as defined in the ESOP) for the then current Plan Year, (as defined in the ESOP) multiplied by a fraction (the "Fraction"), the numerator of which is the number of days in the current Plan Year through and including the Effective Time and the denominator of which is 365, and shall cause the Trustee of the ESOP to use the full amount of such contribution promptly to repay a portion of the outstanding Exempt Loan. As a result of the aforementioned contribution and repayment, the Seller shall take such action as may be necessary or appropriate to cause shares of the Seller's stock to be released from the suspense account maintained under the ESOP and allocated to the accounts of certain Participants (as defined in the ESOP) as follows:

  (i) first, if (A) Seller paid cash dividends on one or more dividend dates that coincide with or precede the Contribution Date and (B) allocations have not yet been made on or before such Contribution Date to the accounts of eligible Participants in accordance with Section 3.03(d)(i) of the ESOP as of such dividend dates, then full and fractional shares of Seller's stock shall be allocated as of each respective dividend date to Participants who otherwise would have received or had allocated to their accounts cash dividends on such dividend date but for the fact that such dividends were used in accordance with Section 3.03(b)(i) of the ESOP to pay principal and interest on the Exempt Loan. Such allocation shall be made in accordance with Section 3.03(d)(i) of the ESOP; and

  (ii) second, as of the Contribution Date, to the accounts of each Participant who would be entitled to an allocation for the then current Plan Year if (A) the Contribution Date were the last day of such Plan Year and (B) the 1,000 Hour of Service requirements set forth in Section 3.01(b)(i) and (ii) and Section 3.02(b)(i) and (ii) of the ESOP were multiplied by the Fraction; such allocation of the Employer Matching Contribution (as defined in the ESOP) for such Plan Year shall be made under Section 3.01(a) of the ESOP, in accordance with each such Participant's Deposits (as defined in the ESOP) under Seller's 401(k) Plan for the portion of such Plan Year through the end of the last payroll period ending on or before the Contribution Date; such allocation of the Other Employer Contribution (as defined in the ESOP) shall be made, under Section 3.02(a) of the ESOP, in accordance with the ratio of (A) the Compensation (as defined in the ESOP) of each such Participant for the portion of the Plan Year through the end of the last payroll period ending on or before the Contribution date to (B) the aggregate Compensation through the end of the last payroll period ending on or before the Contribution Date of all Participants entitled to such allocation.

  (c) The Company, Seller and the Administrator agree to take such action as may be necessary or appropriate:

  (i) to cause the ESOP to terminate as of the Effective Time and for all Account balances to become fully vested and nonforfeitable as of such date;

  (ii) to cause the Trustee of the ESOP to sell, from the suspense account maintained under the ESOP, shares of stock of the Company with an aggregate value equal to the remaining outstanding ESOP indebtedness, after giving effect to the repayment described in paragraph (a) hereof, and to use the proceeds of such sale to repay in full all such outstanding ESOP indebtedness;

  (iii) to cause those shares of stock of the Company (and any cash) remaining in the suspense account maintained under the ESOP, after giving effect to the aforementioned sale (the "Remaining Shares"), to be allocated among all Participants in proportion to the number of shares allocated to such Participants' ESOP Accounts as of the Effective Time or in such other manner as may be required by the Internal Revenue Service (the "Service") as a condition to its issuance of a favorable determination letter regarding the qualified status of the ESOP upon its termination; and

  (iv) for the Account balances of all Participants to be distributed in a lump sum (or transferred in accordance with Section 401(a)(31) of the Code) as soon as practicable, and consistent with any requirements in the determination letter from the Service, following the later of (A) the Effective Time or (B) the date of receipt of such favorable determination letter from the Service.

  (d) As soon as practicable after the date hereof, the Seller and the Company shall jointly file a request for an advance determination letter from the Service regarding the continued qualified status of the ESOP upon its termination, and the parties hereby agree to cooperate fully in all matters pertaining to such filing (including, but not limited to, making such changes to the ESOP and the proposed allocations described herein as may be requested by the Service as a condition to its issuance of a favorable determination letter; and authorizing and directing their respective counsel jointly to perform all acts necessary to secure such favorable determination letter from the Service (including preparing the determination letter application, filing such application with the Service, and dealing with any employee of the Service who reviews such application)). The Seller and the Company recognize that time is of the essence, and the parties hereby agree to use their best efforts to secure a favorable determination letter from the Service prior to the Effective Time. If, despite the Seller's and the Company's attempts to obtain such a favorable determination letter, the Service does not permit all or any portion of the Remaining Shares to be allocated as of the Effective Time as contemplated hereby, the parties hereby agree to take such action as may be necessary to allocate the Remaining Shares (or amounts attributable thereto) as rapidly as possible among Participants in the ESOP in such other manner as is consistent with meeting their respective fiduciary duties under ERISA and with obtaining the Service's determination that the ESOP retains its qualified status upon its termination, including, without limitation, and notwithstanding paragraph 9(b)(i) hereof, to cause the ESOP to remain open after the Effective Time, until all of the Remaining Shares have been allocated among such Participants' accounts and upon such basis as the Service may require or as may be necessary to avoid the imposition of any tax or other liability upon the Company in connection with the ESOP; provided, however, that no such action shall create any liability for the Company to make any contributions to the ESOP or to provide any replacement benefits to Participants outside the ESOP. In all events, it is the intention that the Participants in the ESOP will receive the entire benefit of the Remaining Shares which are unallocated after application of the above provisions. In the event that any action under this Agreement needs to be take with respect to the ESOP on or after the Effective Time, such action may only be take by and shall be the sole and exclusive responsibility of the Administrator; provided, however, that any and all such actions shall be taken in accordance with the provisions and intent of this Agreement.

  (e) The Trustee (as defined in the ESOP) fees and expenses described in
Section 9.09 of the ESOP shall be paid consistent with the historic practice of the ESOP and the Seller.

  10. Officer Incentive Compensation Plan. For that portion of fiscal 1998 ending on the earlier of (a) a participant's termination of employment or (b) the Effective Time, participant will receive a prorated portion of the bonus payment paid to such participant under the Sellers' Officer Incentive Compensation Plan for fiscal year 1997, based on the number of days which elapsed during such period as a percentage of 365 days.

  11. Bonuses. Bonuses for employees of the Seller or Seller Subsidiaries other than those participating in the Officer Incentive Compensation Plan, for fiscal 1998 shall be paid pursuant to the terms of any such bonus plans, or in the absence of a plan, consistent with past practice of Seller or Seller Subsidiaries. Any bonus amounts which, in a manner consistent with past practice, have been accrued as of the end of fiscal 1997, including amounts accrued under the Seller's Excell Bonus Plan and Seller's Officer Incentive Compensation Plan, may also be paid. All bonuses in respect of fiscal 1998 which, in a manner consistent with past practice, are accrued but unpaid as of the Effective Time shall be paid promptly following the Effective Time. In addition, Seller or Seller Subsidiaries may make bonus payments to employees (whether or not such employees are participating in the Officer Incentive Compensation Plan) from the Bonus Pool established pursuant to Section 6.9 of the Merger Agreement.

  12. Amendments. The Company agrees that the Seller shall be permitted, prior to the Effective Time, to make the amendments to, and to take such other actions with respect to, its plans and agreements, as described herein, but to make no other amendments or changes in policy without the consent of the Company.

  13. Amendment of Option Plans and Participant Consent. The Seller will amend its 1991 Stock Option and Incentive Plan (the "1991 Plan"), contemporaneously with the execution of the Agreement, to add the following sentence to the end of Section 13 of the 1991 Plan:

  "Notwithstanding anything contained herein to the contrary, if any merger or consolidation of the Corporation is to be treated as a pooling of interests for accounting purposes, the Committee shall not provide a Participant exercising any Option or Right pursuant to this Paragraph with any consideration therefor other than stock of the acquiring corporation."

  The Seller, contemporaneously with the execution of the Agreement to the extent practicable, but in no event later than the Effective Time, will use its reasonable best efforts to obtain a consent and waiver, in the form attached to the Agreement as Exhibit 4.1, of each person granted an option under the 1991 Plan agreeing to the amendment to the 1991 Plan and to the same amendment to Section 8 of the option grant form and waiving any rights he or she might have had under Section 13 of the 1991 Plan or Section 8 of the option grant form before such amendment. The Seller will amend, contemporaneously with the execution of the Agreement, its 1995 Equity Incentive Plan (the "1995 Plan") to delete the following clause in Section 4(b)(iii) thereof: ". . . or, if deemed appropriate, make provisions for a cash payment to the holder of an outstanding Award, . . .". In addition, contemporaneously with the execution of the Agreement to the extent practicable, but in no event later than the Effective Time, Seller will use its reasonable best efforts to obtain a consent and waiver, in the form attached to the agreement as Exhibit 4.1, of each person granted options under the 1995 Plan agreeing to the amendment of Section 8 of the option grant forms as set forth above and waiving any rights he or she might have had under
Section 4(b)(iii) of the 1995 Plan before such amendment.


                        SCHEDULE OF SEVERANCE PAYMENTS


  Your Position            Severance Pay
-------------------------------------------------------------------------------
  Nonexempt Employee       2 weeks, plus 1 week for each full year of continuous employment.
                           Minimum: 4 weeks
                           Maximum: 26 weeks
-------------------------------------------------------------------------------
  Exempt Employee          2 weeks, plus 2 weeks for each full year of continuous employment.
  (Non-Officer)            Minimum: 8 weeks
                           Maximum: 26 weeks
-------------------------------------------------------------------------------
  Officer/Assistant Vice   2 weeks, plus 2 weeks for each full year of continuous employment.
   President               Minimum: 12 weeks
                           Maximum: 36 weeks
-------------------------------------------------------------------------------
  Vice President or Above  2 weeks, plus 2 weeks for each full year of continuous employment.
                           Minimum: 24 weeks
                           Maximum: 52 weeks

                                                                     APPENDIX B

                            STOCK OPTION AGREEMENT

  STOCK OPTION AGREEMENT, dated November 3, 1997, between Marshall & Ilsley Corporation, a Wisconsin corporation ("Grantee"), and Advantage Bancorp, Inc., a Wisconsin corporation ("Issuer").

                                  WITNESSETH:

  WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger (the "Merger Agreement");

  WHEREAS, as a condition and an inducement to Grantee's entering into the Merger Agreement, Issuer is granting Grantee the Option (as hereinafter defined); and

  WHEREAS, the Board of Directors of Issuer has approved the grant of the Option and the Merger Agreement;

  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

  1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 643,930 (as adjusted or set forth in Sections 1(b) and 5(b) hereof) fully paid and nonassessable, except as provided by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law ("WBCL"), shares of the common stock, par value $0.01 per share, of Issuer ("Issuer Common Stock") at a price per share of $56.00 (the "Option Price"); provided, however, that in the event
Issuer issues or agrees to issue any shares of Issuer Common Stock (other than shares of Issuer Common Stock issued pursuant to stock options granted pursuant to any director or employee benefit or stock option plan prior to the date hereof) at a price less than $56.00 (as adjusted pursuant to subsection
(b) of Section 5 hereof), the Option Price shall be equal to such lesser price; provided, further, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Issuer Common Stock. The number of shares of Issuer Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

  (b) In the event that any additional shares of Issuer Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in Section 5(a) hereof), the number of shares of Issuer Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares of Issuer Common Stock in breach of any provision of the Merger Agreement.

  2. (a) Grantee may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined); provided, however, that Grantee shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within three (3) months following such Subsequent Triggering Event (or such later period as provided in Section 10 hereof). Each of the following shall be an Exercise Termination Event: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 8.1(a)(iii) or 8.1(a)(viii) of the Merger Agreement, or by Grantee or Issuer pursuant to
Section 8.1(a)(ii) of the Merger Agreement if prior to, or within three months after, the duly held meeting of the shareholders of the Issuer at which the required vote to approve the Merger was not obtained it shall have been publicly announced or disclosed that any person (other than Grantee or any Grantee Subsidiary (as defined below)) shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction (as defined below) (each, a "Listed Termination"); or (iii) the passage of twelve (12) months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a Listed Termination. Notwithstanding anything to the contrary contained herein,
(i) the Option may not be exercised at any time when Grantee shall be in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or in the Merger Agreement such that, in the case of the Merger Agreement, Issuer shall be entitled to terminate the Merger Agreement pursuant to Section 8.1(a)(iii) thereof and (ii) this Agreement shall automatically terminate upon the proper termination of the Merger Agreement by Issuer either pursuant to Section 8.1(a)(iii) thereof as a result of the material breach by Grantee of its covenants or agreements contained in the Merger Agreement or pursuant to Section 8.1(vii) thereof. Notwithstanding the occurrence of an exercise Termination Event, Grantee shall be entitled to purchase those shares of Issuer Common stock with respect to which it has exercised the Option in accordance with the terms hereof prior to the Exercise Termination event.

  (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

    (i) Issuer or any subsidiary of Issuer (an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of the subsidiaries of Grantee (each a "Grantee Subsidiary") or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction other than the Merger (as defined in the Merger Agreement). For purposes of this Agreement, "Acquisition Transaction" shall mean either (x) a merger or consolidation, or any similar transaction, involving Issuer or Advantage Bank, F.S.B. (other than internal mergers, consolidations or similar transactions involving solely Issuer and/or one or more existing wholly-owned Issuer Subsidiaries, provided, that any such transaction is not entered into in violation of the terms of the Merger Agreement), (y) a purchase, lease or other disposition of 15% or more of the consolidated assets, net revenues or net income of Issuer (on a consolidated basis), or (z) an issuance, sale or other disposition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or Advantage Bank, F.S.B.;

    (ii) Any person (other than Grantee or any Grantee Subsidiary) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 under the 1934 Act) or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the 1934 Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of Issuer Common Stock (other than shares held in accounts related to Issuer's employee benefit plans);

    (iii) The shareholders of Issuer shall have voted and failed to approve the Merger Agreement and the Merger at a meeting which has been held for that purpose, or such meeting, in violation of the Merger Agreement, shall not have been held, or such meeting shall have been cancelled prior to termination of the Merger Agreement if, in any event, prior to such meeting (or if such meeting shall not have been held or shall have been cancelled, prior to the termination of the Merger Agreement), it shall have been publicly announced or disclosed that any person (other than Grantee or any Grantee Subsidiary) shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

    (iv) The Board of Directors of the Issuer shall have withdrawn or modified (or publicly announced its intention to withdraw or modify), in any manner adverse in any respect to Grantee, its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement, or Issuer or any Issuer Subsidiary shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

    (v) Any person other than Grantee or any Grantee Subsidiary shall have made a proposal to Issuer or its shareholders to engage in an Acquisition Transaction and such proposal shall have been publicly announced;

    (vi) Any person other than Grantee or any Grantee Subsidiary shall have commenced (as such term is defined in Rule 17d-2 under the 1934
         Act), or shall have filed with the SEC a registration statement under the 1934 Act or tender offer materials with respect to, a potential exchange offer or tender offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person or a "group" (as such term is defined under the 1934 Act) of which such person is a member, would acquire beneficial ownership (as such term is defined in Rule 13d-3 of the 1934 Act), or the right to acquire beneficial ownership, of 20% or more of the then outstanding shares of Issuer Common Stock;

    (vii) Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement in anticipation of and in order to facilitate engaging in an Acquisition Transaction, and following such breach Grantee would be entitle to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both); or

    (viii) Any person other than Grantee or any Grantee Subsidiary shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Office of Thrift Supervision ("OTS"), or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

  (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

    (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 30% or more of the then outstanding shares of Issuer Common Stock; or

    (ii) The occurrence of the Initial Triggering Event described in clause
         (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) of the second sentence thereof shall be 30%.

  (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of Grantee to exercise the Option.

  (e) In the event Grantee is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 30 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if the closing of the purchase and sale pursuant to the Option cannot be consummated by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction or consummation has expired or been terminated; and, provided, further, without limiting the foregoing, that if prior notification to or approval of the Federal Reserve Board, OTS or any other regulatory or antitrust authority is required in connection with such purchase, Grantee shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing (and the Issuer shall fully cooperate with Grantee in the filing of any notice or application and the obtaining of any such approval), and shall expeditiously process the same, and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained, and in either event, any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

  (f) At the closing referred to in subsection (e) of this Section 2, Grantee shall (i) pay to Issuer the aggregate purchase price for the shares of Issuer Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and
(ii) present and surrender this Agreement to Issuer at its principal executive offices; provided, however, that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude Grantee from exercising the Option.

  (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to Grantee a certificate or certificates representing the number of shares of Issuer Common Stock purchased by Grantee and, if the Option should be exercised in part only, a new Option evidencing the rights of Grantee thereof to purchase the balance of the shares purchasable hereunder.

  (h) Certificates for Issuer Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

    "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS OR BLUE SKY LAWS, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED NOVEMBER 3, 1997, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER UPON REQUEST."

  It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1993 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel to Grantee, which opinion shall be reasonably satisfactory to Issuer; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

  (i) Upon the giving by Grantee to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Issuer shall deliver to Grantee a certificate or certificates in definitive form representing the shares of Issuer Common Stock issued upon such exercise, which shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever, except as provided by
Section 180.0622(2)(b) of the WBCL, and Grantee shall be deemed to be the holder of record of such shares, notwithstanding that the stock transfer books of Issuer shall then be closed. Issuer shall pay its out-of-pocket expenses payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of Grantee or its assignee, transferee or designee.

  3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Issuer Common Stock so that the Option may be exercised without additional authorization of Issuer Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Issuer Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under any state or federal banking law, prior approval of or notice to the Federal Reserve Board, OTS or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with Grantee in preparing such applications or notices and providing such information to the Federal Reserve Board, OTS or such state or other federal regulatory authority as they may require) in order to permit Grantee to exercise the Option and Issuer duly and effectively to issue shares of Issuer Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of Grantee against dilution.

  4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling Grantee to purchase, on the same terms and subject to the same conditions as are set forth therein, in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed mutilated shall at any time be enforceable by anyone.

  5. In addition to the adjustment in the number of shares of Issuer Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Issuer Common stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5.

  (a) In the event of any change in, or distributions (other than the payment of cash dividends in the ordinary course consistent with past practice) in respect of, the Issuer Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Issuer Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Issuer Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Issuer Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Issuer Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Issuer Common Stock), it equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding.

  (b) Whenever the number of shares of Issuer Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Issuer Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Issuer Common Stock purchasable after the adjustment.

  6. (a) Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event Grantee may, within twelve (12) months (or such later period as provided in Section 10) of such Subsequent Triggering Event, by written notice (the "Registration Notice") to Issuer request Issuer to register under the 1933 Act all or any part of the shares of capital stock of Issuer acquired by Grantee pursuant to this Agreement beneficially owned by Grantee (the "Registrable Securities").

  (b) Issuer shall thereupon have the option exercisable by written notice delivered to Grantee within three (3) business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities proposed to be so sold for cash at a price equal to the product of (i) the number of Registrable Securities to be so purchased by the Issuer and (ii) the Fair Market Value (as defined below) of a share of such Registrable Securities. As used herein, the "Fair Market Value" of any share of Registrable Securities shall be the average of the daily closing sales price for a share of Issuer Common Stock on the Nasdaq National Market during the five (5) trading days prior to the date on which the Registration Notice for such share is received by Issuer.

  (c) Any purchase of Registrable Securities by Issuer under Section 6(b) shall take place at a closing to be held at the principal executive offices of Issuer or at the offices of its counsel at any reasonable date and time designated by Issuer in such notice with ten (10) business days after delivery of such notice, and payment of the purchase price for the shares to be so purchase shall be made by delivery at the time of such closing in immediately available funds.

  (d) If Issuer does not elect to exercise its option pursuant to this Section 6 with respect to all Registrable Securities, it shall use its best efforts to effect, as promptly as practicable, and keep current the registration under the 1933 Act of the unpurchased Registrable Securities proposed to be sold. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effect for such period not in excess of 120 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect the sale or other disposition of the Registrable Securities; provided, however, that

    (i) Grantee shall not be entitle to demand more than two (2) effective registration statements hereunder, and

    (ii) Issuer will not be required to file any such registration statement during any period of time (not to exceed 90 days after such request in the case of clauses (A) and (B) below or 120 days in the case of clause (C) below) when

      (A) Issuer is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the opinion of counsel to Issuer, such information would be required to be disclosed if a registration statement were filed at that time;

      (B) Issuer is required under the 1933 Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or

      (C) Issuer determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving Issuer or any of its affiliates.

  (e) Issuer shall use its reasonable best efforts to cause any Registrable Securities registered pursuant to this Section 6 to be qualified for sale under the securities or "blue sky" laws of such jurisdictions as Grantee may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that Issuer shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

  (f) The registration rights set forth in this Section 6 are subject to the condition that Grantee shall provide Issuer with such information with respect to the Registrable securities, the plans for the distribution thereof, and such other information with respect to such holder as, in the reasonable judgment of counsel for Issuer, is necessary to enable Issuer to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

  (g) A registration effected under this Section 6 shall be effected at Issuer's expense, except for underwriting discounts and commissions, broker' fees and the fees and the expenses of counsel and other advisors to Grantee, and Issuer shall provide to the underwriters, if any, such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as is customary in connection with underwritten public offerings as such underwriters may reasonably require.

  (h) In connection with any registration effected under this Section 6, the parties agree

    (i) to indemnify each other and the underwriters, if any, in the customary manner,

    (ii) to enter into an underwriting agreement if the offering is an underwritten offering in form and substance customary for transactions of such type with the underwriters participating in such offering, and

    (iii) to take all reasonable further actions which shall be reasonably necessary to effect such registration and sale (including if the managing underwriter, if any, reasonably deems it necessary, participating in road-show presentations).

  (i) If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then listed on the Nasdaq National Market or a national securities exchange, Issuer, upon the request of Grantee, will promptly file an application to list the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the Nasdaq National Market or a national securities exchange, as the case may be, and will its best efforts to obtain approval of such listing as soon as practicable.

  7. (a) At any time after the occurrence of a Repurchase Event (as defined below), (i) at the request of Grantee, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from Grantee at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of Grantee delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from Grantee as Grantee shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Issuer Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Issuer Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Issuer Common Stock within the six-month period immediately preceding the date Grantee gives notice of the required repurchase of this Option or Grantee gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer, divided by the number of shares of Issuer Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer.

  (b) Grantee may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that Grantee elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this
Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to Grantee the Option Repurchase Price and/or to Grantee the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

  (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to Grantee the Option Repurchase Price and the Option Share Repurchase Price in full (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), Grantee may revoke its notice of repurchase of the Option and/or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to Grantee that portion of the Option Repurchase Price and/or the Option Shares Repurchase Price that Issuer is not prohibited from delivering; and
(ii) deliver to Grantee either (A) a new Agreement evidencing the right of Grantee to purchase that number of shares of Issuer Common Stock obtained by multiplying the number of shares of Issuer Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to Grantee and the denominator of which is the Option Repurchase Price, and/or (B) a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, Grantee shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

  (d) For purposes of this Section 7, a "Repurchase Event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

    (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Issuer Common Stock; or

    (ii) the consummation of any Acquisition Transaction described in
         Section 2(b)(i) hereof, except that the percentage referred to in clause (z) shall be 50%.

  8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person (other than Grantee or a Grantee Subsidiary), or engage in a plan of exchange with any person (other than Grantee or a Grantee Subsidiary) and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Issuer Common Stock shall after such merger or plan or exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or a substantial part of its or an Issuer Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

  (b) The following terms have the meanings indicated:

    (i) "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) the acquiring person in a plan of exchange in which Issuer is acquired, (iii) the Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person, and (iv) the transferee of all or a substantial part of Issuer's assets or deposits (or the assets or deposits of the Issuer Subsidiary).

    (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

    (iii) "Assigned Value" shall mean the market/offer price, as defined in
          Section 7.

    (iv) "'Averge Price" shall mean the average closing price of a share of the Substitute Common Stock for one year immediately preceding the consolidation, merger or sale referred to in Section 8(a), but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided, that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as Grantee may elect.

    (v) "Person" as used in this Agreement shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

  (c) The Substitute Option shall have the same terms as the Option; provided, that the exercise price therefor and number of shares subject thereto shall be as set forth in this Section 8; provided, further, that the Substitute Option shall be exercisable immediately upon issuance without the occurrence of a Triggering Event; and provided, further, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. The issuer of the Substitute Option shall also enter into an agreement with Grantee in substantially the same form as this Agreement (subject to the variations described in the foregoing provisos), which agreement shall be applicable to the Substitute Option.

  (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Issuer Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price, rounded up to the nearest whole share. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Issuer Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

  (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this Section 8(e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this Section 8(e) over (ii) the value of the Substitute Option after giving effect to the limitation in this Section 8(e). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee.

  (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 8 are given full force and effect (including, without limitation, any action that may be necessary so that the holders of the other shares of common stock issued by Substitute Option Issuer are not entitled to exercise any rights by reason of the issuance of exercise of the Substitute Option and the shares of Substitute Common Stock are otherwise in no way distinguishable from or have lesser economic value than other share of common stock issued by Substitute Option Issuer (other than any diminution in value resulting from the fact that the shares of Substitute Common Stock are restricted securities, as defined in Rule 144 under the 1934 Act or any successor provision)).

  9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

  (b) The Substitute Option Holder and Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this
Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

  (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five (5) business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchse Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its reasonable best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may reovke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

  10. The 30-day, 3-month, 6-month, or 12-month periods for exercise of certain rights under Sections 2, 6, 7 and 9 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as Grantee, Substitute Option Holder or Substitute Share owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

  11. (a) Issuer hereby represents and warrants to Grantee as follows:

    (i) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board prior to the date hereof and no other corporate proceedings on the part of the Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

    (ii) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Issuer Common Stock equal to the maximum number of shares of Issuer Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable (except as provided in Section 180.0622(2)(b) of the WBCL), and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

  (b) Grantee hereby represents and warrants to Issuer as follows:

    (i) Grantee has corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Grantee and the performance of its obligations hereunder by Grantee have been duly and validly authorized by the Board of Directors of Grantee and no other corporate proceedings on the part of grantee are necessary to authorize this Agreement or for Grantee to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Grantee.

    (ii) Any Option Shares acquired upon exercise of this Option by Grantee will be acquired for Grantee's own account and for investment purposes only. This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act. Grantee acknowledges the limitations which may be imposed on the transactions contemplated by this Agreement by
         Article 4.c of Issuer's Articles of Incorporation.

  12. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party. Certificates representing shares sold in a registered public offering pursuant to Section 9 shall not be required to bear the legend set forth in Section 2(h).

  13. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the Federal Reserve Board and OTS for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Issuer Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

  14. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief, this being in addition to any other remedy to which they are entitled at law or in equity. In connection therewith both parties waive the posing of any bond or similar requirement.

  15. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that Grantee is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Issuer Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or Section 5 hereof), it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

  16. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

  17. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to the conflict of law principles thereof.

  18. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  19. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

  20. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

  21. Each party shall execute and deliver such other documents and instruments and take such further action that may be necessary in order to consummate the transactions contemplated hereby.

  22. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

 IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                          Advantage Bancorp, Inc.

                                          By:
                                             /s/ Paul P. Gergen
                                             ----------------------------------
                                             Paul P. Gergen
                                             Chairman of the Board, President
                                             and
                                             Chief Executive Officer

                                          Marshall & Ilsley Corporation

                                          By:
                                             /s/ James B. Wigdale
                                             ----------------------------------
                                             James B. Wigdale
                                             Chairman of the Board and
                                             Chief Executive Officer

                                                                     APPENDIX C

                        [LOGO OF HOVDE FINANCIAL, INC.]

                                                              December 29, 1997

Board of Directors
Advantage Bancorp, Inc.
5935 Seventh Avenue
Kenosha, WI 53140-4150

Members of the Board:

  Advantage Bancorp, Inc. ("Advantage"), a Wisconsin corporation, and Marshall & Ilsley Corp. ("Marshall & Ilsley"), an Wisconsin corporation, have entered into an Agreement and Plan of Merger (the "Agreement") dated November 3, 1997, pursuant to which Advantage will merge with and into Marshall & Ilsley
(the "Merger"). As is set forth in the Agreement at the effective time of the Merger, each of the outstanding shares of Advantage common stock ("Advantage Common Stock") will be converted into and have the right to receive, as determined pursuant to Section 1.6 and subject to possible adjustment up or down, as set forth in Section 1.6(e)(i) and (ii) of the Agreement (the "Merger Consideration"), 1.200 shares of Marshall & Ilsley common stock ("Marshall & Ilsley Common Stock") (the "Exchange Ratio"). In connection therewith, you have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the shareholders of Advantage.

  Hovde Financial, Inc. ("Hovde") specializes in providing investment banking and financial advisory services to commercial bank and thrift institutions. Our principals are experienced in the independent valuation of securities in connection with negotiated underwritings, subscription and community offerings, private placements, merger and acquisition transactions and recapitalizations. We are familiar with Advantage, having acted as its financial advisor in connection with, and having participated in the negotiations leading to, the Agreement.

  We were retained by Advantage to act as its exclusive financial advisor with respect to a review of advantage's strategic alternatives and the possible sale, merger, consolidation, or other business combination, in one or a series of transactions, involving all or a substantial amount of the business, securities or assets of Advantage. We have received and will receive compensation from Advantage in connection with our services, a significant portion of which is contingent upon the consummation of the Merger. At your direction, we solicited the interest of third parties regarding a possible business combination with Advantage. The Agreement is the result of this solicitation.

  During the course of our engagement, we reviewed and analyzed material bearing upon the financial and operating conditions of Advantage and Marshall & Ilsley and material prepared in connection with the proposed transaction, including the following: the Agreement; certain historical publicly available information concerning Advantage and Marshall & Ilsley; Marshall & Ilsley's preliminary pro-forma balance sheet and income statement, adjusted for the Security Capital Corporation merger; the terms of recent merger and acquisition transactions involving thrifts and thrift holding companies that we considered relevant; historical market prices and trading volumes for Advantage Common Stock and Marshall & Ilsley Common Stock; and financial and other information provided to us by the managements of Advantage and Marshall & Ilsley.

  In addition, we have conducted meetings with members of the senior management of Advantage and Marshall & Ilsley for the purpose of reviewing the future prospects of Advantage and Marshall & Ilsley. We also evaluated the pro forma ownership of Marshall & Ilsley Common Stock by Advantage's shareholders relative to the pro forma contribution of Advantage's assets, liabilities, equity and earnings to the pro forma company, and conducted such other studies, analyses and examinations as we deemed appropriate. We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our knowledge of the bank and thrift industries and our general experience in securities valuations.

  In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by Advantage and Marshall & Ilsley and in the discussions with Advantage and Marshall & Ilsley management. We did not independently verify and have relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of Advantage and Marshall & Ilsley at September 30, 1997 were adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practices as of the date of such financial statements. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of Advantage or Marshall & Ilsley, nor did we make any independent evaluation or appraisal of the assets, liabilities or prospects of Advantage or Marshall & Ilsley, nor were we furnished with any such evaluation or appraisal, and we were not retained to and did not review any individual credit files.

  We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to Advantage and Marshall & Ilsley. In rendering this opinion, we have been advised by Advantage and Marshall & Ilsley and we have assumed that there are no factors that would impede any necessary regulatory or governmental approval for the Merger and we have further assumed that in the course of obtaining the necessary regulatory and governmental approvals, no restriction will be imposed on Marshall & Ilsley or the surviving corporation that would have a material adverse effect on Marshall & Ilsley or the contemplated benefits of the Merger. We have also assumed that there would not occur any change in the applicable law or regulation that would cause a material adverse change in the prospects or operations of Marshall & Ilsley or the surviving corporation after the Merger.

  Our opinion is based solely upon the information available to us and the economic, market and other circumstances as they exist on the date hereof. Events occurring and information that becomes available after the date thereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof.

  We are not expressing any opinion herein as to the prices at which shares of Marshall & Ilsley Common Stock issued in the Merger may trade if and when they are issued or at any future time, nor does our opinion constitute a recommendation to any holder of Advantage Common Stock as to how such holder should vote with respect to the Agreements at any meeting of holders of Advantage Common Stock.

  This letter is solely for the information of the Board of Directors of Advantage and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement, information statement or tender offer document to be delivered to the holders of Advantage Common Stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

  Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration is fair, from a financial point of view, to the shareholders of Advantage.

                                          Sincerely,

                                          HOVDE FINANCIAL, INC.

                                                                   EXHIBIT 99.1

                            ADVANTAGE BANCORP, INC.
                      SPECIAL MEETING - FEBRUARY 5, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Paul P. Gergen and John W. Stampfl and each or any one of them (with full power to act without the other) as attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all shares of Common Stock of Advantage Bancorp, Inc. to which the undersigned is entitled to vote at the Special Meeting of Shareholders of Advantage Bancorp, Inc. to be held on February 5, 1998 at 10:30 A.M. C.S.T., at the Gateway Technical College Conference Center, Kenosha, Wisconsin or any adjournments or postponements thereof upon the matters set forth below:

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" approval of the Agreement and Plan of Merger.

                    ADVANTAGE BANCORP, INC. SPECIAL MEETING

1. Approval of Agreement and Plan of Merger  [_] FOR  [_] AGAINST  [_] ABSTAIN

2. In their discretion, upon such other matters as may come before the Special Meeting.

Check appropriate box            Date                              No. of Shares
Indicate changes below:
Address Change?  [_] Name Change? [_]
                                        ______________________________________][
                                        [_____________________________________]
                                        Signature(s) in Box
                                        Note: Please sign as name appears
                                        hereon. Where shares are held as joint
                                        tenants, both should sign. When
                                        signing as attorney, executer,
                                        administrator, trustee or guardian,
                                        please give title. A proxy on behalf
                                        of a corporation should be signed in
                                        its name by a duly authorized officer.